                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-88164

THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 3, 2002

PRELIMINARY PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED MAY 30, 2002

                       (NORTEL NETWORKS CORPORATION LOGO)

                                     EQUITY UNITS
                           EVIDENCING PREPAID FORWARD
             PURCHASE CONTRACTS OF NORTEL NETWORKS CORPORATION AND
                      ZERO-COUPON U.S. TREASURY SECURITIES
                             ---------------------
    Each equity unit will initially evidence its holder's ownership of (a) a prepaid forward purchase contract of Nortel Networks Corporation entitling the holder to receive a number of our common shares on August 15, 2005, which we refer to as a purchase contract, and (b) specified zero-coupon U.S. treasury securities that mature on a semi-annual basis from February 15, 2003 through August 15, 2005 (together with that holder's pro rata portion of zero-coupon U.S. treasury securities that mature on August 15, 2002), which we refer to as U.S. treasury strips. The U.S. treasury strips are held by a custodian as agent for the holders of equity units. Commencing August 15, 2002, a holder of equity units may withdraw its U.S. treasury strips and may hold its purchase contract separately rather than in the form of an equity unit. We refer you to "Description of the Equity Units" in this prospectus supplement.

    The number of our common shares that you will receive on August 15, 2005, which is the settlement date under each purchase contract, will depend on the average of the closing prices of our common shares on the New York Stock Exchange during a period shortly before the settlement date. On the settlement date, if the applicable market value of our common shares is:

    - greater than $    per share, you will receive         of our common shares
      for each purchase contract you own;

    - less than or equal to $    per share but greater than $    per share, you
      will receive a number of our common shares for each purchase contract you
      own equal to $    divided by the applicable market value; and

    - less than or equal to $    per share, you will receive         of our
      common shares for each purchase contract you own.

    Each holder of equity units will be paid the amount received by the custodian of the U.S. treasury strips owned by that holder, when those U.S. treasury strips mature on August 15 and February 15 of each year, commencing August 15, 2002, and ending on August 15, 2005.

    Our common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol "NT". The last reported sale price of our common shares on May 31, 2002 on the New York Stock Exchange was $2.21 per share and on the Toronto Stock Exchange was C$3.25 per share.

    Prior to this offering there has been no public market for the equity units or the purchase contracts. Neither the equity units nor the purchase contracts will be listed on any securities exchange or quoted on any automated quotation system.

    The underwriters have a 30-day option to purchase a sufficient number of
purchase contracts from us to create a maximum of     additional equity units to
cover any over-allotment of equity units.

    Concurrently with this offering of equity units, we are offering, by means of a separate prospectus supplement, 150,000,000 of our common shares, plus up to an additional 22,500,000 of our common shares if the underwriters for that offering exercise their over-allotment option to purchase additional common shares. We refer you to "Prospectus Supplement Summary -- Concurrent Offering of Common Shares" in this prospectus supplement. The closings of the two offerings are not conditioned on each other.

     INVESTING IN THE EQUITY UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-19 OF THIS PROSPECTUS SUPPLEMENT AND BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

                                  PRICE TO     PURCHASE PRICE OF   PURCHASE PRICE OF                          PROCEEDS TO
                                 PUBLIC OF       U.S. TREASURY         PURCHASE        UNDERWRITING   NORTEL NETWORKS CORPORATION
                                EQUITY UNITS       STRIPS(1)           CONTRACTS       COMMISSIONS    FROM PURCHASE CONTRACTS(2)
                                ------------   -----------------   -----------------   ------------   ---------------------------
Per Equity Unit or Purchase
  Contract....................    $                $                   $                 $                     $
Total.........................    $                $                   $                 $                     $

---------------

(1) Includes some prepaid fees and expenses. We refer you to "Use of Proceeds" in this prospectus supplement.

(2) Before some expenses payable by us. We refer you to "Use of Proceeds" in this prospectus supplement.

    Delivery of the equity units will be made in book-entry form only on or
about June   , 2002.

    Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              JOINT BOOKRUNNERS

CREDIT SUISSE FIRST BOSTON             JPMORGAN             SALOMON SMITH BARNEY

                                  LEAD MANAGER

                              RBC CAPITAL MARKETS

ABN AMRO ROTHSCHILD LLC CIBC WORLD MARKETS DEUTSCHE BANK SECURITIES HSBC BNP PARIBAS SCOTIA CAPITAL SG COWEN TD SECURITIES INC. WACHOVIA
                                                                      SECURITIES

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE   , 2002.

                             ---------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                   PAGE
                                        ----
PROSPECTUS SUPPLEMENT SUMMARY.........   S-5
RISK FACTORS..........................  S-19
USE OF PROCEEDS.......................  S-22
CAPITALIZATION........................  S-23
DIVIDEND POLICY.......................  S-24
PRICE RANGE OF OUR COMMON SHARES......  S-24
DESCRIPTION OF THE EQUITY UNITS.......  S-25
U.S. FEDERAL INCOME TAX
  CONSEQUENCES........................  S-36
CANADIAN FEDERAL INCOME TAX
  CONSEQUENCES........................  S-40
UNDERWRITING..........................  S-45
VALIDITY OF THE SECURITIES............  S-49
DOCUMENTS INCORPORATED BY REFERENCE...  S-50

PROSPECTUS                              PAGE
                                        ----
ABOUT THIS PROSPECTUS.................     1
ENFORCEMENT OF CERTAIN CIVIL
  LIABILITIES.........................     1
NORTEL NETWORKS CORPORATION AND NORTEL
  NETWORKS LIMITED....................     2
WHERE YOU CAN FIND MORE INFORMATION...     2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................     3
RISK FACTORS..........................     4
FORWARD-LOOKING STATEMENTS............    15
RATIO OF EARNINGS TO FIXED CHARGES....    16
USE OF PROCEEDS.......................    17
LEGAL OWNERSHIP OF SECURITIES.........    18
DESCRIPTION OF SHARE CAPITAL..........    20
DESCRIPTION OF DEBT SECURITIES........    22
DESCRIPTION OF WARRANTS...............    33
DESCRIPTION OF SHARE PURCHASE
  CONTRACTS AND SHARE PURCHASE OR
  EQUITY UNITS........................    34
PLAN OF DISTRIBUTION..................    35
VALIDITY OF THE SECURITIES............    37
EXPERTS...............................    37

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

     This offering is being made concurrently in the United States, Canada and internationally. An offer of these securities will not be made in any jurisdiction where the offer is not permitted.

     The underwriters have not offered or sold, and prior to the expiry of a period of six months from the closing date, will not offer or sell any of the equity units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

     The underwriters have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of any of the equity units in circumstances in which section 21(1) of the FSMA does not apply to Nortel Networks Corporation.

     The underwriters have complied and will comply with all applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the equity units in, from or otherwise involving the United Kingdom.

     In this prospectus supplement and the accompanying prospectus, unless otherwise specified or the context otherwise requires, references to "we," "our," "us," "Nortel Networks" or "Nortel Networks Corporation" mean Nortel Networks Corporation and its subsidiaries, including Nortel Networks Limited, and refer to the consolidated business activities of those entities.

     We file with securities regulatory authorities in the United States and Canada reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP, and generally accepted accounting principles in Canada, which we refer to as Canadian GAAP.

     All dollar amounts in this prospectus supplement are expressed in United States dollars, except where stated otherwise. In this prospectus supplement, unless stated otherwise, all references to "$" are to U.S. dollars and all references to "C$" are to Canadian dollars.

     We refer you to the section of the accompanying prospectus entitled "Forward-looking Statements" for information regarding certain statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus.

                    [THIS PAGE IS INTENTIONALLY LEFT BLANK]

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the other information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein. Unless otherwise indicated, all numbers of equity units, purchase contracts and U.S. treasury strips, as well as common shares offered in the concurrent offering, appearing in this prospectus supplement are presented assuming no exercise of any over-allotment option that the underwriters in the applicable offering may have to purchase additional purchase contracts or common shares, as the case may be, which we refer to as the over-allotment option.

                                COMPANY OVERVIEW

     We are a leading global supplier of products and services that support the Internet and other public and private data, voice, and multimedia communications networks, using terrestrial and wireless technologies, which we refer to as networking solutions. With our networking solutions, we are focused on providing the infrastructure and applications for high performance networks, as technology transforms the way we communicate and conduct business. We have a technology focus, with a substantial portion of Nortel Networks resources dedicated to research and development, forming a core strength and a factor which we believe differentiates us from many of our competitors. Our research and development efforts are focused on delivering carrier-grade infrastructure, enabling valuable services for our customers, reducing network costs, and transforming traditional voice-communications networks into cost-effective networks supporting data, voice, and multimedia communications.

     Our operations are focused on providing seamless networking products and service capabilities across three core business areas/segments: Metro and Enterprise Networks; Wireless Networks; and Optical Long-Haul Networks. These products and service solutions are used by service provider and enterprise customers, including incumbent and competitive local telephone companies, long-distance telephone companies, service providers with global businesses, wireless service providers, Internet service providers, application service providers, web hosting service providers, resellers, cable television companies, other communications service providers, large businesses and their branch offices, small businesses, and home offices, as well as government, education, and utility organizations.

METRO AND ENTERPRISE NETWORKS

     Our Metro and Enterprise Networks segment includes a range of Optical Ethernet solutions; packet switching and routing solutions, such as data switching systems, aggregation products, virtual private network gateways, and routers; circuit to packet network solutions, such as enterprise telephone systems, digital switching systems, business solutions and applications; network management software; and related professional services.

WIRELESS NETWORKS

     Our Wireless Networks segment provides solutions that support the Time Division Multiple Access (TDMA), Code Division Multiple Access (CDMA), Global System for Mobile communications (GSM), General Packet Radio Standard (GPRS), and Universal Mobile Telecommunications Systems (UMTS) standards, to enable end users to be mobile while they send and receive voice and data communications using a wireless device. These solutions include radio access network equipment for wireless networks, key network elements of which are base station transceivers and base station controllers; core network equipment for wireless networks, key network elements of which are mobile switching centers and home location registers; and related professional services.

OPTICAL LONG-HAUL NETWORKS

     Our Optical Long-Haul Networks segment includes optical long-haul networking solutions designed to provide long-distance, high-capacity transport and switching of data, voice and multimedia communications signals for operators of land-based and submarine communications networks, including Dense Wave Division Multiplexing (DWDM) transmission solutions; synchronous optical transmission solutions; optical switching solutions; network management software; optical components for long-distance optical networks, including optical transmitters, optical receivers, lasers, tunable lasers, amplifiers, pump modules, integrated circuits, and other modules and devices for long-haul optical networking; and related engineering, installation, and support services. We refer you to "Recent Developments -- Realignment of Optical Long-Haul Business and Related Charges" below.

                            OUR CORPORATE STRUCTURE

     We are a holding company formed in connection with a Canadian court-approved plan of arrangement, which became effective May 1, 2000, involving Nortel Networks Corporation (then a newly formed Canadian corporation), its principal direct operating subsidiary, Nortel Networks Limited (the corporation previously known as Nortel Networks Corporation) and a then significant shareholder of Nortel Networks Limited. As a result of the plan of arrangement, we acquired and continue to hold all of Nortel Networks Limited's issued and outstanding common shares (which at that time ceased to be publicly traded) and Nortel Networks Limited and its subsidiaries became our direct and indirect subsidiaries, respectively. We also assumed Nortel Networks Limited's financial reporting history effective May 1, 2000 for financial reporting purposes. As a result, we deem Nortel Networks Limited's consolidated business activities prior to May 1, 2000 to represent our consolidated business activities as if Nortel Networks Corporation and Nortel Networks Limited had historically been the same entity.

     The mailing address of our principal executive offices is 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada, L6T 5P6 and the telephone number is (905) 863-0000.

                              RECENT DEVELOPMENTS

REALIGNMENT OF OPTICAL LONG-HAUL BUSINESS AND RELATED CHARGES

     On May 29, 2002, we announced plans to further realign our Optical Long-Haul business, including optical components, to the current market conditions because we do not expect a meaningful recovery in the optical long-haul market before late 2003 or early 2004. We plan to streamline the business and focus on the capabilities that will be required when increased spending in the optical long-haul market is expected to resume, including optical switching (specifically our OPTera HDX/DX products), next generation photonic transport capabilities and end-to-end network management and intelligence. Our realignment plan includes the potential sale and/or resizing of our optical components business.

     The realignment of our Optical Long-Haul business, including optical components, is expected to be completed by the end of the third quarter of 2002 and is intended to impact approximately 3,500 related workforce positions. We plan to record charges of approximately $600 million relating to the realignment, the majority of which are expected to be recorded in the second and third quarters of 2002. We expect that the cash component of this charge will be up to $200 million. These charges are incremental to the expected charge of approximately $150 million to be taken in the second quarter of 2002 related to previously announced workforce reductions.

     For further information, please refer to the Current Report on Form 8-K or the Material Change Report, each of which we filed on May 29, 2002 and which are incorporated by reference in this prospectus supplement. See "Where You Can Find More Information" in the accompanying prospectus.

AMENDMENT AND EXTENSION OF APRIL 2001 REVOLVING BANK CREDIT FACILITIES

     On April 10, 2002, we announced that, effective April 8, 2002, our subsidiaries, Nortel Networks Limited and Nortel Networks Inc., amended and extended their April 2001 364-day revolving syndicated credit facilities to April 7, 2003 with no additional term-out period thereafter. The amendment reduced the size of the April 2001 364-day revolving syndicated credit facilities to $1.175 billion from $1.750 billion. As of the date of this prospectus supplement, no amounts were outstanding under such facilities. The borrowers under the syndicated credit facilities are in compliance with the terms of such facilities and none of the proceeds of this offering or the concurrent offering of common shares will be applied to reduce such facilities.

DEBT RATING DOWNGRADES

     On April 4, 2002, Moody's Investors Services, Inc. lowered Nortel Networks Limited's U.S. senior long-term debt rating to Ba3 from Baa3. On April 9, 2002, Standard & Poor's Ratings Service also lowered its credit rating for Nortel Networks Limited to BB- from BBB-. As a result, the borrowers' obligations under all of our subsidiaries' syndicated credit facilities, as well as those under our outstanding public debt and the outstanding public debt of certain of our subsidiaries, are currently secured by liens on substantially all of the assets of Nortel Networks Limited and those of most of its U.S. and Canadian subsidiaries and pledges of shares of some of Nortel Networks Limited's other subsidiaries. In addition, some of Nortel Networks Limited's other subsidiaries have guaranteed the borrowers' obligations under the syndicated credit facilities, our outstanding public debt and the outstanding public debt of certain of our subsidiaries.

                          THE OFFERING OF EQUITY UNITS

Securities Offered............       equity units, evidencing purchase contracts
                                 of Nortel Networks Corporation and U.S.
                                 treasury strips.

Initial Purchase Price of
Equity Units..................   $     per equity unit, consisting of:

                                 - $     which is the purchase price for the
                                   related purchase contract; and

                                 - $     which is the purchase price for the
                                   related U.S. treasury strips plus prepaid fees and expected expenses of the custodian (which we define below).

Components of the Equity
Units.........................   Each equity unit offered hereby will initially
                                 evidence its holder's ownership of (a) a purchase contract of Nortel Networks
                                 Corporation entitling the holder to receive a number of our common shares on the settlement date of August 15, 2005 (or earlier if an acceleration event occurs prior to the settlement date or if the holder has elected the early settlement option or early settlement upon cash merger option, in each case as described below), determined by reference to the settlement rate described below, and (b) specified U.S. treasury strips that mature on a semi-annual basis from February 15, 2003 through August 15, 2005 (together with that holder's pro rata portion of U.S. treasury strips that mature on August 15, 2002) and are held by the custodian as agent for the holders of the equity units. We refer to the right to receive our common shares described in (a) above that is initially evidenced by a single equity unit as one purchase contract, regardless of whether that right (i) is evidenced by an equity unit, (ii) is separated and evidenced by a global purchase contract certificate held by the contract agent, or
                                 (iii) is evidenced by a definitive purchase contract certificate held directly by the owner of that right. We refer to the U.S. treasury strips described in (b) above that are initially evidenced by a single equity unit and held by the custodian as agent for the holders of equity units as one U.S. treasury strip component. We will have no obligations with respect to the U.S. treasury strips.

     Form; Separation of
     Components...............   For the convenience of investors, the purchase
                                 contracts and the U.S. treasury strip
                                 components will initially be evidenced by equity units, with one equity unit evidencing one purchase contract and one U.S. treasury strip component consisting of six U.S. treasury strips and a pro rata portion of U.S. treasury strips that mature on August 15, 2002.
                                 Commencing August 15, 2002, each holder may withdraw the U.S. treasury strips evidenced by an equity unit it holds at any time, and if the U.S. treasury strips evidenced by an equity unit it holds have been withdrawn, the holder may either continue to hold the purchase contract in global form through the contract agent or receive a definitive certificate for its purchase contract and hold it directly as the owner registered on the purchase contract register maintained on our behalf by the purchase contract registrar.

     Form; Recreation of
     Equity Units.............   Commencing August 15, 2002 and on or prior to
                                 the fifteenth business day immediately
                                 preceding the settlement date, holders of separate purchase contracts may recreate equity units by delivering, for each equity unit being created, (i) to the contract agent, one purchase contract, and (ii) to the custodian, $1,000 face amount of each of the U.S. treasury strips that would be then remaining as the U.S.
                                 treasury strip component of an equity unit. The newly deposited U.S. treasury strips used to recreate the equity units must have the same
                                 CUSIP numbers as the ones originally comprising the U.S. treasury strip component as detailed on page S-11 of this prospectus supplement.

The Purchase Contracts........   Nortel Networks Corporation will enter into a
                                 purchase contract and unit agreement, to be
                                 dated as of June   , 2002, which we refer to as
                                 the purchase contract agreement, with
                                 Computershare Trust Company of Canada, as contract agent for the holders of the purchase contracts (which we refer to in this prospectus supplement as the contract agent).

     Settlement Date..........   August 15, 2005, which we refer to as the
                                 settlement date. On the settlement date (or
                                 earlier if an acceleration event occurs prior
                                 to the settlement date or if the holder has
                                 elected the early settlement option or the
                                 early settlement upon cash merger option), in
                                 consideration of the purchase price paid to us
                                 for the purchase contracts at the closing of
                                 this offering, we will issue and deliver to the
                                 holder of each purchase contract after February
                                 15, 2003 between           and           of our
                                 common shares, without nominal or par value
                                 (depending on the average market value of our common shares for a period shortly before the settlement date, as described below), subject to some anti-dilution adjustments.

     Settlement Rate..........   The number of our common shares to be issued
                                 and delivered upon settlement of each purchase contract (which we refer to as the settlement rate in this prospectus supplement) will be calculated as follows (subject to some anti-dilution adjustments):

                                 - if the applicable market value is greater
                                   than $          (which we refer to as the
                                   threshold appreciation price), the settlement
                                   rate will be           of our common shares
                                   per purchase contract;

                                 - if the applicable market value is less than
                                   or equal to the threshold appreciation price
                                   but greater than $          (which we refer
                                   to as the reference price), the settlement rate will be that number of our common shares per purchase contract equal to $ divided by the applicable market value; and

                                 - if the applicable market value is less than
                                   or equal to the reference price, the
                                   settlement rate will be           of our
                                   common shares per purchase contract.

                                 The "applicable market value" means the average of the closing price per share of our common shares on the New York Stock Exchange on each of the 20 consecutive trading days ending on the third trading day immediately preceding the settlement date. We refer you to "-- The Purchase
                                 Contracts -- Explanatory Diagrams" below.

     Early Settlement
     Option...................   Commencing August 15, 2002, a holder of
                                 purchase contracts may elect to accelerate the
                                 settlement date in respect of some or all of
                                 its purchase contracts in the manner described
                                 in this prospectus supplement, which we refer
                                 to as early settlement. Upon an early
                                 settlement on or after August 15, 2002 and
                                 prior to February 15, 2003, the holder will
                                 receive           of our common shares per
                                 purchase contract (regardless of the market
                                 price of our common shares at that time),
                                 subject to some anti-dilution adjustments. Upon
                                 an early settlement on or after February 15,
                                 2003, the holder will receive           of our
                                 common shares per purchase contract (regardless of the market price of our common shares at that time), subject to some anti-dilution adjustments. If the holder's purchase contracts are evidenced by equity units, upon early settlement the custodian for the U.S. treasury strips will deliver the U.S. treasury strips evidenced by those equity units to the holder free and clear.

     Early Settlement Upon
     Cash Merger Option.......   Commencing August 15, 2002, if we are involved
                                 in a merger, amalgamation or arrangement (other than with or into Nortel Networks Limited or any of our other subsidiaries existing as of the date of this prospectus supplement) in which our common shares are exchanged for consideration at least 30% of the value of which consists of cash or cash equivalents, which we refer to as a cash merger, then a holder of purchase contracts may elect to accelerate and settle some or all of its purchase contracts at the settlement rate described under "Description of the Equity
                                 Units -- Early Settlement Upon Cash Merger
                                 Option" in this prospectus supplement.

     Acceleration.............   Commencing August 15, 2002, the settlement date
                                 under each purchase contract, whether held
                                 separately or evidenced by an equity unit, will
                                 automatically accelerate upon the occurrence of
                                 specified events of bankruptcy, insolvency or
                                 reorganization with respect to Nortel Networks
                                 Corporation. Upon acceleration of the
                                 settlement date, holders will be entitled to
                                 receive from us           of our common shares
                                 per purchase contract (regardless of the market price of our common shares at that time), subject to some anti-dilution adjustments. If the holder's purchase contracts are evidenced by equity units, the custodian for the U.S.
                                 treasury strips will deliver the U.S. treasury strips evidenced by those equity units to the holder free and clear .

     Relationship to Our
     Common Shares............   The number of our common shares to be issued
                                 and delivered per purchase contract upon
                                 settlement may decline by up to      % if the
                                 applicable market value of our common shares increases, and as a result an investment in the purchase contracts affords less opportunity for equity appreciation than a direct investment in our common shares.

The U.S. Treasury Strips......   Credit Suisse First Boston Corporation, one of
                                 the representatives of the underwriters, will
                                 purchase the U.S. treasury strips, on behalf of
                                 the purchasers of the equity units, and deliver
                                 them to Citibank, N.A., as custodian for
                                 holders of the equity units, which we refer to
                                 in this prospectus supplement as the custodian,
                                 upon issuance of the equity units. The contract
                                 agent and the custodian will enter into an
                                 agreement for the benefit of the holders of
                                 equity units from time to time, dated as of
                                 June   , 2002, which we refer to as the
                                 custodial agreement. In addition to each holder's pro rata interest in U.S. treasury strips that mature on August 15, 2002, each equity unit will initially evidence ownership by the holder of the following U.S. treasury strips, which will comprise one U.S. treasury strip component:

                                                 MATURITY        FACE AMOUNT    CUSIP     ISSUE DATE
                                             -----------------   -----------   --------   ----------
                                             February 15, 2003     $1,000
                                             August 15, 2003        1,000
                                             February 15, 2004      1,000
                                             August 15, 2004        1,000
                                             February 15, 2005      1,000
                                             August 15, 2005        1,000

  Payment Dates...............   The custodian will pay to each holder of equity
                                 units the amount it receives from the U.S.
                                 government of each U.S. treasury strip owned by that holder when it matures on August 15 and February 15 of each year, commencing August 15, 2002, and ending on August 15, 2005, each of which we refer to in this prospectus supplement as a payment date. These payments will consist of all amounts received by the custodian in respect of the U.S. treasury strips.

No Listing of Equity Units or
Purchase Contracts............   Neither the equity units nor the purchase
                                 contracts will be listed on any securities exchange or quoted on any automated quotation system. We refer you to "Risk Factors" in this prospectus supplement. As long as our common shares are listed on the New York Stock
                                 Exchange and the Toronto Stock Exchange, we will cause our common shares issuable upon settlement of purchase contracts to be listed on those exchanges.

U.S. Federal Income Tax
Consequences..................   U.S. holders are required to include interest
                                 on the U.S. treasury strips (other than U.S.
                                 treasury strips maturing on or before the first anniversary of the date they are purchased in connection with the equity units) in income as it accrues, prior to the receipt of cash attributable to such income, regardless of the holder's usual method of tax accounting. In the case of U.S. treasury strips maturing on or before the first anniversary of the date they are purchased in connection with the equity units, holders will include interest when received or as it accrues, generally in accordance with the holder's usual method of tax accounting. For a more detailed discussion of these issues and a discussion of ownership of the purchase contracts, we refer you to "U.S. Federal Income Tax Consequences" in this prospectus supplement.

Canadian Federal Income Tax
Consequences..................   Canadian residents who hold their purchase
                                 contracts as capital property will not be subject to tax upon the delivery of common shares pursuant to those contracts but will be subject to tax on any capital gain realized upon a disposition (which does not include a settlement) of such contracts. Canadian residents who hold their U.S. treasury strips as capital property will be required to include in income interest accruing on their U.S.
                                 treasury strips and may in some cases realize a capital gain upon a disposition of their U.S.
                                 treasury strips. Non-residents of Canada who do not hold their U.S. treasury strips and purchase contracts in carrying on business in Canada will generally not be subject to Canadian tax in respect of the U.S. treasury strips or payments on them and, generally, will not be subject to such tax upon a disposition of the purchase contracts or the delivery of our common shares under the purchase contracts.
                                 For a more detailed discussion of these and related issues including ownership and disposition of our common shares acquired under the purchase contracts, we refer you to "Canadian Federal Income Tax Consequences" in this prospectus supplement.

Use of Proceeds...............   We expect to receive approximately
                                 $          million of net proceeds from our
                                 sale of the purchase contracts to the
                                 underwriters, after deducting underwriters'
                                 commissions and estimated offering expenses for
                                 this offering ($          if the over-allotment
                                 option is exercised in full). The net proceeds
                                 we receive from the sale of the purchase
                                 contracts will be used by us or advanced to, or
                                 otherwise invested in, our subsidiaries, in
                                 each case for general corporate purposes.
                                 Credit Suisse First Boston Corporation, as one
                                 of the representatives of the underwriters,
                                 will use $          of the proceeds from the
                                 sale of the equity units to purchase the U.S.
                                 treasury strips and prepay on behalf of the holders of equity units the fees and expected expenses of the custodian for the full term of the equity units. We refer you to "Use of Proceeds" in this prospectus supplement.

                   PURCHASE CONTRACTS -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts. The number of our common shares deliverable under each purchase contract (other than on the occurrence of an acceleration event or where the holder has elected the early settlement option or the early settlement upon cash merger option) will depend upon the average of the closing price per share of our common shares on the New York Stock Exchange on each of the 20 consecutive trading days ending on the third trading day immediately preceding the settlement date and is also subject to some anti-dilution adjustments. We refer you to "Description of the Equity Units -- The Purchase Contracts."


                    (Value Chart)                                      (No. of Shares Chart)

---------------

(1) The reference price is $     per share.

(2) The threshold appreciation price is $     per share, which is   % of the
    reference price.

(3) If the applicable market value of our common shares is greater than the
    threshold appreciation price,           of our common shares will be
    delivered.

(4) If the applicable market value of our common shares is greater than the reference price and less than or equal to the threshold appreciation price, the number of our common shares to be delivered will be equal to $ divided by the applicable market value.

(5) If the applicable market value of our common shares is less than or equal to
    the reference price,      of our common shares will be delivered.

                      CONCURRENT OFFERING OF COMMON SHARES

     Concurrently with this offering of equity units, we are offering, by means of a separate prospectus supplement, 150,000,000 of our common shares, plus up to an additional 22,500,000 of our common shares if the underwriters for that offering exercise their over-allotment option to purchase additional common shares. The closings of the two offerings are not conditioned on each other, and we cannot assure you that the concurrent common share offering will be completed.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes thereto prepared in accordance with U.S. GAAP and our consolidated financial statements and the related notes thereto prepared in accordance with Canadian GAAP, all of which are incorporated by reference herein. The data as at December 31, 2001 and for each of the years in the three-year period ended December 31, 2001 have been derived from our audited consolidated financial statements.

     Our U.S. GAAP and Canadian GAAP interim consolidated balance sheets as at March 31, 2002 and interim consolidated financial statements of operations for the three months ended March 31, 2002 and 2001 are unaudited and include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. You should not rely on interim results as being indicative of results we may expect for the full year.

                 SUMMARY U.S. GAAP CONSOLIDATED FINANCIAL DATA
            (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                              THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            MARCH 31,
                                          ---------------------------------   ------------------
                                           1999         2000         2001       2001      2002
                                          -------   ------------   --------   --------   -------
RESULTS OF OPERATIONS DATA
Revenues................................  $19,628     $27,948      $ 17,511   $  5,751   $ 2,912
Cost of revenues........................   10,781      15,114        14,167      3,893     2,154
                                          -------     -------      --------   --------   -------
Gross profit............................    8,847      12,834         3,344      1,858       758
Sales, general and administrative
  expense (excluding stock option
  compensation).........................    3,780       5,416         5,911      1,341       744
Research and development expense........    2,724       3,633         3,224        943       595
In-process research and development
  expense...............................      252       1,415            15         15        --
Amortization of intangibles
  Acquired technology...................      686         852           807        274        43
  Goodwill..............................    1,178       3,720         4,148      1,592        --
Stock option compensation...............       --         134           109         34        25
Special charges.........................      125         267        15,781        355       487
Loss (gain) on sale of businesses.......     (131)       (174)          112         --       (14)
                                          -------     -------      --------   --------   -------
  Operating income (loss)...............      233      (2,429)      (26,763)    (2,696)   (1,122)
Equity in net earnings (loss) of
  associated companies..................       41         (29)         (134)       (16)       (4)
Other income (expense) -- net...........      209         809          (351)        97       (19)
Interest expense
  Long-term debt........................      (93)        (86)         (196)       (39)      (58)
  Other.................................      (71)        (83)         (115)       (16)      (12)
                                          -------     -------      --------   --------   -------
Earnings (loss) from continuing
  operations before income taxes........      319      (1,818)      (27,559)    (2,670)   (1,215)
Income tax benefit (provision)..........     (576)     (1,177)        3,252        301       374
                                          -------     -------      --------   --------   -------
Net loss from continuing operations.....     (257)     (2,995)      (24,307)    (2,369)     (841)
Net loss from discontinued
  operations -- net of tax..............      (94)       (475)       (3,010)      (226)       --
                                          -------     -------      --------   --------   -------
Net loss before cumulative effect of
  accounting change.....................     (351)     (3,470)      (27,317)    (2,595)     (841)
Cumulative effect of accounting
  change -- net of tax of $9............       --          --            15         15        --
                                          -------     -------      --------   --------   -------
Net loss................................     (351)     (3,470)      (27,302)    (2,580)     (841)
                                          =======     =======      ========   ========   =======
Basic and diluted loss per common share:
  From continuing operations............    (0.10)      (1.01)        (7.62)     (0.75)    (0.26)
  From discontinued operations..........    (0.03)      (0.16)         (.94)     (0.07)       --
                                          -------     -------      --------   --------   -------
Basic and diluted loss per common
  share.................................    (0.13)      (1.17)        (8.56)     (0.82)    (0.26)
                                          =======     =======      ========   ========   =======
Dividends declared per common share.....   0.0750      0.0750        0.0375    0.01875        --
                                          =======     =======      ========   ========   =======

                                                    AS AT DECEMBER 31, 2001       AS AT MARCH 31, 2002
                                                    -----------------------       --------------------
BALANCE SHEET DATA
Cash and cash equivalents.........................          $ 3,513                     $ 3,089
Total assets......................................           21,137                      19,936
Notes payable.....................................              426                         406
Long-term debt....................................            4,478                       4,401
Minority interest in subsidiary companies.........              637                         631
Common shareholders' equity.......................            4,824                       3,990

                                                                              THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           MARCH 31,
                                               --------------------------     ------------------
                                                1999      2000      2001       2001        2002
                                               ------    ------    ------     -------     ------
SUPPLEMENTAL DATA
Amortization and depreciation................  $2,407    $5,340    $5,699     $2,064      $ 199
Expenditures for plant and equipment.........     795     1,876     1,300        563        103
Net cash from (used in) operating activities
  of continuing operations...................   1,617       824       425       (881)      (432)

               SUMMARY CANADIAN GAAP CONSOLIDATED FINANCIAL DATA
            (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                            THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,          MARCH 31,
                                             ----------------------------   ------------------
                                              1999      2000       2001       2001      2002
                                             -------   -------   --------   --------   -------
RESULTS OF OPERATIONS DATA
Revenues...................................  $20,558   $27,966   $ 17,531   $  5,755   $ 2,912
Cost of revenues...........................   11,315    15,124     14,170      3,894     2,160
                                             -------   -------   --------   --------   -------
Gross profit...............................    9,243    12,842      3,361      1,861       752
Sales, general and administrative
  expense..................................    3,903     5,421      5,880      1,348       754
Research and development expense...........    2,650     3,482      3,070        907       570
Amortization of intangibles
  In-process research and development......      722     1,250        216        158        --
  Acquired technology......................      686       852        803        274        41
  Goodwill.................................      610     3,916      3,929      1,621        --
Stock option compensation..................       --        99         --         --        --
Special charges............................      174       269     16,169        355       487
Loss (gain) on sale of businesses..........     (131)     (174)       112         --        (8)
                                             -------   -------   --------   --------   -------
  Operating income (loss)..................      629    (2,273)   (26,818)    (2,802)   (1,092)
Equity in net loss of associated
  companies................................      (13)      (30)      (135)       (15)       (6)
Other income (expense) -- net..............      189       816       (348)        99       (15)
Interest expense
  Long-term debt...........................     (101)      (86)      (222)       (39)      (75)
  Other....................................      (71)      (83)      (115)       (16)      (12)
                                             -------   -------   --------   --------   -------
Earnings (loss) from continuing operations
  before income taxes......................      633    (1,656)   (27,638)    (2,773)   (1,200)
Income tax benefit (provision).............     (734)     (883)     3,164        346       352
                                             -------   -------   --------   --------   -------
Net loss from continuing operations........     (101)   (2,539)   (24,474)    (2,427)     (848)
Net loss from discontinued operations --
  net of tax...............................      (96)     (418)    (2,972)      (218)       --
                                             -------   -------   --------   --------   -------
Net loss...................................     (197)   (2,957)   (27,446)    (2,645)     (848)
                                             =======   =======   ========   ========   =======
Basic and diluted loss per common share:
  From continuing operations...............    (0.04)    (0.86)     (7.67)     (0.77)    (0.26)
  From discontinued operations.............    (0.03)    (0.14)     (0.93)     (0.07)       --
                                             -------   -------   --------   --------   -------
Basic and diluted loss per common share....    (0.07)    (1.00)     (8.60)     (0.84)    (0.26)
                                             =======   =======   ========   ========   =======
Dividends declared per common share........   0.0750    0.0750     0.0375    0.01875        --
                                             =======   =======   ========   ========   =======

                                                       AS AT DECEMBER 31, 2001    AS AT MARCH 31, 2002
                                                       -----------------------    --------------------
BALANCE SHEET DATA
Cash and cash equivalents............................          $ 3,523                  $ 3,094
Total assets.........................................           20,251                   18,975
Notes payable........................................              429                      410
Long-term debt.......................................            4,008                    3,963
Minority interest in subsidiary companies............              637                      631
Common shareholders' equity..........................            4,431                    3,586

                                                                              THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           MARCH 31,
                                               --------------------------     ------------------
                                                1999      2000      2001       2001        2002
                                               ------    ------    ------     -------     ------
SUPPLEMENTAL DATA
Amortization and depreciation................  $2,581    $6,792    $5,691     $2,263      $ 197
Expenditures for plant and equipment.........     823     1,876     1,300        563        103
Net cash from (used in) operating activities
  of continuing operations...................   1,515       672       534       (832)      (439)

                                  RISK FACTORS

     An investment in the purchase contracts and U.S. treasury strips evidenced by equity units involves significant risks. Accordingly, you should consider carefully the risks described below and under "Risk Factors" beginning on page 4 of the accompanying prospectus before you make any decision to invest in the equity units.

YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE MARKET PRICE OF OUR COMMON SHARES.

     The market value of each of our common shares that you will receive upon settlement of a purchase contract may be materially different from the effective purchase price per common share under the purchase contract prepaid by a holder on the original issue date of the purchase contract. If the average closing price per share of our common shares on the New York Stock Exchange over the applicable 20 consecutive trading day period ending on the third trading day
preceding the settlement date, is less than $     per share, you will have
effectively purchased, on the basis described above, our common shares that you receive on the settlement date at a loss. Accordingly, a holder of purchase contracts assumes the entire risk that the market value of our common shares may decline. Any such decline could be substantial. For historical data on the market price of our common shares, we refer you to "Price Range of Our Common Shares" in this prospectus supplement.

YOU WILL BEAR RISKS IN CONNECTION WITH AN INVESTMENT IN EQUITY UNITS BY COMPARISON TO AN EQUIVALENT INVESTMENT IN OUR COMMON SHARES; YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN THE MARKET PRICE OF OUR COMMON SHARES.

     Purchasers of equity units will bear the risk that the value of an equity unit at any time may be less than the value of an equivalent investment in our common shares made at the time of the closing of this offering.

     The aggregate market value of our common shares that you will receive upon settlement of a purchase contract generally will exceed the initial purchase price of an equity unit only if the applicable market value equals or exceeds
$     , which we refer to as the threshold appreciation price. The threshold
appreciation price represents an appreciation of   % over the reference price of
$     , which was the closing price of our common shares on the New York Stock
Exchange on June   , 2002. An investment in the purchase contracts affords less opportunity for equity appreciation than an equivalent investment in our common
shares. If the applicable market value exceeds the reference price of $     ,
but falls below the threshold appreciation price, you will realize no equity appreciation on our common shares above the reference price for the period during which you hold your purchase contract. Furthermore, if the applicable market value exceeds the threshold appreciation price, the value of our common shares that you will receive under your purchase contract will be approximately
  % of the value of our common shares you could have purchased with
$          at the time of this offering.

OUR COMMON SHARE PRICE HAS HISTORICALLY BEEN VOLATILE AND THIS VOLATILITY COULD AFFECT THE TRADING OF OUR COMMON SHARES; THE MARKET PRICE FOR OUR COMMON SHARES AND THE GENERAL LEVEL OF INTEREST RATES AND OUR CREDIT QUALITY WILL DIRECTLY AFFECT THE MARKET PRICE FOR THE EQUITY UNITS AND PURCHASE CONTRACTS.

     It is impossible to predict whether the market price of our common shares or interest rates will rise or fall. Our common shares have experienced, and may continue to experience, substantial market price volatility, including decreases, particularly as a result of variations between our actual and our anticipated financial results and the published expectations of analysts and as a result of announcements by our competitors and us. Our credit quality, operating results and prospects, and other factors will affect the market price of our common shares. These factors, as well as general economic and political conditions, may in turn have a material adverse effect on the market price of our common shares. In addition, the stock markets have experienced extreme price fluctuations that have affected the market price of many technology and telecommunications companies in particular. These price fluctuations have in some cases been unrelated to the operating performance of these companies. A major decline in the capital markets generally, or in the market price of our common shares or other securities, may negatively impact our ability to raise capital, issue debt, retain employees, or make future strategic acquisitions. For historical data on the price of our common shares, we refer you to "Price Range of Our Common Shares" in this prospectus supplement. Fluctuations in interest rates may also affect the relative value of our common shares underlying the purchase contracts and of the U.S. treasury strips evidenced by the equity units, which could, in turn, adversely affect the prices of the purchase contracts and the equity units.

THE ISSUANCE OF EQUITY UNITS MAY HAVE AN ADVERSE EFFECT ON THE MARKET FOR OUR COMMON SHARES.

     We cannot predict accurately how or whether investors in this offering of equity units will resell our common shares. Any market that develops for the equity units is likely to influence and be influenced by the market for our common shares. For example, the requirement that we deliver the common shares upon settlement of the purchase contracts could cause the price of our common shares to be unstable or to decline. The following factors could also affect the price of our common shares:

     - sales of our common shares by investors who prefer to invest in us by investing in the equity units;

     - hedging an investment in the equity units by selling our common shares;
       and

     - arbitrage trading activity between the equity units and our common shares.

YOU MAY SUFFER DILUTION OF OUR COMMON SHARES ISSUABLE UPON SETTLEMENT OF YOUR PURCHASE CONTRACT.

     Except for the settlement rate calculation (which depends on the applicable market value of our common shares), the number of our common shares issuable upon settlement of a purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and other specified transactions described in this prospectus supplement. The number of our common shares issuable upon settlement of a purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our common shares for cash (including in our concurrent common share offering detailed under "Prospectus Supplement Summary -- Concurrent Offering of Common Shares" in this prospectus supplement) or in connection with acquisitions or other transactions which may adversely affect the market price of our common shares. The terms of the purchase contracts do not restrict our ability to offer our common shares in the future or to engage in other transactions that could dilute our common shares. Moreover, we have no obligation to consider the interests of the holders of the equity units or purchase contracts in engaging in any such offering or transaction.

YOU WILL HAVE NONE OF THE RIGHTS OF COMMON SHAREHOLDERS.

     Until you acquire our common shares upon settlement of a purchase contract, you will not have any of the rights that holders of our common shares have, including voting rights, rights to respond to tender offers and rights to receive any declared dividends or other distributions on our common shares. When you acquire our common shares upon settlement of a purchase contract, you will be entitled to exercise the rights of a holder of our common shares only as to actions for which the record date occurs after the settlement date.

THE PURCHASE CONTRACT AGREEMENT AND CUSTODIAL AGREEMENT WILL NOT BE QUALIFIED UNDER THE U.S. TRUST INDENTURE ACT OF 1939; THE OBLIGATIONS OF THE CONTRACT AGENT AND THE CUSTODIAN WILL BE LIMITED.

     The purchase contract agreement and the custodial agreement will not be qualified under the U.S. Trust Indenture Act of 1939. Neither the contract agent under the purchase contract agreement (which will act as the agent for the holders of purchase contracts held separately or evidenced by equity units) nor the custodian (which will act as custodian of the U.S. treasury strips for the holders of equity units) will be qualified as a trustee under the U.S. Trust Indenture Act of 1939. Accordingly, holders of the equity units and purchase contracts will not have the benefits of the protections of the U.S. Trust Indenture Act of 1939. Under the terms of the purchase contract agreement and the custodial agreement, the contract agent and the custodian will have only limited obligations to the holders of the equity units and purchase contracts.

WE WILL HAVE NO OBLIGATION FOR THE U.S. TREASURY STRIPS OR LIABILITY FOR THE ACTS OR OMISSIONS OF THE CONTRACT AGENT OR THE CUSTODIAN.

     We will have no obligation or liability with respect to the purchase of the U.S. treasury strips and their delivery into the custody of the custodian, with respect to the performance or non-performance of the duties of the contract agent or the custodian or with respect to any payment of the U.S. treasury strips. In addition, we will have completed our obligations under the purchase contract agreement once we have issued and delivered the required number of our common shares and paid an amount in cash in lieu of any fractional shares to the contract agent and will not be responsible or liable for any failure or inability of the contract agent to transfer those shares or pay these cash amounts to the holders of the purchase contracts.

NEITHER THE EQUITY UNITS NOR THE PURCHASE CONTRACTS WILL BE LISTED; ACCORDINGLY, THE SECONDARY MARKET FOR THEM MAY BE ILLIQUID.

     The equity units are new and innovative securities, and we are unable to predict how the equity units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the equity units. Neither the equity units nor the purchase contracts will be listed on any securities exchange or quoted on any automated quotation system. We have been advised by the underwriters that they presently intend to make a market for the equity units; however, they are not obligated to do so and any market-making may be discontinued at any time at their sole discretion. There can be no assurance as to the liquidity of any market that may develop for the equity units, your ability to resell any equity units or whether a trading market, if it develops, will continue. In addition, if enough equity units are separated into purchase contracts and U.S. treasury strip components, the liquidity of the remaining equity units could be adversely affected. You may not be able to determine the market price for the equity units, and we cannot assure you that you will be able to sell the equity units at attractive prices or at all.

     There is no current or expected trading market for the purchase contracts evidenced by the equity units, and we do not intend to apply to have the purchase contracts listed on any securities exchange or quoted on any automated quotation system. Accordingly, we do not expect there to be a liquid market in the purchase contracts at any time. You may not be able to determine the market price for the purchase contracts, and we cannot assure you that you will be able to sell the purchase contracts at attractive prices or at all.

YOUR ABILITY TO EFFECT SERVICE OF PROCESS ON THE CUSTODIAN IN CANADA AND ON THE CONTRACT AGENT IN THE UNITED STATES MAY BE LIMITED.

     The office of the custodian is located in New York, New York. Canadian holders of equity units may experience difficulties in effecting service of process within Canada to commence a legal action for the purpose of seeking enforcement of the custodial agreement. The custodian has appointed its branch office in Canada as its agent for service of process in Ontario, Canada for any action arising out of the custodial agreement.

     The office of the contract agent is located in Toronto, Ontario. U.S. holders of equity units and purchase contracts may experience difficulties in effecting service of process within the United States to commence a legal action for the purpose of seeking enforcement of the purchase contract agreement. The contract agent has appointed its affiliate, Computershare Trust Company, Inc., as its agent for service of process in New York, New York for any action arising out of the purchase contract agreement.

                                USE OF PROCEEDS

     We expect to receive approximately $          million of net proceeds from
our sale of the purchase contracts to the underwriters, after deducting the underwriters' commissions and estimated offering expenses for this offering
($          million if the over-allotment option is exercised in full). If the concurrent offering of our common shares is completed, we expect to receive
approximately      million of net proceeds from that offering after deducting
the underwriters' commissions and estimated offering expenses (     million if
the over-allotment option for our common share offering is exercised in full). The net proceeds we receive from each of the offerings will be used by us or advanced to, or otherwise invested in, our subsidiaries, in each case for general corporate purposes. The closing of the two offerings are not conditioned on each other, and we cannot assure you that the concurrent common share offering will be completed. Credit Suisse First Boston Corporation, one of the
representatives of the underwriters, will use $          of the proceeds from
the sale of the equity units to purchase the U.S. treasury strips and prepay on behalf of the holders of equity units the fees and expected expenses of the custodian for the full term of the equity units.

                                 CAPITALIZATION

     The following tables set forth our capitalization as of March 31, 2002, on a historical basis, as adjusted to give effect to this offering of equity units (including the issuance of the maximum number of our common shares issuable under the purchase contracts) and as further adjusted to give effect to both this offering of equity units and the concurrent offering of our common shares and the application of the net proceeds of these offerings as described under "Use of Proceeds" in this prospectus supplement. The closings of the two offerings are not conditioned on each other, and we cannot assure you that the concurrent common share offering will be completed. You should read the U.S. GAAP historical financial information in conjunction with our Form 10-Q for the three months ended March 31, 2002, including our U.S. GAAP interim unaudited consolidated financial statements for such period included therein, and the Canadian GAAP historical information in conjunction with our Canadian GAAP interim unaudited consolidated financial statements for the three months ended March 31, 2002, in each case incorporated by reference in this prospectus supplement.

                                                                U.S. GAAP AS AT MARCH 31, 2002
                                                            --------------------------------------
                                                                         (UNAUDITED)
                                                                                  AS ADJUSTED FOR
                                                                                  THIS OFFERING(1)
                                                                          AS          AND THE
                                                                       ADJUSTED      CONCURRENT
                                                                       FOR THIS     COMMON SHARE
                                                             ACTUAL    OFFERING       OFFERING
                                                            --------   --------   ----------------
                                                                (IN MILLIONS OF U.S. DOLLARS)
Long-term debt (including current portion)................  $  4,401   $  4,401       $  4,401
Minority interest in subsidiary companies.................       631        631            631
Common shareholders' equity...............................
  Common shares, without par value -- authorized shares:
    unlimited; issued and outstanding shares:
    3,215,780,142; as adjusted      and as further
    adjusted     .........................................    32,968     32,968
  Additional paid-in capital..............................     3,207      3,207          3,207
  Common share forward purchase contracts.................        --
  Deferred stock option compensation......................      (161)      (161)          (161)
  Deficit.................................................   (30,992)   (30,992)       (30,992)
  Accumulated other comprehensive loss....................    (1,032)    (1,032)        (1,032)
                                                            --------   --------       --------
    Total capitalization..................................  $  9,022   $              $
                                                            ========   ========       ========

                                                              CANADIAN GAAP AS AT MARCH 31, 2002
                                                           -----------------------------------------
                                                                          (UNAUDITED)
                                                                                    AS ADJUSTED FOR
                                                                                    THIS OFFERING(1)
                                                                                        AND THE
                                                                      AS ADJUSTED      CONCURRENT
                                                                       FOR THIS       COMMON SHARE
                                                            ACTUAL     OFFERING         OFFERING
                                                           --------   -----------   ----------------
                                                                 (IN MILLIONS OF U.S. DOLLARS)
Long-term debt (including current portion)...............  $  3,963    $  3,963         $  3,963
Minority interest in subsidiary companies................       631         631              631
Common shareholders' equity..............................
  Common shares, without par value -- authorized shares:
    unlimited; issued and outstanding shares:
    3,215,780,142; as adjusted      and as further
    adjusted     ........................................    32,114      32,114
  Contributed surplus....................................     2,524       2,524            2,524
  Common share forward purchase contracts................        --
  Deficit................................................   (30,586)    (30,586)         (30,586)
  Foreign currency translation adjustment................      (941)       (941)            (941)
  Equity component of convertible senior notes...........       475         475              475
                                                           --------    --------         --------
    Total capitalization.................................  $  8,180    $                $
                                                           ========    ========         ========

---------------
(1) We will only receive the net proceeds from the sale of the purchase contracts evidenced by the equity units.

                                DIVIDEND POLICY

     On June 15, 2001, we announced that our board of directors had decided to discontinue future common share dividends after payment of the common share dividend on June 29, 2001.

                        PRICE RANGE OF OUR COMMON SHARES

     Our common shares are traded on the New York Stock Exchange and the Toronto Stock Exchange. The following table sets forth the range of high and low sales prices of trading in our common shares on the New York Stock Exchange composite tape and on the Toronto Stock Exchange for the periods indicated (adjusted for stock splits, stock dividends and the impact of the plan of arrangement). On May 31, 2002, the closing price of our common shares on the New York Stock Exchange was $2.21 per share and on the Toronto Stock Exchange was C$3.25 per share.

     Past performance is not necessarily indicative of future price performance. You should obtain current market quotations for our common shares.

                                          NEW YORK STOCK EXCHANGE    TORONTO STOCK EXCHANGE
                                          ------------------------   ----------------------
                                            HIGH            LOW         HIGH         LOW
                                          ---------      ---------   ----------   ---------
                                             (IN U.S. DOLLARS)       (IN CANADIAN DOLLARS)
1999
  First Quarter........................    $15.936        $12.531     C$24.125    C$19.000
  Second Quarter.......................     22.000         15.360       32.250      23.100
  Third Quarter........................     25.938         19.906       38.100      29.800
  Fourth Quarter.......................     55.000         24.781       74.950      36.600
2000
  First Quarter........................     72.095         37.750      105.675      61.750
  Second Quarter.......................     71.250         44.375      105.000      65.275
  Third Quarter........................     89.000         57.970      124.500      86.500
  Fourth Quarter.......................     70.000         30.000      105.750      46.250
2001
  First Quarter........................     40.500         13.100       61.100      20.520
  Second Quarter.......................     18.500          7.620       29.000      11.750
  Third Quarter........................      9.360          4.760       14.000       7.500
  Fourth Quarter.......................      9.050          4.900       14.240       7.700
2002
  First Quarter........................      8.771          4.220       13.990       6.750
  Second Quarter (through May 31,
     2002).............................      2.330          2.120        3.560       3.250

     As of April 30, 2002, approximately 208,000 registered shareholders held 100 percent of our outstanding common shares. This included The Canadian Depository for Securities and The Depository Trust Company, which held a total of approximately 94 percent of our outstanding common shares on behalf of other beneficial shareholders.

                        DESCRIPTION OF THE EQUITY UNITS

     The following describes the terms of the equity units offered in this prospectus supplement and, to the extent inconsistent, replaces the description of the general terms and provisions of the share purchase contracts and share purchase or equity units set forth in the accompanying prospectus. The summaries of some of the provisions of the documents described below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of those documents (including the definitions therein of some terms), forms of which are on file with the SEC and the securities regulatory authorities in each of the provinces and territories of Canada. Wherever particular sections of, or terms defined in, these documents are referred to in this prospectus supplement, the sections or defined terms are incorporated by reference in this prospectus supplement.

GENERAL

     Each equity unit will initially evidence its holder's ownership of (a) a purchase contract entitling the holder to receive from us on the settlement date of August 15, 2005 (or earlier, in the case of some specified events as described below) a number of our common shares equal to the settlement rate described below, and (b) specified U.S. treasury strips that mature on a semi-annual basis from February 15, 2003 through August 15, 2005 (together with that holder's pro rata portion of U.S. treasury strips that mature on August 15,
2002). The custodian will pay to each holder of equity units the amount it receives from the U.S. government on the maturity of each U.S. treasury strip owned by that holder.

THE PURCHASE CONTRACTS

  General

     Each purchase contract will obligate us to issue and deliver on the settlement date of August 15, 2005 (unless the purchase contracts have been accelerated or the relevant holders have elected the early settlement option described below under "-- Early Settlement Option" or the early settlement upon cash merger option described below under "-- Early Settlement Upon Cash Merger Option") a number of our common shares equal to the settlement rate. The settlement rate will be calculated as follows (subject to some anti-dilution adjustments):

     - if the applicable market value is greater than the threshold appreciation
       price of $     , the settlement rate will be           of our common
       shares per purchase contract;

     - if the applicable market value is less than or equal to the threshold appreciation price but greater than the reference price, the settlement rate will be that number of our common shares per purchase contract equal
       to $          divided by the applicable market value; and

     - if the applicable market value is less than or equal to the reference
       price, the settlement rate will be           of our common shares per
       purchase contract.

The "applicable market value" means the average of the closing price per share of our common shares on the New York Stock Exchange on each of the 20 consecutive trading days ending on the third trading day immediately preceding the settlement date.

     We will not issue fractional common shares pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable upon settlement, we will pay an amount of cash equal to the value of those fractional shares at the closing price for our common shares on the New York Stock Exchange on the trading day immediately preceding the date of settlement.

     Unless a holder elects to settle its purchase contracts prior to the settlement date through the delivery of notice to the contract agent in the manner described under "-- Early Settlement Option" or "-- Early Settlement Upon Cash Merger Option" below, or an event described under "-- Acceleration" below occurs, we will issue and deliver to the contract agent our common shares and an amount in cash in lieu of any fractional share to be delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the equity units (which we refer to as an equity unit certificate) or the purchase contracts that are not evidenced by equity units (which we refer to as a purchase contract certificate), and payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common shares to any person other than the holder.

     Until you acquire our common shares upon settlement of a purchase contract, you will not have any of the rights that holders of our common shares have, including voting rights, rights to respond to tender offers and rights to receive any declared dividends or other distributions on our common shares. When you acquire our common shares upon settlement of a purchase contract you will be entitled to exercise the rights of a holder of our common shares only as to actions for which the record date occurs after the settlement date.

     In addition, we will have completed our obligations under the purchase contract agreement once we have issued and delivered the required number of our common shares, and paid an amount in cash in lieu of any fractional shares, to the contract agent, and we will not be responsible or liable for any failure or inability of the contract agent to transfer those common shares or pay those cash amounts to the holders of the purchase contracts.

  Early Settlement Option

     Commencing August 15, 2002, a holder of purchase contracts may elect to accelerate the settlement date in respect of some or all of its purchase contracts by presenting and surrendering the equity unit certificate or the purchase contract certificate at the offices of the contract agent with the form of "Election for Early Settlement" on the reverse side of the certificate completed and executed as indicated, accompanied by payment of any transfer or similar taxes payable in connection with the issuance of our common shares to any person other than the holder; provided, however, that no election for early settlement by any holder will be permitted at that time if an effective registration statement and current prospectus covering our common shares to be delivered in respect of the purchase contracts being settled is required under the U.S. federal securities laws but is not available. So long as the equity units or purchase contracts are evidenced by one or more global certificates registered in the name of The Depository Trust Company, as depositary, or its nominee, procedures for early settlement will also be governed by standing arrangements between the depositary and the contract agent. We refer you to "-- Book-Entry System" in this prospectus supplement and "Legal Ownership of Securities" in the accompanying prospectus.

     We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering our common shares to be delivered in respect of the purchase contracts being settled, and (2) provide a prospectus in connection therewith, in each case in a form that may be used for purposes of the early settlement process.

     Upon early settlement of any purchase contracts on or after August 15, 2002 and prior to February 15, 2003, the holder will be entitled to receive from us of our common shares per purchase contract (regardless of the market price of our common shares at that time), subject to some anti-dilution adjustments. Upon early settlement of any purchase contracts on and after
February 15, 2003, the holder will be entitled to receive from us           of
our common shares per purchase contract (regardless of the market price of our common shares at that time), subject to some anti-dilution adjustments. If the holder's purchase contracts are evidenced by equity units, the custodian for the U.S. treasury strips will deliver the U.S. treasury strips evidenced by those equity units to the holder free and clear.

     If the contract agent receives the equity unit certificate or purchase contract certificate, as the case may be, accompanied by the completed Election for Early Settlement, from a holder of purchase contracts by 5:00 p.m., Toronto time, on a business day, that day will be considered the settlement date. If the contract agent receives the foregoing after 5:00 p.m., Toronto time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

     Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the equity unit certificate or purchase contract certificate, as the case may be, and payment of any transfer or similar taxes payable by the holder in connection with the issuance of our common shares to any person other than the holder of equity units or purchase contracts, we will cause our common shares to be issued, and

(in the case of purchase contracts evidenced by equity units) the custodian will deliver the U.S. treasury strips to the holder or the holder's designee within three business days following the settlement date.

  Early Settlement Upon Cash Merger Option

     Commencing August 15, 2002, if we are involved in a merger, amalgamation or arrangement (other than with or into Nortel Networks Limited or any of our other subsidiaries existing as of the date of this prospectus supplement) in which all of our outstanding common shares are exchanged for consideration at least 30% of the value of which (such 30% determination based on a valuation provided by a nationally recognized investment banking firm selected by us) consists of cash or cash equivalents, which we refer to as a cash merger, each holder of a purchase contract will have the right to accelerate and settle the purchase contract at the settlement rate described below, which right we refer to as the early settlement upon cash merger option; provided, however, that no election of the early settlement upon cash merger option by any holder will be permitted at that time if an effective registration statement and current prospectus covering our common shares to be delivered in respect of the purchase contracts being settled is required under the U.S. federal securities laws but is not available. We will send to each holder of a purchase contract a notice of any proposed cash merger at least 25 days before the date on which the cash merger is to become effective, which we refer to as the merger effective date. The notice will specify a date, which shall not be more than five business days before the merger effective date, which we refer to as the election date, by which each holder's early settlement upon cash merger option must be exercised. The notice will set forth, among other things, how the settlement rate will be calculated and the amount or percentage of the cash, securities or other consideration receivable by the holders of our common shares in the cash merger. In such circumstances, the settlement rate will be calculated by substituting for the applicable market value the volume-weighted average trading price of our common shares on the New York Stock Exchange for the five trading days ending on the trading day immediately prior to the election date. If you wish to exercise your early settlement right upon a cash merger option, you must present and surrender the equity unit certificate or the purchase contract certificate at the offices of the contract agent with the form of "Election for Early Settlement Upon Cash Merger" on the reverse side of the certificate completed and executed as indicated, accompanied by payment of any transfer or similar taxes payable in connection with the issuance of our common shares to any person other than the holder. If you exercise your early settlement upon cash merger option, you will be able to participate in the cash merger as a holder of our common shares. If
(i) you do not elect to exercise your early settlement upon cash merger option or (ii) the merger does not occur, then even though you elected such option, your purchase contracts will be deemed not to have been settled and will remain outstanding.

     We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering our common shares to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with early settlement upon a cash merger option.

     So long as the equity units or purchase contracts are evidenced by one or more global certificates registered in the name of The Depository Trust Company, as depositary, or its nominee, the procedures for early settlement upon cash merger will also be governed by standing arrangements between the depositary and the contract agent. The delivery of U.S. treasury strips in connection with an early settlement upon a cash merger will be effected as set forth in "-- Early Settlement Option" above.

  Anti-Dilution Adjustments

     The settlement rate will be subject to adjustment upon the occurrence of some events, including:

          (1) the issuance of our common shares as a dividend or distribution to all holders of our common shares;

          (2) the subdivision or consolidation of our outstanding common shares;

          (3) the issuance to all or substantially all holders of our common shares of rights or warrants (that are not available on an equivalent basis to the holders of the purchase contracts upon settlement) entitling holders of our common shares for a period expiring within 60 days to subscribe for or to purchase our common shares at a price per share, or securities convertible into our common shares that have a conversion price per share, less than the current market rate (as defined in the purchase contract agreement), provided that the settlement price will be readjusted to the extent that these rights or warrants are not exercised prior to their expiration;

          (4) the distribution of a dividend or other distribution to all holders of our common shares of shares of our capital stock (other than our common shares) or evidences of our indebtedness or other non-cash assets, including securities, but excluding:

        - those rights, warrants, dividends and distributions referred in clause
          (1) or (3) above;

        - rights distributed to all holders of our common shares pursuant to a shareholder rights plan; or

        - distributions paid exclusively in cash;

          (5) the distribution of dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (4) or cash distributed upon an amalgamation, merger, share exchange, consolidation or combination to which the succeeding paragraph applies) to all holders of our common shares to the extent such distributions, combined together with:

        - all such all-cash distributions made within the preceding 12 months in respect of which no adjustment to the settlement rate has been made; and

        - any cash and the fair market value of other consideration payable in respect of any tender offers (within the meaning of U.S. federal securities laws) by us or any of our subsidiaries for our common shares concluded within the preceding 12 months in respect of which no adjustment to the settlement rate has been made, exceeds 15% of our market capitalization (being the product of the then current market price of our common shares on the New York Stock Exchange times the number of our common shares then outstanding) on the record date for such distribution; and

          (6) the purchase of our common shares pursuant to a tender offer (within the meaning of U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the aggregate consideration, together with:

        - any cash and the fair market value of any other consideration payable in any other tender offer made by us or one of our subsidiaries expiring within the 12 months preceding such tender offer in respect of which no adjustment to the settlement rate has been made; and

        - the aggregate amount of all-cash distributions referred to in clause
          (5) above to all holders of our common shares within the 12 months preceding the expiration of such tender offer in respect of which no adjustment to the settlement rate has been made,

        exceeds 15% of our market capitalization (calculated as described above) on the expiration of such tender offer.

Notwithstanding the foregoing, we may in our sole discretion elect not to make the adjustments described in clauses (4) and (5) above, and instead deliver to each holder upon settlement of its purchase contracts, in addition to our common shares to which such holder is entitled, distributions equivalent in kind and amount to those to which the holder would have been entitled if the relevant purchase contract had settled immediately prior to the date fixed for determining the shareholders entitled to receive the relevant distribution.

     In the case of:

     - any reclassification or change of our common shares;

     - an amalgamation, merger, consolidation, share exchange or combination involving us; or

     - a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety;

we may, in our sole discretion, elect to deliver to each holder of purchase contracts, upon settlement of its purchase contracts, shares of stock, other securities, other property or assets (including cash) with respect to or in exchange for our common shares, equivalent in kind and amount to the shares of stock, other securities or other property or assets (including cash) to which it would have been entitled had the purchase contracts been settled into our common shares immediately prior to the reclassification, change, amalgamation, merger, consolidation, share exchange, combination, sale or conveyance. If we fail to make this election, holders will be able to elect to early settle their purchase contracts on the same basis and in accordance with the same procedures as provided for under "--Early Settlement Upon Cash Merger Option" above whether or not the definition of cash merger had been satisfied.

     In the event of a taxable distribution for U.S. Federal income tax purposes to holders of our common shares, or other transaction, that results in an adjustment of the settlement rate, the holders of equity units or purchase contracts may, in some circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. We refer you to "U.S. Federal Income Tax Considerations" in this prospectus supplement.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least one percent in the settlement rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     We will be required, within ten business days following the occurrence of an event that requires or permits an adjustment in the settlement rate, to provide written notice to the contract agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of our common shares issuable upon early settlement, early settlement upon cash merger or acceleration of a purchase contract.

  Acceleration

     Commencing August 15, 2002, the settlement date under each purchase contract, whether held separately or evidenced by an equity unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Nortel Networks Corporation. Upon acceleration of the settlement date, the holders will be entitled to receive
from us           of our common shares per purchase contract (regardless of the market price of our common shares at that time), subject to some anti-dilution adjustments. If the holder's purchase contracts are evidenced by equity units, the custodian for the U.S. treasury strips will deliver to the holder free and clear the U.S. treasury strips evidenced by those equity units.

PAYMENTS OF U.S. TREASURY STRIPS

     The U.S. treasury strips will be held by the custodian as agent for the holders of the equity units. The custodian will pay the amounts received at maturity of the U.S. treasury strips to the persons in whose names the related equity units are registered at the close of business on the relevant record date. So long as the equity units remain in the form of one or more book-entry, global equity unit certificates as described in "-- Book-Entry System" below, the record date will be the business day prior to the relevant payment date. If the equity units do not remain in the form of one or more book-entry, global equity unit certificates, the relevant record date will be the fifteenth day (whether or not a business day) prior to the relevant payment date.

     We will have no obligation, responsibility or liability with respect to the purchase of the U.S. treasury strips and their delivery into the custody of the custodian, the performance or non-performance of the duties of the custodian or any payment of the U.S. treasury strips. Credit Suisse First Boston Corporation, one of the representatives of the underwriters, will purchase the U.S. treasury strips on behalf of the purchasers of the equity units and deliver them to the custodian, Citibank, N.A.

     In addition to the U.S. treasury strips that mature on August 15, 2002
(which were issued on           and have a purchase cost of $          ), the
following U.S. treasury strips will be purchased:

                   MATURITY                     FACE AMOUNT    CUSIP    ISSUE DATE    PURCHASE COST
                   --------                     -----------    -----    ----------    -------------
February 15, 2003.............................    $1,000
August 15, 2003...............................     1,000
February 15, 2004.............................     1,000
August 15, 2004...............................     1,000
February 15, 2005.............................     1,000
August 15, 2005...............................     1,000

ROLE OF CUSTODIAN

     The custodian will be the agent of the holders of the equity units evidencing the U.S. treasury strips and will not be a trustee, and no trust is intended to be created or shall be created by the terms of the custodial agreement. The custodian will have no managerial role nor any discretion with respect to the U.S. treasury strips and will have no right to deal with the U.S. treasury strips except as specifically provided in the custodial agreement. The custodian will agree to hold the U.S. treasury strips subject to the same degree of care as it would exercise in respect of its own property, and, in performing its duties under the custodial agreement, it will agree to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Under the custodial agreement, the custodian will be required to remit all payments received from the U.S. government in respect of the U.S. treasury strips to the holders of the equity units without making any deduction.

OWNERSHIP OF U.S. TREASURY STRIPS

     The U.S. treasury strips will at all times be the sole and exclusive property of the holders of the equity units as the sole owners thereof. The custodian will have no property interest in the U.S. treasury strips, and the U.S. treasury strips may not be subject at any time to any right, charge, security interest, lien, claim or encumbrance of any kind in favor of the custodian or any person claiming through it. The custodian may not transfer, assign, pledge or otherwise dispose of or encumber the U.S. treasury strips or any portion thereof except as expressly permitted by the provisions of the custodial agreement.

WITHDRAWAL OF U.S. TREASURY STRIP COMPONENTS

     Commencing August 15, 2002, each holder of equity units may withdraw the U.S. treasury strips evidenced by those equity units at any time. To withdraw the U.S. treasury strips evidenced by the equity units, you must:

     - deliver the equity units to the contract agent; and

     - deliver a notice to the custodian requesting that it release to you the U.S. treasury strips evidenced by your equity units.

     The contract agent will then (a) cancel the equity units and deliver to you the purchase contracts evidenced by the equity units and (b) instruct the custodian to deliver to you your U.S. treasury strips. If the holder has withdrawn the U.S. treasury strips evidenced by an equity unit, it may either continue to hold the purchase contract in global form through the contract agent or receive a certificate for its purchase contract and hold it directly as the owner registered on the purchase contract register maintained on our behalf by the purchase contract registrar. Any administrative fees related to withdrawing the U.S. treasury strips evidenced by the equity units that are payable to the contract agent or the custodian will be at the expense of the holder of equity units requesting withdrawal.

     There is no current or expected trading market for the purchase contracts evidenced by the equity units, and we do not intend to apply to have the purchase contracts listed on any securities exchange or quoted on any automated quotation system. Accordingly, we do not expect there to be a liquid market in the purchase contracts at any time.

RECREATION OF EQUITY UNITS

     Commencing August 15, 2002 and on or prior to the fifteenth business day immediately preceding the settlement date, holders of purchase contracts may recreate equity units by delivering, for each equity unit being created, (i) to the contract agent, one purchase contract and (ii) to the custodian, $1,000 face amount of each of the U.S. treasury strips that would be then remaining as the U.S. treasury strip component of an equity unit. The newly deposited U.S. treasury strips used to recreate equity units must have the same CUSIP numbers as the ones originally comprising the U.S. treasury strip component.

BOOK-ENTRY SYSTEM

     The equity units and the purchase contracts (unless the beneficial holder of the purchase contracts elects to hold them in definitive form) will be issued in the form of one or more global equity unit certificates and global purchase contract certificates, respectively, held by the contract agent and registered in the name of The Depository Trust Company, as depositary, or its nominee.

     The depositary has advised us as follows: The depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the U.S. Securities Exchange Act of 1934, which we refer to in this prospectus supplement as the Exchange Act. The depositary was created to hold securities of its participants (defined below) and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. The depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     No equity unit represented by global equity unit certificates and no purchase contract represented by global purchase contract certificates may be exchanged in whole or in part for definitive equity units or purchase contracts, as the case may be, and no transfer of global equity unit certificates and global purchase contract certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless:

     - the depositary has notified the contract agent that it is unwilling or unable to continue as depositary for such global equity unit certificates or global purchase contract certificates, as the case may be, or has ceased to be qualified to act as such as required by the purchase contract agreement;

     - there shall have occurred and be continuing a default by us in respect of our obligations under the purchase contract agreement; or

     - the beneficial holder of equity units elects to withdraw the U.S. treasury strips evidenced by one or more of its equity units and elects to hold the purchase contracts in definitive form.

     All equity units and purchase contracts represented by one or more global equity unit certificates and global purchase contract certificates, respectively, or any portion thereof will be registered in such names as the depositary may direct.

     The laws of some jurisdictions require that some purchasers of equity units take physical delivery of the equity units in definitive form. These laws may impair a holder's ability to transfer beneficial interests in equity units so long as they are represented by global equity unit certificates.

     As long as the depositary (or its nominee) is the registered owner of the global equity unit certificates and the global purchase contract certificates, the depositary (or its nominee) will be considered the sole owner and holder of the global equity unit certificates, the global purchase contract certificates and all equity units and purchase contracts represented thereby for all purposes under the equity units and purchase contracts and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global equity unit certificates and owners of beneficial interests in global purchase contract certificates:

     - will not be entitled to have the global purchase contract certificates or the purchase contracts represented thereby registered in their respective names;

     - will not receive or be entitled to receive physical delivery of equity unit certificates or purchase contract certificates, as the case may be, in exchange therefor; and

     - will not be considered to be owners or holders of global equity unit certificates or any equity units represented thereby or global purchase contract certificates or any purchase contracts represented thereby, for any purpose under the equity units, the purchase contracts or the purchase contract agreement.

     All transfers and deliveries of our common shares (and any cash amount paid by us in lieu of fractional shares) issued on settlement of the purchase contracts evidenced by the equity units and all transfers and deliveries of the U.S. treasury strips evidenced by the equity units will be made to the depositary (or its nominee) as the holder thereof. All transfers and deliveries of our common shares (and any cash amount paid by us in lieu of fractional shares) pursuant to the purchase contracts represented by the global purchase contract certificates will be made by the contract agent to the depositary (or its nominee) as the holder thereof.

     Ownership of beneficial interests in the global equity unit certificates and global purchase contract certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee, which we refer to in this prospectus supplement as participants. Ownership of beneficial interests in global equity unit certificates and global purchase contract certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Procedures for settlement of purchase contracts on the settlement date or upon early settlement for holders who hold in book-entry form will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global equity unit certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of Nortel Networks Corporation, the contract agent or the custodian or any of their respective agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global equity unit certificates or global purchase contract certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

CERTAIN OTHER PROVISIONS OF THE PURCHASE CONTRACT AGREEMENT

  Transfers of Equity Units; Delivery of Our Common Shares

     Purchase contracts will be settled and transfers of the equity units and purchase contracts will be registrable at the office of the contract agent in Toronto, Ontario and at the office of its affiliate in New York, New York.

     Our common shares will be delivered upon presentation and surrender of the equity unit certificates evidencing the related equity units or the purchase contract certificates evidencing the purchase contracts at the office of the contract agent or its affiliate.

     If a holder of outstanding equity units fails to present and surrender the equity unit certificate evidencing the equity units or if a holder of outstanding purchase contracts fails to present and surrender the purchase contract certificates evidencing its rights under the purchase contracts to the contract agent on the settlement date, our common shares issuable in settlement of the applicable purchase contract will be registered in the name of the contract agent and, together with any distributions thereon and any cash amount paid by us in lieu of fractional shares, shall be held by the contract agent as agent on behalf of that holder, until the equity unit certificate or purchase contract certificate is presented and surrendered or the holder provides satisfactory evidence that the equity unit certificate or purchase contract certificate, as the case may be, has been destroyed, lost or stolen, together with any indemnity that may be required by us or the contract agent. The contract agent will have no obligation to invest or pay interest on any amounts held by the contract agent pending distribution.

  Modification

     The purchase contract agreement will contain provisions prohibiting us and the contract agent, except under limited circumstances, from modifying or amending the terms of the purchase contracts and the purchase contract agreement without the consent of the holder of each outstanding purchase contract and equity unit affected by the modification or amendment.

  Consolidation, Merger, Sale or Conveyance

     We will covenant in the purchase contract agreement that we will not amalgamate or merge with any other corporation or enter into any reorganization or effect any conveyance, transfer or lease of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole (other than with or to Nortel Networks Limited), unless in each case either (i) we or Nortel Networks Limited, as the case may be, shall be the surviving corporation or one of the continuing corporations, or (ii) the successor corporation (or the person that leases or that acquires by conveyance or transfer all or substantially all of our assets and the assets of our subsidiaries, taken as a whole) expressly assumes our outstanding obligations under the outstanding purchase contracts and the purchase contract agreement, and we or such successor corporation are not, immediately after such amalgamation, merger, conveyance, transfer or lease, in default in the performance of any of those obligations.

  Title

     The contract agent may treat the registered owner of any equity unit (or, upon withdrawal of the U.S. treasury strips, the registered owner of any purchase contract) as the absolute owner thereof for the purpose of making payment and settling the purchase contracts and for all other purposes. Similarly, the custodian may treat the registered owner of any equity unit as the absolute owner thereof for the purpose of making payments and deliveries of the U.S. treasury strips and for all other purposes.

  Replacement of Security Certificates

     Any mutilated equity unit certificate or purchase contract certificate will be replaced by the contract agent at the expense of the holder upon surrender of the certificate to the contract agent. Equity unit certificates and purchase contract certificates that are destroyed, lost or stolen will be replaced by the contract agent at the expense of the holder upon delivery to the contract agent of evidence of the destruction, loss or theft thereof satisfactory to the contract agent. In the case of a destroyed, lost or stolen equity unit certificate or purchase contract certificate, an indemnity satisfactory to the contract agent may be required at the expense of the holder of the equity units evidenced by that certificate before a replacement will be delivered.

     Notwithstanding the foregoing, the contract agent will not be obligated to deliver any equity unit or purchase contract on or after the settlement date or after the purchase contracts have accelerated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement equity unit certificate or purchase contract certificate, as the case may be, following the settlement date or after acceleration, the contract agent, upon delivery of the evidence and indemnity described above, will deliver our common shares, issuable pursuant to the purchase contracts evidenced by that certificate, including any cash amount in lieu of fractional shares.

  Governing Law

     The purchase contract agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

  Information Concerning the Contract Agent

     Computershare Trust Company of Canada, whose office is located at 100 University Avenue, 9th Floor, Toronto, Ontario, will be the contract agent. The contract agent has appointed its affiliate, Computershare Trust Company, Inc., located at 88 Pine Street, 19th floor, New York, New York, as its agent for service of process in the United States. The contract agent will act as the agent for the holders of equity units from time to time. The purchase contract agreement will not obligate the contract agent to perform any discretionary actions in connection with a breach under the terms of the equity units or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the contract agent and the circumstances under which the contract agent may resign or be replaced. No such resignation or replacement will be effective until a successor contract agent is appointed.

     Computershare Trust Company of Canada is currently the transfer agent and registrar for our common shares.

CERTAIN OTHER PROVISIONS OF THE CUSTODIAL AGREEMENT

  Delivery of U.S. Treasury Strips

     Payments of U.S. treasury strips will be made at the office of the custodian in New York, New York. In addition, if the equity units do not remain in book-entry form, payments may be made, at the option of the custodian, by check mailed to the address of the person entitled to the payments as shown on the equity unit register.

     If the settlement date under the purchase contracts is accelerated, U.S. treasury strips will be delivered by the custodian upon presentation and surrender of the equity unit certificates evidencing the related equity units at the office of the contract agent. Until the equity unit certificate is presented and surrendered or the holder provides satisfactory evidence that the equity unit certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the contract agent, the U.S. treasury strips will be held by the custodian for the account of the holder. The custodian will have no obligation to invest or to pay interest on any amounts held by the custodian pending delivery.

  Modification

     The custodial agreement will contain provisions prohibiting the custodian and the contract agent, except under limited circumstances, from modifying or amending the terms of the custodial agreement without the consent of the holder of each outstanding equity unit affected by the modification or amendment.

  Governing Law

     The custodial agreement will be governed by, and construed in accordance with, the laws of the State of New York.

  Information Concerning the Custodian

     Citibank, N.A., whose office is located at 111 Wall Street, New York, New York, will act as the custodian of the U.S. treasury strips on behalf of the holders of equity units from time to time.

     The custodial agreement will not obligate the custodian to perform any discretionary actions in connection with the terms of the equity units or the custodial agreement. The custodial agreement will also contain provisions limiting the liability of the custodian and the circumstances under which the custodian may resign or be replaced. No such resignation or replacement will be effective until a successor custodian is appointed.

     Citibank, N.A. and its Canadian subsidiary, Citibank Canada, which we refer to together as Citibank, are lenders to Nortel Networks Limited and its subsidiaries under some syndicated credit facilities. Under these credit facilities, Citibank acted in the capacity of co-syndication agent and/or documentation agent.

     Citibank also provides lines of credit to various subsidiaries of Nortel Networks Limited, as well as certain commercial banking, investment banking and financial advisory services. Citibank's affiliate, Salomon Smith Barney Inc., is one of the underwriters in this offering and the concurrent offering of our common shares.

     The custodian has appointed its branch office, located at 123 Front Street West, 10th Floor, Toronto, Ontario, as its agent for service of process in Ontario, Canada for any action arising out of the custodial agreement.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of equity units, of U.S. treasury strips and purchase contracts and of our common shares acquired in settlement of a purchase contract. The discussion is addressed to U.S. holders, as defined below, who purchase equity units in the initial public offering at their original issue price and hold the equity units, U.S. treasury strips, purchase contracts and our common shares as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations), Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes, or tax-exempt organizations, (2) persons holding equity units, U.S. treasury strips, purchase contracts or our common shares as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) U.S. holders, as defined below, whose functional currency is not the U.S. dollar), nor does it address alternative minimum taxes or state, local, estate or foreign taxes.

     No statutory, administrative or judicial authority directly addresses the treatment of equity units or instruments similar to equity units for U.S. federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described herein.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF EQUITY UNITS, PURCHASE CONTRACTS, U.S. TREASURY STRIPS AND OUR COMMON SHARES ACQUIRED UNDER A PURCHASE CONTRACT IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, ESTATE OR FOREIGN TAX LAWS.

CONSEQUENCES TO U.S. HOLDERS

     The following is a discussion of U.S. federal income tax considerations relevant to a U.S. holder of an equity unit, purchase contract, U.S. treasury strips and our common shares acquired under a purchase contract. For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

  Equity Units

     Allocation of Purchase Price. A U.S. holder's acquisition of an equity unit will be treated as an acquisition by the U.S. holder of the U.S. treasury strips and the purchase contract, which the U.S. holder will be deemed to own directly for U.S. federal income tax purposes. The purchase price of each equity unit will be allocated between the U.S. treasury strips and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish the U.S. holder's initial tax basis in the U.S. treasury strips and the purchase contract. The total basis allocated to the U.S. treasury strips will be allocated among the six U.S. treasury strips in accordance with each U.S. treasury strip's relative fair market value at the time of purchase. We expect to report the total fair market value of the U.S.
treasury strips related to each equity unit as $          and the fair market
value of each purchase contract as $     . This allocation will be binding on
each U.S. holder (but not on the Internal Revenue Service) unless that U.S. holder explicitly discloses a contrary position on a statement attached to that U.S. holder's timely filed U.S. federal income tax returns for the taxable year in which an equity unit is acquired. Thus, absent the disclosure, a U.S. holder should allocate the purchase price for an equity unit in accordance with the values reported by us.

The remainder of this discussion assumes that this allocation of the purchase price of an equity unit will be respected for U.S. federal income tax purposes.

     Sales, Exchanges or Other Taxable Dispositions of Equity Units. If a U.S. holder sells, exchanges or otherwise disposes of an equity unit in a taxable disposition, the U.S. holder will be treated as having sold, exchanged or disposed of each of the purchase contract and the U.S. treasury strips that constitute the equity unit. The proceeds realized on the disposition will be allocated between the purchase contract and the U.S. treasury strips in proportion to their respective fair market values. As a result, as to each of the purchase contract and the U.S. treasury strips, a U.S. holder generally will recognize capital gain or loss equal to the difference between the portion of the proceeds received by the U.S. holder that is allocable to the purchase contract and the U.S. treasury strips and the U.S. holder's adjusted tax basis therein, except to the extent that the holder is treated as receiving an amount with respect to accrued original issue discount or accrued acquisition discount on the U.S. treasury strips, in which case that amount would be treated as ordinary income to the extent not previously taken into income (see "-- U.S. Treasury Strips" below). The capital gain or loss generally will be long-term if the U.S. holder held the equity unit for more than one year immediately prior to disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Because a U.S. holder of equity units will be treated as owning the U.S. treasury strips and the purchase contract directly, the withdrawal of the U.S. treasury strips or the purchase contract from the equity units (or the subsequent delivery of the U.S. treasury strips or the purchase contract to recreate equity units) will not give rise to a taxable event for U.S. federal income tax purposes.

  Purchase Contracts

     Acquisition of Our Common Shares Under a Purchase Contract. A U.S. holder will not recognize gain or loss on the receipt of our common shares in settlement of a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common shares, which should be treated as paid in exchange for such fractional share. A U.S. holder's aggregate initial tax basis in our common shares received under a purchase contract should generally equal the holder's adjusted tax basis in the purchase contract, less the portion of such adjusted tax basis allocable to the fractional share.

     We believe that the purchase contract should be viewed for U.S. federal income tax purposes as an equity interest in us that is issued on the issue date of the equity units. Accordingly, the receipt of our common shares in settlement of the purchase contract should be viewed for U.S. federal income tax purposes as a recapitalization in which the U.S. holder exchanges one equity interest in us for another equity interest in us. The holding period of our common shares acquired in settlement of the purchase contract should therefore include the U.S. holder's holding period for the purchase contract. However, this treatment of the purchase contract and of the issuance of our common stock in settlement of the purchase contract is not free from doubt, and prospective investors are urged to consult their tax advisors regarding the appropriate treatment of the purchase contract.

     Adjustment to Settlement Rate. A U.S. holder of an equity unit might be treated as receiving a constructive dividend distribution from us in respect of our common shares if (1) the settlement rate is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for some taxable distributions with respect to our common shares. Thus, under some circumstances, an adjustment in the settlement rate might give rise to a taxable dividend to a U.S. holder of an equity unit even though such U.S. holder would not receive any cash related thereto. For a discussion of the taxation of dividends paid in respect of our stock, see "-- Common Shares Acquired Under the Purchase Contract" below.

  Common Shares Acquired Under the Purchase Contract

     Distributions with Respect to Our Common Shares, Foreign Source Income and Foreign Tax Credits. The gross amount of any cash dividends paid by us with respect to our common shares, including the amount of any Canadian taxes withheld from these dividends, generally will be includible in the gross income of a U.S. holder to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. This income will be foreign source dividend income and will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to stock of other U.S. corporations. Canadian withholding tax at the legally applicable rate will be treated as foreign income tax which U.S. holders may elect to deduct in computing their taxable income or, subject to the complex limitations on foreign tax credits generally, credit against their U.S. federal income tax liability. Dividends on our common shares generally will constitute passive income or, in some cases, financial services income for U.S. foreign tax credit purposes. Foreign tax credits will not be allowed for withholding taxes imposed in respect of some short-term or hedged positions in our common shares or in respect of arrangements in which a U.S. holder's expected economic profit, after non-U.S. taxes, is insubstantial in relation to those non-U.S. taxes. You should consult your own advisors concerning the implications of these rules in light of your particular circumstances. We also refer you to "Dividend Policy" in this prospectus supplement.

     Distributions of our common shares to U.S. holders that are made as part of a pro rata distribution to all holders of our common shares generally will not be subject to U.S. federal income tax.

     Dispositions of Our Common Shares. Assuming that our common shares are held as a capital asset, gain or loss realized by a U.S. holder on the sale or other disposition of our common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. holder's tax basis in our common shares and the amount realized on the disposition (we refer you to "-- Purchase Contracts -- Acquisition of Our Common Shares Under a Purchase Contract" above). This gain or loss will be long-term capital gain or loss only if our common shares were held for more than one year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  U.S. Treasury Strips

     Original Issue Discount. The U.S. treasury strips will consist of zero-coupon U.S. treasury securities. In the case of the U.S. treasury strip that matures on August 15, 2002, the rules described in this section "U.S. Treasury Strips" will apply to the holder's pro rata interest in that U.S. treasury strip. A U.S. holder will be required to treat each U.S. treasury strip (other than short-term U.S. treasury strips described below) as a bond that was originally issued on the issue date of the equity units and at an original issue discount equal to the excess of the U.S. holder's amounts payable on that U.S. treasury strip over the investor's tax basis for that U.S. treasury strip as discussed above. The U.S. holder (whether on the cash or accrual method of tax accounting) will be required to include original issue discount (other than acquisition discount on short-term U.S. treasury strips described below) in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method, prior to the receipt of cash attributable to such income. The U.S. holder's tax basis in a U.S. treasury strip will be increased by the amount of any original issue discount included in income by the U.S. holder with respect to that U.S. treasury strip. A U.S. holder will recognize ordinary income on a disposition of the U.S. treasury strips it holds to the extent of any gain realized that does not exceed an amount equal to the ratable share of the original issue discount on such U.S. treasury strips not previously included in income.

     Acquisition Discount. A U.S. holder of U.S. treasury strips will be required to treat each "short-term" U.S. treasury strip (that is, a U.S. treasury strip maturing on or before the first anniversary of the date it is purchased in connection with the equity units) as a short-term bond that was originally issued on the date Credit Suisse First Boston Corporation, one of the representatives of the underwriters, acquired each relevant U.S. treasury strip with "acquisition discount" equal to the U.S. holder's excess of the amounts payable on that U.S. treasury strip over the amount paid for that U.S. treasury strip by such representative. In general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless such accrual basis U.S. holder elects to accrue the acquisition discount on a U.S. treasury strip on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A U.S. holder will recognize ordinary income on a disposition of the short-term U.S. treasury strips it holds to the extent of any gain realized that does not exceed an amount equal to the ratable share of the acquisition discount on such U.S. treasury strips not previously included in income.

     Tax Basis of the U.S. Treasury Strips. A U.S. holder's initial tax basis in its applicable ownership interest in a U.S. treasury strip will initially equal the amount paid by the representatives for the U.S. treasury strip. A U.S. holder's adjusted tax basis in a U.S. treasury strip will be increased by the amount of original issue discount or acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to that U.S. treasury strip.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion is addressed to non-U.S. holders. A "non-U.S. Holder" is a holder of an equity unit that is not a U.S. holder as defined under "-- Consequences to U.S. Holders" above and is not a partnership. For purposes of applying the rules set forth under this heading "Consequences to Non-U.S. Holders," an entity that is fiscally transparent (for example, a partnership) for U.S. federal income tax purposes and owns an equity unit, purchase contract, our common shares or U.S. treasury strips is generally disregarded, and the beneficial owners of that entity are treated as the owners of those assets.

  U.S. Federal Withholding Tax

     U.S. federal withholding tax will not apply to any payment (including original issue discount and acquisition discount) with respect to the U.S. treasury strips provided that (a) the non-U.S. holder provides its name, address and some other information on a W-8BEN (or substitute W-8BEN), and certifies, under penalties of perjury, that it is not a U.S. person or (b) the non-U.S. holder holds its U.S. treasury strips (or the equity unit containing U.S. treasury strips) through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

     In general, U.S. federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of the equity units, purchase contracts, U.S. treasury strips or our common shares acquired under the purchase contracts (other than amounts attributable to accrued original issue discount, which will be subject to the rules described above), and will not apply to the purchase of our common shares under the purchase contract. Dividend payments to a non-U.S. holder in respect of our common shares will similarly not be subject to U.S. federal withholding tax.

  U.S. Federal Income Tax

     If a non-U.S. holder is engaged in a trade or business in the U.S. and payments (including original issue discount and acquisition discount) with respect to the U.S. treasury strips or dividends received in respect of our common shares are effectively connected with the conduct of that trade or business, the non-U.S. holder will be subject to U.S. federal income tax (but not withholding tax), on the payments made with respect to the U.S. treasury strips or on the dividends, as the case may be, on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder.

     Any gain or income realized on the disposition of equity units, purchase contracts, U.S. treasury strips or our common shares acquired under the purchase contracts generally will not be subject to U.S. federal income tax unless:

     - that gain or income is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S.; or

     - the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and other conditions are met.

  Backup Withholding Tax and Information Reporting

     U.S. Holders. Unless a U.S. holder is an exempt recipient, such as a corporation, payments under U.S. treasury strips and sales proceeds from U.S. treasury strips or an equity unit attributable to U.S. treasury strips may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

     Non-U.S. Holders. In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. holder.

                    CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal Canadian federal income tax consequences generally applicable to a holder, which we refer to as a Holder, of U.S. treasury strips and purchase contracts acquired pursuant to this prospectus supplement and our common shares issued on the settlement of purchase contracts acquired pursuant to this prospectus supplement, who, for purposes of the Income Tax Act (Canada), which we refer to as the Tax Act, and at all relevant times, holds the U.S. treasury strips, the purchase contracts and common shares issued on the settlement of the purchase contracts as capital property, and is not affiliated with and deals at arm's length with us. This summary does not apply to "financial institutions" (as defined for the purposes of the "mark-to-market" rules in the Tax Act) or to non-resident insurers that carry on an insurance business in Canada and elsewhere. Such holders should consult their own tax advisors. This summary does not take into account or address any transactions or arrangements of Holders in relation to the U.S. treasury strips, purchase contracts, common shares or equity units apart from the acquisition of equity units (evidencing the purchase contracts and U.S. treasury strips) pursuant to this prospectus supplement and the settlement of purchase contracts in accordance with their terms.

     This summary is based upon the current provisions of the Tax Act, the regulations thereunder, which we refer to as the Regulations, and the current published administrative and assessing practices of the Canada Customs and Revenue Agency, which we refer to as the CCRA. This summary takes into account all specific proposals to amend the Tax Act and Regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, which we refer to as the proposed amendments, and assumes that all such proposed amendments will be enacted in their present form. This summary does not otherwise take into account or anticipate any changes to the Tax Act, the Regulations, or administrative and assessing practices relating to any of the foregoing, whether by legislative, governmental or judicial decision or action. Consistent with the description of an equity unit and a Holder's interest in the property evidenced by an equity unit as set out in this prospectus supplement, this summary assumes that an equity unit evidences the ownership of the U.S. treasury strips and the purchase contract related to that equity unit and, accordingly, transactions effected by way of that equity unit are transactions in the U.S. treasury strips and the purchase contract related to that equity unit.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE HOLDER. THIS SUMMARY DOES NOT TAKE INTO ACCOUNT PROVINCIAL, TERRITORIAL OR FOREIGN TAX CONSIDERATIONS, WHICH MAY VARY FROM THE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS DESCRIBED HEREIN. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

  Currency Conversion

     All amounts relating to the acquisition, holding or disposition of a U.S. treasury strip, purchase contract or a common share issuable on the settlement of a purchase contract, including adjusted cost base, proceeds of disposition and payments of interest (including interest or deemed interest on U.S. treasury strips) must be converted at the relevant date into Canadian dollars for the purposes of the Tax Act. The amount of interest or dividends (as applicable) or capital gain or capital loss of a Holder of a U.S. treasury strip, purchase contract or our common share acquired on the settlement of a purchase contract may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

RESIDENTS OF CANADA

     The following portion of the summary is applicable to a Holder who, at all relevant times and for the purposes of the Tax Act is or is deemed to be resident in Canada, which we refer to as a Resident Holder. Some Resident Holders who acquire common shares issued on the settlement of the purchase contracts and in respect of which such common shares might not otherwise qualify as capital property may be entitled to obtain such qualification in respect of such common shares in certain circumstances by making the irrevocable election permitted by subsection 39(4) of the Tax Act.

  Interest on the U.S. Treasury Strips

     The purchase price of the U.S. treasury strips (plus applicable acquisition costs) in the aggregate will be allocated such that each U.S. treasury strip will have a separate cost as set out in this prospectus supplement.

     Each payment received by a Resident Holder of each U.S. treasury strip evidenced by an equity unit will consist of interest and of a return of cost for purposes of the Tax Act.

     A Resident Holder that is a corporation, partnership, unit trust or any other trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on each U.S. treasury strip that accrued (or was deemed to accrue) to it to the end of the taxation year or that became receivable or was received by it before the end of the taxation year except to the extent that such interest was included in computing its income for a preceding taxation year.

     A Resident Holder other than a person described in the foregoing paragraph will be required to include in computing its income for a taxation year any amount received or receivable by the Resident Holder in the taxation year as interest on each U.S. treasury strip depending upon the method regularly followed by the Resident Holder in computing income, to the extent that such amount was not included in the Resident Holder's income for a preceding taxation year. In addition, if in a taxation year such a Resident Holder holds a U.S. treasury strip on an "anniversary day" thereof, the Resident Holder will be required to include in income for the year interest that has accrued (or was deemed to have accrued) on the U.S. treasury strip to the Resident Holder to the end of that day, to the extent that interest was not otherwise included in computing the Resident Holder's income for the taxation year or a preceding taxation year. For this purpose, "anniversary day" of a U.S. treasury strip for a Resident Holder means: (i) the day that is one year after the day immediately preceding the date of its issue; (ii) the day that occurs at every successive one-year interval from the date determined under (i); and (iii) the day upon which the Resident Holder disposed of the U.S. treasury strip.

     For purposes of the Tax Act, the U.S. treasury strips are "prescribed debt obligations" as defined by the Regulations. Interest will be deemed to accrue to a Resident Holder on each U.S. treasury strip for purposes of the Tax Act at a rate determined in accordance with the Regulations. A different accrual rate will apply to each U.S. treasury strip. Generally, the accrual rate for any particular U.S. treasury strip will be equal to the rate which, when applied on a compound basis (assuming a compounding period of one year or less) to the purchase price of the U.S. treasury strip, will yield the amount that is equal to the excess of the maturity amount of the U.S. treasury strip over the purchase price of the U.S. treasury strip. Amounts accrued (or deemed to accrue) as interest in respect of a U.S. treasury strip will be added to the adjusted cost base of that U.S. treasury strip to the Resident Holder.

  Disposition of U.S. Treasury Strips

     On a disposition or deemed disposition of a U.S. treasury strip, including payment on maturity, a Resident Holder will generally be required to include in computing income for the taxation year in which the disposition occurs the amount of interest accrued (or deemed to have accrued) on the U.S. treasury strip to the date of disposition to the extent that such amount has not otherwise been included in income for the year or a preceding taxation year and such amount will be added to the adjusted cost base of the U.S. treasury strip. On a disposition at fair market value, a Resident Holder will generally be entitled to a deduction to the extent that the total of amounts included in the Resident Holder's income in the year of disposition or a previous year as interest exceeds amounts received or receivable in respect of such interest. The Tax Act provides, generally, that amounts received by a Resident Holder as proceeds of disposition on a disposition of a U.S. treasury strip (which includes payment of a U.S. treasury strip) which reasonably represent a recovery by the Resident Holder of the cost of the U.S. treasury strip are not required to be included in computing the Resident Holder's income.

     In general, a disposition or deemed disposition of a U.S. treasury strip will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the U.S. treasury strip to the Resident Holder immediately before the disposition. One-half of any capital gain, or a taxable capital gain, will be required to be included in computing income and one-half of any capital loss, or an allowable capital loss, may be deducted from taxable capital gains realized by the Resident Holder in the year of disposition. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

     A capital gain realized by an individual may give rise to a liability for alternative minimum tax.

     A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable for a refundable tax of 6 2/3% on investment income, including interest income and taxable capital gains.

  Settlement of Purchase Contracts

     The settlement of a purchase contract by delivery of our common shares to a Resident Holder will not constitute a disposition of that purchase contract and, accordingly, a Resident Holder will not realize a gain or loss on such settlement. The adjusted cost base to a Resident Holder of our common shares acquired under a purchase contract will be equal to the adjusted cost base of the purchase contract (including reasonable costs relating to its acquisition by the Resident Holder) immediately before the settlement thereof, subject to certain averaging rules provided in the Tax Act. When a Resident Holder receives cash in lieu of a fractional common share, the Resident Holder will be considered to have disposed of that fractional common share for proceeds of disposition equal to such cash unless such holder holds the purchase contract and the common shares acquired upon its settlement in definitive form and the cash is received from us. In the latter case, consistent with the administrative practice of the CCRA in analogous circumstances, the Resident Holder may instead reduce the cost of the common shares acquired on the settlement of the purchase contract by the amount of such cash.

  Disposition of Purchase Contracts

     A disposition or deemed disposition of a purchase contract will generally result in the Resident Holder realizing a capital gain (or capital loss) to the extent the proceeds of disposition are greater (or less) that the aggregate of the Resident Holder's adjusted cost base of the purchase contract and any reasonable costs related to the disposition. The tax treatment of capital gains and capital losses is discussed above under "--Disposition of U.S. Treasury Strips".

  Withdrawal of Purchase Contracts and U.S. Treasury Strips

     A Resident Holder will not be required to include any amount in income for purposes of the Tax Act by reason only of the purchase contracts and U.S. treasury strips ceasing to be evidenced by equity units and therefore being withdrawn from equity units.

  Common Shares

     Dividends declared and paid on our common shares will be included in a Resident Holder's income as taxable dividends received from a taxable Canadian corporation. The normal gross-up and dividend tax credit rules will generally apply to dividends received by an individual, and dividends received by a Resident Holder that is a corporation will normally be deductible in computing its taxable income. Certain corporations may be liable to pay a refundable tax under Part IV of the Tax Act on such dividends.

     A disposition or deemed disposition of our common shares will generally result in the Resident Holder realizing a capital gain (or capital loss) to the extent the proceeds of disposition are greater (or less) than the aggregate of the Resident Holder's adjusted cost base of the common shares and any reasonable costs related to the disposition. The tax treatment of capital gains and capital losses is discussed above under "--Disposition of U.S. Treasury Strips".

     In the case of a Resident Holder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition or deemed disposition of a common share may be reduced by the amount of dividends previously received or deemed to have been received thereon in accordance with detailed rules contained in the Tax Act in this regard. Analogous rules apply where a corporation is a member of a partnership or a beneficiary of a trust that owns our common shares, where a trust is a member of a partnership that owns our common shares or where a partnership or trust is a beneficiary of a trust that owns our common shares.

NON-RESIDENTS OF CANADA

     This section applies to a Holder, who, at all relevant times and for purposes of the Tax Act, is not resident or deemed to be resident in Canada and does not use or hold and is not deemed to use or hold a U.S. treasury strip, purchase contract or common share acquired under the terms of a purchase contract in carrying on business in Canada, which we refer to as a "Non-Resident Holder," and for whom the U.S. treasury strips, purchase contracts or common shares acquired pursuant to such purchase contracts are not "designated insurance property" for purposes of the Tax Act.

  U.S. Treasury Strips

     There will be no consequences under the Tax Act for Non-Resident Holders in respect of the acquisition, holding or disposition of the U.S. treasury strips.

  Settlement of Purchase Contracts

     The settlement of a purchase contract into our common shares by a Non-Resident Holder will not constitute a disposition of a purchase contract and, accordingly, a Non-Resident Holder will not realize a gain or loss on such settlement. The adjusted cost base to a Non-Resident Holder of common shares acquired under a purchase contract will be equal to the adjusted cost base of the purchase contract immediately before the settlement thereof subject to certain averaging rules provided in the Tax Act. When a Non-Resident Holder receives cash in lieu of a fractional common share, the Non-Resident Holder will be considered to have disposed of that fractional common share for proceeds of disposition equal to such cash unless such holder holds the purchase contract and the common shares acquired upon its settlement in definitive form and the cash is received from us. In the latter case, consistent with the administrative practice of the CCRA in analogous circumstances, the Non-Resident Holder may instead reduce the cost of the common share acquired on the settlement of the purchase contract by the amount of such cash.

  Dividends on our Common Shares

     Dividends paid or credited, or deemed to be paid or credited, on our common shares to a Non-Resident Holder will be subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention.

     Generally, a Non-Resident Holder who is, for purposes of the Canada-United States Income Tax Convention, 1980, which we refer to as the Convention, a resident of the United States and the beneficial owner of dividends on our common shares will be subject to Canadian withholding tax on dividends, including stock dividends, paid or credited, or deemed under the Tax Act to be paid or credited, by us to the Non-Resident Holder at a rate of 15% of the gross amount of such dividends (except that where such beneficial owner is a corporation and owns at least 10% of our voting stock, the rate of withholding tax is reduced to 5%). Dividends paid or credited to a Non-Resident Holder that is a United States tax-exempt organization as described in Article XXI of the Convention will generally not be subject to Canadian withholding tax provided certain administrative procedures are observed. Non-Resident Holders to whom these treaty benefits may be applicable should consult their own tax advisors.

  Disposition of the Purchase Contracts or our Common Shares

     A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of a purchase contract or of a common share issued on the settlement of the purchase contract unless the purchase contract or common share, as the case may be, is "taxable Canadian property" to the Non-Resident Holder. Provided the common shares issued on the settlement of the purchase contracts are listed at all times on a prescribed stock exchange (which currently includes the New York Stock Exchange and the Toronto Stock Exchange), the purchase contracts and common shares will not be "taxable Canadian property" to a Non-Resident Holder unless the Non-Resident Holder, either alone or together with persons with whom the Non-Resident Holder does not deal at arm's length for purposes of the Tax Act, at any time within the 60 month period immediately preceding the disposition, owned 25% or more of the issued shares of any class or series of our shares. For this purpose, it is the position of the CCRA that Non-Resident Holders and persons with whom they do not deal at arm's length who holds an interest in or an option to acquire our capital stock (which would include shares deliverable under a purchase contract) will be considered to hold shares to which such interest or option relates.

     Where a purchase contract or common share issuable upon settlement of a purchase contract, as applicable, is taxable Canadian property to the Non-Resident Holder, and the Non-Resident Holder is entitled to exemptions available under an applicable income tax treaty or convention, subject to the terms of the applicable treaty or convention, the Non-Resident Holder may be exempt from tax in respect of the disposition of the purchase contract or common shares issuable upon settlement of a purchase contract. Non-Resident Holders to whom purchase contracts or common shares are taxable Canadian property should consult their own tax advisors.

                                  UNDERWRITING

     Under the terms and conditions contained in an underwriting agreement dated
June     , 2002, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. are acting as representatives, purchase contracts underlying the following respective numbers of equity units:

                                                                NUMBER OF
UNDERWRITER                                                    EQUITY UNITS
-----------                                                    ------------
Credit Suisse First Boston Corporation......................
J.P. Morgan Securities Inc. ................................
Salomon Smith Barney Inc....................................
RBC Dominion Securities Inc. ...............................
ABN AMRO Rothschild LLC.....................................
CIBC World Markets Inc......................................
Deutsche Bank Securities Inc................................
HSBC Securities (USA) Inc...................................
BNP Paribas.................................................
Scotia Capital Inc..........................................
SG Cowen Securities Corporation.............................
TD Securities Inc...........................................
First Union Securities Inc..................................
                                                                 --------
          Total.............................................
                                                                 ========

     The underwriting agreement provides that the underwriters are obligated to purchase from us all of the purchase contracts included in the equity units if any are purchased, other than those purchase contracts underlying the equity units covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of equity units and the purchase of the related purchase contracts may be terminated. The obligations of the underwriters under the underwriting agreement are subject to conditions which must be satisfied by us at or prior to closing and may be terminated on the occurrence of certain stated events.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis purchase contracts to be included as components in up to an
additional     equity units at the same price as the purchase contracts the underwriters are obligated to purchase under the underwriting agreement. This option may be exercised only to cover any over-allotments of equity units.

     This offering is being made concurrently in the United States, in all provinces and territories of Canada and internationally. U.S. broker/dealer affiliates or Canadian securities dealer affiliates of certain underwriters named above may sell equity units in the United States or in Canada, as the case may be, in each case in accordance with applicable law.

     The underwriters propose to offer the equity units initially at the public offering price set forth on the cover page of this prospectus supplement and to
selling group members at that price less a selling concession of $     per
equity unit. The underwriters and selling group members may allow a discount of $ per equity unit on sales to other U.S. broker/dealers and Canadian securities dealers. After the underwriters have made a reasonable effort to sell the equity units at the initial public offering price, the representatives may change the offering price and the concession and discount to other U.S. broker/dealers and Canadian securities dealers from time to time to an amount not greater than the initial public offering price. In such an event, the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the equity units is less than the gross proceeds paid by the underwriters to us for the purchase contracts together with the purchase price of the treasury strips and related fees and expenses.

     The following table summarizes the underwriting commissions paid by us in relation to each purchase contract components of the equity units and the estimated expenses payable by us in connection with this offering of the purchase contracts evidencing the equity units. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

                                       PER PURCHASE CONTRACT                     TOTAL
                                  -------------------------------   -------------------------------
                                  WITHOUT OVER-      WITH OVER-     WITHOUT OVER-      WITH OVER-
                                    ALLOTMENT        ALLOTMENT        ALLOTMENT        ALLOTMENT
                                  --------------   --------------   --------------   --------------
Underwriting commissions paid by
  us............................     $                $                $                $
Expenses payable by us..........     $                $                $                $

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC, a registration statement under the U.S. Securities Act of 1933, which we refer to in this prospectus supplement as the Securities Act, relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares or warrants or other rights to purchase our common shares, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., for a period of 60 days after the date of this prospectus supplement, except (1) issuances required in connection with earnout payments for acquisitions prior to the date hereof, (2) issuances of stock options or our common shares upon exercise of stock options or otherwise pursuant to compensation arrangements existing on the date hereof, (3) issuances upon the exercise of any outstanding securities or rights convertible, exchangeable or exercisable for our common shares, (4) issuances of rights under our shareholder rights plan and the common shares issuable upon exercise of those rights, or (5) the issuance of our common shares upon settlement of purchase contracts or our expected concurrent sale of common shares.

     Our directors and certain of our executive officers have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for, or entitling them to receive, any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., for a period of 60 days after the date of this prospectus supplement.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act and Canadian securities laws or to contribute to payments which they may be required to make in that respect.

     The equity units, including the purchase contracts evidenced by those equity units, are also a new issue of securities for which there currently is no market. The underwriters have advised us that they intend to make a market in the equity units as permitted by applicable law. They are not obligated, however, to make a market in the equity units and any market-making may be discontinued at any time at their sole discretion. The underlying purchase contracts are also new securities for which there is no current or expected secondary market. No assurance can be given as to the development or liquidity of any market for the equity units. We do not expect there to be a liquid market in the purchase contracts at any time.

     The price paid by the underwriters to us for the purchase contracts was arrived at by negotiation between us and the representatives.

     This prospectus supplement, as amended or supplemented, may be used by us upon early settlement or early settlement upon cash merger of the purchase contracts.

     In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Over-allotment involves sales by the underwriters of equity units in excess of the number of equity units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of equity units over-allotted by the underwriters is not greater than the number of equity units that they may purchase in the over-allotment option. In a naked short position, the number of equity units involved is greater than the number of equity units that may be purchased pursuant to the over-allotment option. The underwriters may close out any covered short position by exercising their over-allotment option and/or purchasing equity units in the open market.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of equity units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of equity units to close out the short position, the underwriters will consider, among other things, the price of equity units available for purchase in the open market as compared to the price at which they may purchase equity units through the over-allotment option. If the underwriters sell more equity units than could be covered by the over-allotment option, which we refer to as a naked short position, the position can only be closed out by buying equity units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the equity units in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the equity units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our equity units or preventing or retarding a decline in the market price of our equity units. As a result, the price of the equity units may be higher than the price that might otherwise exist in the open market. These transactions, including in our common shares, may be effected on the New York Stock Exchange or the Toronto Stock Exchange or in the over-the-counter market and, if commenced, may be discontinued at any time.

     Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the underwriters may not, throughout the period of distribution under this offering of equity units, bid for or purchase equity units. The foregoing restriction is subject to certain exceptions, as long as the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of such securities. These exceptions include a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities in the common shares.

     The underwriters have not offered or sold, and prior to the expiry of a period of six months from the closing date, will not offer or sell any of these securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

     The underwriters have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of any of these securities in circumstances in which section 21(1) of the FSMA does not apply to Nortel Networks Corporation.

     The underwriters have complied and will comply with all applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the securities in, from or otherwise involving the United Kingdom.

     The U.S. and Canadian bank affiliates of the underwriters are among the lenders who provide, in the aggregate, approximately $3.63 billion in credit facilities, under which Nortel Networks Limited and certain of its subsidiaries are borrowers, which we refer to as the credit facilities. The credit facilities include $3.5 billion in syndicated credit facilities, under which Nortel Networks Limited and Nortel Networks Inc. are borrowers, which we refer to as the syndicated credit facilities. Consequently, under applicable Canadian securities legislation, we may be considered to be a connected issuer of the underwriters. As of the date of this prospectus supplement, no amount of indebtedness was outstanding under the syndicated credit facilities and an aggregate of approximately $132.8 million of indebtedness was drawn under credit facilities in the form of credit lines other than the syndicated credit facilities, which we refer to as the drawn credit lines. The borrowers' obligations under the syndicated credit facilities, as well as under our outstanding public debt and the outstanding public debt of certain of our subsidiaries, are currently secured by liens on substantially all of the assets of Nortel Networks Limited and those of most of its U.S. and Canadian subsidiaries and pledges of shares of some of Nortel Networks Limited's other subsidiaries. In addition, some of Nortel Networks Limited's other subsidiaries have guaranteed the borrowers' obligations under the syndicated credit facilities, our outstanding public debt and the outstanding public debt of certain of our subsidiaries. The obligations under certain of the drawn facilities are guaranteed by Nortel Networks Limited. The borrowers under the credit facilities are in compliance with the terms of such facilities and none of the proceeds of this offering or the concurrent common shares offering will be applied to reduce the total permitted borrowings under the syndicated credit facilities or the indebtedness outstanding under the drawn credit lines. We refer you to "Prospectus Supplement Summary -- Recent Developments" and "Use of Proceeds" in this prospectus supplement. The decision to offer the purchase contracts was made, and the determination of the terms and conditions of the distribution of our common shares has been made, through negotiations between us and the representatives without the involvement of the lenders under the credit facilities. The underwriters will not receive from us any benefits from this offering of equity units, other than their respective portions of commissions payable by us.

     The underwriters and some of their affiliates have engaged in transactions with and performed commercial banking, investment banking and financial advisory services for us and for our affiliates from time to time, for which they have received customary compensation, and may do so in the future. Specifically, under the December 2001 364-day syndicated credit facilities, Credit Suisse First Boston, New York Branch, Credit Suisse First Boston Securities Canada Inc. and JP Morgan Chase Bank acted as syndication agents, Citibank, N.A. acted as documentation agent, JP Morgan Chase Bank and J.P. Morgan Bank Canada acted as administration agents and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. acted as joint bookrunners and co-lead arrangers.

     In addition, Citibank, N.A. is acting as the custodian with respect to the U.S. treasury strips.

     Credit Suisse First Boston Corporation, RBC Dominion Securities Inc., CIBC World Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., HSBC Securities (USA) Inc., TD Securities Inc., Salomon Smith Barney Inc., Scotia Capital Inc. and SG Cowen Securities Corporation, members of the underwriting syndicate for this offering of equity units, are also members of the underwriting syndicate for the concurrent offering of our common shares. The closings of these two offerings are not conditioned on each other, and we cannot assure you that the concurrent common share offering will be completed.

                           VALIDITY OF THE SECURITIES

     The validity of the purchase contracts underlying the equity units will be passed upon for us by Nicholas J. DeRoma, our Chief Legal Officer. We have also been represented by Cleary, Gottlieb, Steen & Hamilton, New York, New York, with respect to certain legal matters under United States law relating to the offering of the equity units. We have also been represented by Ogilvy Renault, Toronto, Ontario, with respect to certain legal matters under Canadian law relating to the offering of the equity units and Osler, Hoskin & Harcourt LLP, Toronto, Ontario, with respect to certain Canadian income tax matters relating to the offering of equity units. Certain legal matters relating to the offering of the equity units will be passed upon for the underwriters under United States law by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and under Canadian law by Blake, Cassels & Graydon LLP, Toronto, Ontario. As of the date hereof, each of Nicholas J. DeRoma, together with members of his family, and certain associates and partners with Cleary, Gottlieb, Steen & Hamilton, Ogilvy Renault, Osler, Hoskin & Harcourt LLP, Skadden, Arps, Slate, Meagher & Flom LLP and Blake, Cassels & Graydon LLP own, directly or indirectly, in the aggregate, less than one percent of the outstanding securities of Nortel Networks Corporation or any of its associates or affiliates.

                      DOCUMENTS INCORPORATED BY REFERENCE

     We file annual, quarterly and current reports and other information with the SEC. For information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we refer you to "Where You Can Find More Information" on page 2 of the accompanying prospectus.

     In addition to the documents listed in the accompanying prospectus, we incorporate by reference in this prospectus supplement and the accompanying prospectus the following document and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering of the equity units is completed:

     - Our Current Report on Form 8-K dated June 3, 2002.

PROSPECTUS

                             (NORTEL NETWORKS LOGO)

                                 $2,500,000,000

                          NORTEL NETWORKS CORPORATION

                                 COMMON SHARES
                                PREFERRED SHARES
                                DEBT SECURITIES
                                   GUARANTEES
                     WARRANTS TO PURCHASE EQUITY SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES
                            SHARE PURCHASE CONTRACTS
                         SHARE PURCHASE OR EQUITY UNITS

                            NORTEL NETWORKS LIMITED

                           GUARANTEED DEBT SECURITIES

     Nortel Networks Corporation may offer any of the following securities through this prospectus and a related prospectus supplement that provides the specific terms of such securities:

     - common shares;

     - preferred shares;

     - debt securities, which include guarantees of debt securities;

     - warrants to purchase equity securities or debt securities;

     - share purchase contracts; and

     - share purchase or equity units.

     Nortel Networks Limited may offer debt securities that are fully and unconditionally guaranteed by Nortel Networks Corporation through this prospectus and a related prospectus supplement that provides the specific terms of the debt securities.

     Nortel Networks Corporation and Nortel Networks Limited may sell any combination of the foregoing securities in one or more offerings up to an aggregate offering price of $2,500,000,000.

     These securities may be offered directly or to or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                  The date of this prospectus is May 30, 2002.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................     1
ENFORCEMENT OF CERTAIN CIVIL LIABILITIES....................     1
NORTEL NETWORKS CORPORATION AND NORTEL NETWORKS LIMITED.....     2
WHERE YOU CAN FIND MORE INFORMATION.........................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     3
RISK FACTORS................................................     4
FORWARD-LOOKING STATEMENTS..................................    15
RATIO OF EARNINGS TO FIXED CHARGES..........................    16
USE OF PROCEEDS.............................................    17
LEGAL OWNERSHIP OF SECURITIES...............................    18
DESCRIPTION OF SHARE CAPITAL................................    20
DESCRIPTION OF DEBT SECURITIES..............................    22
DESCRIPTION OF WARRANTS.....................................    33
DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE
  OR EQUITY UNITS...........................................    34
PLAN OF DISTRIBUTION........................................    35
VALIDITY OF THE SECURITIES..................................    37
EXPERTS.....................................................    37

                             ---------------------

     An offer of these securities will not be made in any state where the offer is not permitted. The securities described in this prospectus will not be offered or sold in or to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement, which we refer to as the registration statement, that we filed with the Securities and Exchange Commission, which is referred to as the SEC, using a "shelf" registration process. Under this shelf process, the issuers may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $2,500,000,000.

     This prospectus provides you with a general description of the common shares, preferred shares, debt securities, guarantees, warrants for common shares or preferred shares, warrants for debt securities, share purchase contracts and share purchase or equity units that may be offered. Each time any of these securities are sold, one or more prospectus supplements will be attached to the front of this prospectus containing specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary descriptions of the common shares, preferred shares, debt securities, guarantees, warrants for common shares or preferred shares, warrants for debt securities, share purchase contracts and share purchase or equity units in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any securities contained in any related prospectus supplements. The prospectus supplements may also add, update or change other information contained in this prospectus. Before you invest in a particular issue of securities, you should read both this prospectus and any related prospectus supplements carefully, together with the additional information described under the heading "Where You Can Find More Information."

     We are also filing with the securities regulatory authorities in the provinces and territories of Canada a short form base shelf prospectus, which we refer to as the Canadian shelf prospectus, under which the securities registered under the registration statement may be offered and sold therein, subject to the applicable securities laws of any province or territory of Canada. Certain information incorporated in the Canadian shelf prospectus, including certain financial statements prepared in accordance with Canadian generally accepted accounting principles, are also incorporated herein. See "Where You Can Find More Information."

     Unless otherwise specified, all references in this prospectus to "$" or "dollars" are to United States dollars and all references to "C$" are to Canadian dollars.

     Nortel Networks and the Nortel Networks Globemark are trademarks of Nortel Networks Limited.

                    ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

     Nortel Networks Corporation and Nortel Networks Limited are each a Canadian corporation. A substantial portion of the assets of Nortel Networks Corporation and Nortel Networks Limited are located in Canada, and a majority of the directors and executive officers of Nortel Networks Corporation and Nortel Networks Limited and the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for you to effect service within the United States upon Nortel Networks Corporation, Nortel Networks Limited or upon such directors, executive officers and experts. Execution by United States courts of any judgment obtained against these corporations, any of their respective directors or executive officers or the experts named in this prospectus in United States courts would be limited to the assets of such corporations or of such persons, as the case may be, in the United States. Nicholas J. DeRoma, Esq., Chief Legal Officer of each of Nortel Networks Corporation and Nortel Networks Limited, has advised Nortel Networks Corporation and Nortel Networks Limited that there is doubt as to the enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

            NORTEL NETWORKS CORPORATION AND NORTEL NETWORKS LIMITED

     Nortel Networks Corporation is a holding company formed in connection with a Canadian court-approved plan of arrangement, which became effective May 1, 2000, involving Nortel Networks Corporation (then a newly formed Canadian corporation), its principal direct operating subsidiary, Nortel Networks Limited (the corporation previously known as "Nortel Networks Corporation") and BCE Inc., the largest shareholder of Nortel Networks Limited prior to the plan of arrangement. As a result of the plan of arrangement, which is referred to as the "arrangement," Nortel Networks Corporation acquired and continues to hold all of Nortel Networks Limited's issued and outstanding common shares (which at that time ceased to be publicly traded), Nortel Networks Limited's then outstanding preferred shares and debt securities remained outstanding and Nortel Networks Limited and its subsidiaries became direct and indirect subsidiaries of Nortel Networks Corporation, respectively. Nortel Networks Corporation also assumed Nortel Networks Limited's financial reporting history effective May 1, 2000 for financial reporting purposes. As a result, Nortel Networks Corporation deems Nortel Networks Limited's consolidated business activities prior to May 1, 2000 to represent its consolidated business activities as if Nortel Networks Corporation and Nortel Networks Limited had historically been the same entity.

     Nortel Networks Corporation (together with its subsidiaries, referred to as Nortel Networks) is a leading global supplier of products and services that support the Internet and other public and private data, voice, and multimedia communications systems using terrestrial and wireless technologies, which are referred to as "networking solutions". Nortel Networks networking solutions generally bring together diverse networking products from various product families, and related services, to create either a customized or "off the shelf" solution for customers. Nortel Networks business consists of the design, development, manufacture, assembly, marketing, sale, licensing, financing, installation, servicing, and support of networking solutions. With its networking solutions, Nortel Networks is focused on building the infrastructure and applications for the new, high-performance Internet.

     The mailing address of Nortel Networks Corporation's and Nortel Networks Limited's principal executive offices is 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada, L6T 5P6 and the telephone number is (905) 863-0000.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Nortel Networks Corporation and Nortel Networks Limited file annual, quarterly and special reports and other information with the SEC. You may read and copy any of the information on file with the SEC at the Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Nortel Networks Corporation and Nortel Networks Limited began filing documents with the SEC electronically in November 2000; prior to that date, Nortel Networks Corporation's and Nortel Networks Limited's filings were made in paper format.

     Nortel Networks Corporation's common shares are listed on the New York and Toronto stock exchanges. Reports and other information concerning Nortel Networks Corporation or Nortel Networks Limited may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC. These documents contain important information about Nortel Networks Corporation and Nortel Networks Limited and their respective financial performance.

FILINGS OF NORTEL NETWORKS CORPORATION
(COMMISSION FILE NO. 001-07260)                                  PERIOD/DATE
--------------------------------------                           -----------
Annual Report on Form 10-K...................   Year ended December 31, 2001 (other than the
                                                consolidated financial statements included in
                                                Item 8 which are superseded by the
                                                consolidated financial statements filed as
                                                Exhibit 99.1 to the Form 8-K dated May 13,
                                                2002 and incorporated by reference herein).
Quarterly Report on Form 10-Q................   Period ended March 31, 2002.
Definitive proxy materials on Schedule 14A...   Filed March 13, 2002.
Current Reports on Form 8-K..................   Filed January 22, 2002, February 8, 2002,
                                                February 12, 2002, February 12, 2002,
                                                February 12, 2002, March 1, 2002, April 4,
                                                2002, April 11, 2002, April 22, 2002, May 13,
                                                2002, May 28, 2002 and May 29, 2002.
Description of Nortel Networks Corporation's
  common shares, rights to purchase common
  shares and preferred shares contained in
  Nortel Networks Corporation's Form 8-A.....   Dated April 28, 2000, as amended by a filing
                                                on Form 8-A/A dated May 1, 2000, and any
                                                other amendments or reports filed for the
                                                purpose of updating these descriptions.

FILINGS OF NORTEL NETWORKS LIMITED
(COMMISSION FILE NO. 000-30758)                                  PERIOD/DATE
----------------------------------                               -----------
Annual Report on Form 10-K...................   Year ended December 31, 2001 (other than the
                                                consolidated financial statements included in
                                                Item 8 which are superseded by the
                                                consolidated financial statements filed as
                                                Exhibit 99.1 to the Form 8-K dated May 13,
                                                2002 and incorporated by reference herein).
Quarterly Report on Form 10-Q................   Period ended March 31, 2002.
Current Reports on Form 8-K..................   Filed January 22, 2002, February 8, 2002,
                                                February 12, 2002, February 12, 2002,
                                                February 12, 2002, March 1, 2002, April 4,
                                                2002, April 11, 2002, April 22, 2002, May 13,
                                                2002, May 28, 2002 and May 29, 2002.

     All documents that are filed with the SEC by each of Nortel Networks Corporation and Nortel Networks Limited in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, are incorporated by reference in this prospectus. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated in this prospectus by reference to any previously filed document.

     Nortel Networks Corporation and Nortel Networks Limited will provide, upon request and at no charge, copies of any of the filings incorporated by reference in this prospectus. Requests should be directed to the attention of the Corporate Secretary, Nortel Networks Corporation, 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada, L6T 5P6, telephone number (905) 863-0000.

                                  RISK FACTORS

     You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making an investment decision. References to "we", "our" and "us" in this section mean Nortel Networks Corporation and its consolidated subsidiaries, including Nortel Networks Limited.

WE HAVE RESTRUCTURED OUR BUSINESS AND RECORDED A WRITE DOWN OF INTANGIBLE ASSETS IN THE PAST TO RESPOND TO INDUSTRY AND MARKET CONDITIONS. THE ASSUMPTIONS UNDERLYING OUR RESTRUCTURING EFFORTS AND INTANGIBLE ASSETS WRITE DOWN MAY PROVE TO BE INACCURATE AND WE MAY HAVE TO RESTRUCTURE OUR BUSINESS OR INCUR ADDITIONAL INTANGIBLE ASSET WRITE DOWNS AGAIN IN THE FUTURE.

     In response to changes in industry and market conditions, we have restructured our business in the past, are currently restructuring our business, and may again restructure our business in the future to achieve certain cost savings and to strategically realign our resources. We have based our work plan pertaining to the restructuring on certain assumptions regarding the cost structure of our business and the nature and severity of the current industry adjustment which may not prove to be accurate.

     While restructuring, we have assessed, and will continue to assess, whether we should dispose of or otherwise exit businesses or further reduce our workforce, as well as review the recoverability of our tangible and intangible assets associated with those businesses. Any decision to further limit investment or to dispose of or otherwise exit businesses may result in the recording of additional charges, such as workforce reduction costs, facilities reduction costs, asset write downs, and contractual settlements. Additionally, estimates and assumptions used in asset valuations are subject to uncertainties, as are accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets, including goodwill and other intangible assets. As a result, future market conditions may result in further charges for the write down of tangible and intangible assets.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT THE INITIATIVES WE HAVE UNDERTAKEN IN RESTRUCTURING OUR BUSINESS AND, EVEN IF SUCCESSFULLY IMPLEMENTED, THESE INITIATIVES MAY NOT BE SUFFICIENT TO MEET THE CHANGES IN INDUSTRY AND MARKET CONDITIONS AND TO ACHIEVE FUTURE PROFITABILITY.

     We must successfully implement our work plan if we are to adjust our cost structure to reflect current and expected future economic conditions, market demands and revenues, and to achieve future profitability. We must also manage the potentially higher growth areas of our business, as well as the non-core areas of our business, effectively in light of current and expected future market demands and trends.

     Under our work plan, we have also implemented a number of initiatives, including exiting businesses and writing down our tangible and intangible assets, to streamline our business, and to focus our investments on delivering what we believe to be the key next-generation networking solutions. However, our work plan, including workforce reductions, may not be sufficient to meet the changes in industry and market conditions, and such conditions may continue to deteriorate or last longer than we expect. In addition, we may not be able to successfully implement our work plan and may be required to refine, expand or extend our work plan. Furthermore, our workforce reductions may impair our ability to realize our current or future business objectives. Lastly, costs actually incurred in connection with restructuring actions may be higher than the estimated costs of such actions and/or may not lead to the anticipated cost savings. As a result, our restructuring efforts may not result in our return to profitability.

OUR OPERATING RESULTS HAVE HISTORICALLY BEEN SUBJECT TO YEARLY AND QUARTERLY FLUCTUATIONS AND ARE EXPECTED TO CONTINUE TO FLUCTUATE.

     Our operating results have historically been and are expected to continue to be subject to quarterly and yearly fluctuations as a result of a number of factors. These factors include:

     - our ability to successfully complete programs on a timely basis to reduce our cost structure, including fixed costs, and to streamline our operations;

     - our ability to focus our business on what we believe to be potentially higher growth, higher margin businesses, and to dispose of or exit non-core businesses;

     - the inherent uncertainties of using estimates and assumptions for asset valuations and in determining the amounts of liabilities and other items in our financial statements, and the impact of changes in accounting principles used to value assets;

     - our ability to implement our work plan without negatively impacting our relationships with our customers, the delivery of products based on new and developing technologies, the delivery of high quality robust products at competitive prices, the maintenance of technological leadership, and the retention of qualified personnel;

     - fluctuations in our gross margins;

     - the impact of acquired businesses and technologies;

     - increased price and product competition in the networking industry;

     - the development, introduction and market acceptance of new technologies, and integrated networking solutions, as well as the adoption of new networking standards;

     - variations in sales channels, product costs, and the mix of products sold;

     - the size and timing of customer orders and shipments;

     - our ability to maintain appropriate inventory levels; and

     - the impact of our product development schedules, manufacturing capacity, and lead times required to produce our products.

     Additionally, we are required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances, which may result in a charge to net earnings (loss).

     Significant fluctuations in our operating results could contribute to volatility in the market price of Nortel Networks Corporation's common shares.

OUR GROSS MARGINS MAY BE NEGATIVELY AFFECTED, WHICH IN TURN WOULD NEGATIVELY AFFECT OUR OPERATING RESULTS AND COULD CONTRIBUTE TO VOLATILITY IN THE MARKET PRICE OF NORTEL NETWORKS CORPORATION'S COMMON SHARES.

     Our gross margins may be negatively affected as a result of a number of factors, including:

     - increased price competition;

     - excess capacity;

     - higher material or labor costs;

     - warranty costs;

     - obsolescence charges;

     - loss of cost savings on future inventory purchases as a result of high inventory levels;

     - introductions of new products and costs of entering new markets;

     - increased levels of customer services;

     - changes in distribution channels; and

     - changes in product and geographic mix.

     Lower than expected gross margins would negatively affect our operating results and could contribute to volatility in the market price of Nortel Networks Corporation's common shares.

ECONOMIC CONDITIONS IN THE UNITED STATES, CANADA, AND GLOBALLY, AFFECTING THE TELECOMMUNICATIONS INDUSTRY, AS WELL OTHER TRENDS AND FACTORS AFFECTING THE TELECOMMUNICATIONS INDUSTRY, ARE BEYOND OUR CONTROL AND MAY RESULT IN REDUCED DEMAND AND PRICING PRESSURE ON OUR PRODUCTS.

     There are trends and factors affecting the telecommunications industry, which are beyond our control and may affect our operations. Such trends and factors include:

     - adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;

     - adverse changes in our credit rating, or the credit ratings of our customers and suppliers;

     - adverse changes in the market conditions in our industry and the specific markets for our products;

     - the trend towards the sale of integrated networking solutions;

     - visibility to, and the actual size and timing of, capital expenditures by our customers;

     - inventory practices, including the timing of product and service deployment, of our customers;

     - the amount of network capacity and the network capacity utilization rates of our customers, and the amount of sharing and/or acquisition of new and/or existing network capacity by our customers;

     - policies of our customers regarding utilization of single or multiple vendors for the products they purchase;

     - the overall trend toward industry consolidation and rationalization among our customers, competitors, and suppliers;

     - conditions in the broader market for communications products, including data networking products and computerized information access equipment and services;

     - governmental regulation or intervention affecting communications or data networking; and

     - the effects of war and acts of terrorism, such as disruptions in general global economic activity, changes in logistics and security arrangements, and reduced customer demand for our products and services.

     Economic conditions affecting the telecommunications industry, which affect market conditions in the telecommunications and networking industry, in the United States, Canada and globally, affect our business. Reduced capital spending and/or negative economic conditions in the United States, Canada, Europe, Asia, Latin America and/or other areas of the world could result in reduced demand for or pricing pressure on our products.

WE MAY NOT BE ABLE TO ATTRACT OR RETAIN THE SPECIALIZED TECHNICAL AND MANAGERIAL PERSONNEL NECESSARY TO ACHIEVE OUR BUSINESS OBJECTIVES.

     Competition for certain key positions and specialized technical personnel in the high-technology industry is intense, despite current economic conditions. We believe that our future success depends in part on our continued ability to hire, assimilate, and retain qualified personnel in a timely manner, particularly key members of senior management and in our key areas of potential growth. A key factor in attracting and retaining qualified employees is our ability to provide employees with the opportunity to participate in the potential growth of our business through programs such as stock option plans and employee investment plans. The value of these opportunities may be adversely affected by the volatility or negative performance of the market price for Nortel Networks Corporation's common shares. We may also find it more difficult to attract or retain qualified employees because of our recent significant workforce reductions and business performance. In addition, if we have not properly sized our workforce and retained those employees with the appropriate skills, our ability to compete effectively may be adversely affected. If we are not successful in attracting, retaining or recruiting qualified employees, including members of senior management, in the future, we may not have the necessary personnel to effectively compete in the highly dynamic, specialized and volatile industry in which we operate or to achieve our business objectives.

FUTURE CASH FLOW FLUCTUATIONS MAY AFFECT OUR ABILITY TO FUND OUR WORKING CAPITAL REQUIREMENTS OR ACHIEVE OUR BUSINESS OBJECTIVES IN A TIMELY MANNER.

     Our working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales, timing of deliveries and collection of receivables, inventory levels, customer payment terms, customer financing obligations, and supplier terms and conditions. Our inability to manage cash flow fluctuations resulting from such factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED BY OUR INCREASED LEVELS OF DEBT.

     In order to finance our business we have incurred, or have entered into credit facilities allowing for drawdowns of, or filed the registration statement of which this prospectus forms a part for offerings of, significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, which may include debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet certain covenants under our credit agreements, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business and the operation of our business.

     In particular, certain of such credit agreements have been recently amended and now contain financial covenants that require the maintenance of a minimum consolidated tangible net worth and the achievement of certain minimum consolidated earnings before interest, taxes, depreciation and amortization, or EBITDA, thresholds. The minimum required consolidated tangible net worth of Nortel Networks Limited may not be less than $1,888 million at any time. The consolidated EBITDA covenant requires that we achieve a cumulative EBITDA of negative $650 million or better for the six months ended June 30, 2002. In addition, there are minimum EBITDA covenants in place for the remainder of fiscal year 2002 and the first three quarters of 2003, tested in quarterly increments during the period. Compliance with this covenant will require EBITDA improvements during the fiscal year 2002, and further improvements in the year thereafter. Certain business restructuring charges and other incremental charges and gains as publicly disclosed are excluded from the calculation of EBITDA. In addition, these credit agreements contain covenants restricting additional debt, the payment of dividends, corporate events, liens, sale and leasebacks, and investments, among others. Payments of dividends on the outstanding preferred shares of Nortel Networks Limited is permitted provided that compliance with certain covenants of the credit agreements is maintained. If we continue to incur net losses, we may be unable to comply with certain of our covenants under the credit agreements.

     Other effects of a high level of debt include the following:

     - we may have difficulty borrowing money in the future, or accessing sources of funding, including our credit facilities;

     - we may need to use a large portion of our cash flow from operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;

     - a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and

     - if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products, sell assets, and/or forego business opportunities including acquisitions, research and development projects, or product design enhancements.

CHANGES IN RESPECT OF OUR PUBLIC DEBT RATINGS MAY MATERIALLY AND ADVERSELY AFFECT THE AVAILABILITY, THE COST, AND THE TERMS AND CONDITIONS OF OUR DEBT AND ASSET-BASED FINANCINGS.

     Certain of our outstanding debt instruments are publicly rated by independent rating agencies, which ratings are now below investment grade. These public debt ratings affect our ability to raise debt, our access to the commercial paper market (which is currently closed to us), and our ability to engage in asset-based financing. These public debt ratings also may negatively affect the cost to us and terms and conditions of debt and asset-based financings. Additionally, any negative developments regarding our cash flow, public debt ratings and/or our incurring significant levels of debt, or our failure to meet certain covenants under our credit agreements, could cause us to lose access to, and/or cause a default under certain of our credit facilities and adversely affect further the cost and terms and conditions of our debt and asset-based financings.

OUR PERFORMANCE MAY BE MATERIALLY AND ADVERSELY AFFECTED IF OUR EXPECTATIONS REGARDING MARKET DEMAND FOR PARTICULAR PRODUCTS PROVE TO BE WRONG.

     We expect that data communications traffic will grow at a faster rate than the growth expected for voice traffic, and that the use of the Internet will continue to increase. We expect the growth of data traffic and the use of the Internet will significantly impact traditional voice networks, both wireline and wireless. We believe that this will create market discontinuities. By market discontinuities, we mean opportunities for new technologies, applications, products and services that enable the secure, rapid, and efficient transport of large volumes of data traffic over networks and allow service providers and carriers to increase revenues and improve operating results. Market discontinuities will also make traditional voice network products and services less effective as they were not designed for data traffic. We believe that these market discontinuities in turn will lead to the convergence of data and voice through upgrades of traditional voice networks to transport large volumes of data traffic or through the construction of new networks designed to transport both voice and data traffic. Either approach would require significant capital expenditures by service providers and carriers. We also believe that such developments will give rise to the demand for Internet Protocol-, or IP-, optimized networking solutions, and third generation, or 3G, wireless networks. Internet Protocol is the predominant method by which data is sent from one computer to another on the Internet -- a data message is divided into smaller packets which contain both the sender's unique IP address and the receiver's unique IP address, and each packet is sent, potentially by different routes and as independent units, across the Internet. There is no continuing connection between the end points which are communicating versus traditional telephone communications which involve establishing a fixed circuit that is maintained for the duration of the voice or data communications call. 3G wireless networks are an evolution of communications networks from second generation wireless networks for voice and low speed data communications that are based on circuit switching -- when a call is dialed, a circuit is established between the mobile handset and the third party, and the connection lasts for the duration of the call. By comparison, 3G networks allow devices to be "always on" because the networks are packet-based. We expect 3G networks to include such features as voice, high speed data communications and high bandwidth multimedia capabilities, and usability on a variety of different communications devices, such as cellular telephones and pagers, with the user having accessibility anywhere and at any time to these features.

     We cannot be sure what the rate of such convergence of voice and data networks will be, due to the dynamic and rapidly evolving nature of the communications business, the technology involved and the availability of capital. Consequently, market discontinuities and the resulting demand for IP-optimized networking solutions or 3G wireless networks may not materialize. Alternatively, the pace of that development may slow. It may also be the case that the market may develop in an unforeseen direction. Certain events, including the availability of new technologies or the evolution of other technologies, may occur which would affect the extent or timing of anticipated market demand, or increase demand for products based on other technologies, or reduce the demand for IP-optimized networking solutions or 3G wireless networks, which in turn may reduce purchases of our networking solutions by our customers, require increased expenditures to develop and market different technologies, or provide market opportunities for our competitors. Our performance may also be materially and adversely affected by a lack of growth in the rate of data traffic, a reduction in the use of the Internet or a reduction in the demand for IP-optimized networking solutions or 3G wireless networks in the future.

WE MAY BE MATERIALLY AND ADVERSELY AFFECTED BY CONTINUED REDUCTIONS IN SPENDING ON TELECOMMUNICATIONS INFRASTRUCTURE BY OUR CUSTOMERS.

     A continued slowdown in capital spending by service providers may affect our revenues more than we currently expect. Moreover, the significant slowdown in capital spending by service providers has created uncertainty as to market demand. As a result, revenues and operating results for a particular period can be difficult to predict. In addition, there can be no certainty as to the severity or duration of the current industry adjustment. Many of our traditional customers have already begun to invest in data networking and/or are in the process of transitioning from voice-only networks to networks which include data traffic. However, as a result of the recent changes in industry and market conditions, many of our customers have reduced their capital spending on telecommunications infrastructure. Our revenues and operating results have been and are expected to continue to be materially and adversely affected by the continued reductions in capital spending on telecommunications infrastructure by our customers. If the reduction of capital spending continues for a prolonged period and we continue to incur net losses as a result, we may be unable to comply with certain covenants under our credit agreements.

WE HAVE MADE, AND MAY CONTINUE TO MAKE, STRATEGIC ACQUISITIONS IN ORDER TO ENHANCE OUR BUSINESS. IF WE ARE NOT SUCCESSFUL IN OPERATING OR INTEGRATING THESE ACQUISITIONS, OUR BUSINESS, RESULTS OF OPERATION, AND FINANCIAL CONDITION MAY BE MATERIALLY AND ADVERSELY AFFECTED.

     In the past, we acquired companies to enhance the expansion of our business and products. We may consider selective opportunistic acquisitions of companies or businesses with resources and product or service offerings capable of providing us with additional strengths to help fulfill our vision of building the new, high-performance Internet. Acquisitions involve significant risks and uncertainties. These risks and uncertainties include:

     - the risk that the industry may develop in a different direction than anticipated and that the technologies we acquire do not prove to be those we need to be successful in the industry;

     - the risk that future valuations of acquired businesses may decrease from the market price we paid for these acquisitions;

     - the generation of insufficient revenues by acquired businesses to offset increased operating expenses associated with these acquisitions;

     - the potential difficulties in completing in-process research and development projects and delivering high quality robust products to our customers;

     - the potential difficulties in integrating new products, businesses and operations in an efficient and effective manner;

     - the risk that our customers or customers of the acquired businesses may defer purchase decisions as they evaluate the impact of the acquisitions on our future product strategy;

     - the potential loss of key employees of the acquired businesses;

     - the risk that acquired businesses will divert the attention of our senior management from the operation of our business; and

     - the risks of entering new markets in which we have limited experience and where competitors may have a stronger market presence.

     Our inability to successfully operate and integrate newly-acquired businesses appropriately, effectively and in a timely manner could have a material adverse effect on our ability to take advantage of further growth in demand for IP-optimized network solutions and other advances in technology, as well as on our revenues, gross margins, and expenses.

WE OPERATE IN HIGHLY DYNAMIC AND VOLATILE INDUSTRIES CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES, EVOLVING INDUSTRY STANDARDS, FREQUENT NEW PRODUCT INTRODUCTIONS, AND SHORT PRODUCT LIFE CYCLES.

     The markets for our products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. We expect our success to depend, in substantial part, on the timely and successful introduction of high quality, new products and upgrades, as well as cost reductions on current products to address the operational speed, bandwidth, efficiency, and cost requirements of our customers. Our success will also depend on our ability to comply with emerging industry standards, to operate with products of other suppliers, to address emerging market trends, to provide our customers with new revenue-generating opportunities and to compete with technological and product developments carried out by others. The development of new, technologically advanced products, including IP-optimized networking solutions and 3G wireless networks, is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Investments in such development may result in expenses growing at a faster rate than revenues. We may not be successful in targeting new market opportunities, in developing and commercializing new products in a timely manner, or in achieving market acceptance for our new products.

     The success of new or enhanced products, including IP-optimized networking solutions and 3G wireless networks, depends on a number of other factors, including the timely introduction of such products, market acceptance of new technologies and industry standards, the quality and robustness of new or enhanced products, competing product offerings, the pricing and marketing of such products, and the availability of funding for such networks. Products and technologies developed by our competitors may render our products obsolete. Hackers may attempt to disrupt or exploit our customers' use of our technologies. If we fail to respond in a timely and effective manner to unanticipated changes in one or more of the technologies affecting telecommunications and data networking or our new products or product enhancements fail to achieve market acceptance, our ability to compete effectively in our industry, and our sales, market share, and customer relationships could be materially and adversely affected.

     In addition, unanticipated changes in market demand for products based on a specific technology, particularly lower than anticipated, or delays in, demand for IP-optimized networking solutions, particularly long-haul and metro optical networking solutions, or 3G wireless networks, could have a material adverse effect on our business, results of operations, and financial condition if we fail to respond to such changes in a timely and effective manner.

WE FACE SIGNIFICANT COMPETITION AND MAY NOT BE ABLE TO MAINTAIN OUR MARKET SHARE AND MAY SUFFER FROM COMPETITIVE PRICING PRACTICES.

     We operate in a highly volatile industry that is characterized by vigorous competition for market share and rapid technological development. Competition is heightened in periods of slow overall market growth. These factors could result in aggressive pricing practices and growing competition from start-up companies, established competitors, as well as well-capitalized computer systems and communications companies, which, in turn, could have a material adverse effect on our gross margins.

     Our principal competitors in the sale of our Metro and Enterprise Networks products to service providers are large communications companies such as Alcatel S.A., Fujitsu Limited, Telefonaktiebolagat LM Ericsson, Lucent Technologies Inc., and Siemens Aktiengesellschaft. In addition, we compete with smaller companies that address specific niches within this market, such as Ciena Corporation and ONI Systems Corp (who recently announced their intention to combine their companies), Sonus Systems Limited, and Redback Networks Inc. Our principal competitors in the sale of our Metro and Enterprise Networks solutions to enterprises are Alcatel, Avaya Inc., Cisco Systems, Inc., Ericsson, and Siemens. We also compete with smaller companies that address specific niches, such as Foundry Networks, Inc., Extreme Networks, Inc., Enterasys Networks, Inc., 3Com Corporation, and Genesys Telecommunications Laboratories, Inc. Our major competitors in the global wireless infrastructure business have traditionally included Ericsson, Lucent, Motorola, Inc., and Nokia Corporation. More recently, Siemens and Samsung Electronics Co., Ltd. have emerged as competitors. Our major competitors in the sale of long-distance optical networking equipment include Alcatel, Ciena, Fujitsu, Lucent, and Marconi plc. Our major competitors in the sale of optical components includes Agere Systems Inc. and JDS Uniphase Corporation. Since some of the markets in which we compete are characterized by the potential for rapid growth and, in certain cases, low barriers to entry and rapid technological changes, smaller, specialized companies and start-up ventures are now or may become principal competitors in the future. We may also face competition from the resale of used telecommunications equipment, including our own on occasion, by failed, downsized or consolidated high technology enterprises and telecommunications service providers. In addition, one way to maximize market growth, enhance existing products and introduce new products is through acquisitions of companies, where advisable. Our acquisitions of other companies may cause certain of our competitors to enter into additional business combinations, to accelerate product development, or to engage in aggressive price reductions or other competitive practices, creating even more powerful or aggressive competitors.

     We expect that we will face additional competition from existing competitors and from a number of companies that have entered or may enter our existing and future markets. Some of our current and potential competitors have greater marketing, technical and financial resources, including the ability to provide customer financing in connection with the sale of products. Many of our current and potential competitors have also established, or may in the future establish, relationships with our current and potential customers. Increased competition could result in price reductions, negatively affecting our operating results, reducing profit margins and potentially leading to a loss of market share.

WE FACE CERTAIN BARRIERS IN OUR EFFORTS TO EXPAND INTERNATIONALLY.

     We intend to continue to pursue international and emerging market growth opportunities. In many international markets, long-standing relationships between potential customers and their local suppliers and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuing international opportunities may require significant investments for an extended period before we realize returns on such investments, if any, and such investments may result in expenses growing at a faster rate than revenues. Furthermore, such projects and investments could be adversely affected by:

     - reversals or delays in the opening of foreign markets to new competitors;

     - trade protection measures;

     - exchange controls;

     - currency fluctuations;

     - investment policies;

     - restrictions on repatriation of cash;

     - nationalization of local industry;

     - economic, social and political risks;

     - taxation;

     - interest rates; and

     - other factors, depending on the country involved.

     Difficulties in foreign financial markets and economies and of foreign financial institutions, particularly in emerging markets, could adversely affect demand from customers in the affected countries. An inability to maintain or expand our business in international and emerging markets could have a material adverse effect on our business, results of operations, and financial condition.

FLUCTUATING FOREIGN CURRENCIES MAY NEGATIVELY IMPACT OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION.

     As an increasing proportion of our business may be denominated in currencies other than United States dollars, fluctuations in foreign currencies may have an impact on our business, results of operations, and financial condition. Our primary currency exposures are to Canadian dollars, United Kingdom pounds, and the Euro. These exposures may change over time as we change the geographic mix of our global business and as our business practices evolve. For instance, if we increase our presence in emerging markets, we may see an increase in our exposure to such emerging market currencies, such as, for example, the Chinese renminbi. These currencies may be affected by internal factors, and external developments in other countries, all of which can have an adverse impact on a country's currency. We cannot predict whether foreign exchange losses will be incurred in the future, and significant foreign exchange fluctuations may have a material adverse effect on our results of operations.

WE MAY BECOME INVOLVED IN DISPUTES REGARDING INTELLECTUAL PROPERTY RIGHTS THAT COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS IF WE DO NOT PREVAIL.

     Our industry is subject to uncertainty over adoption of industry standards and protection of intellectual property rights. Our success is dependent on our proprietary technology, which we rely on patent, copyright, trademark and trade secret laws to protect. While our business is global in nature, the level of protection of our proprietary technology provided by such laws varies by country. Our issued patents may be challenged, invalidated, or circumvented, and our rights under issued patents may not provide us with competitive advantages. Patents may not be issued from pending applications, and claims in patents issued in the future may not be sufficiently broad to protect our proprietary technology. In addition, claims of intellectual property infringement or trade secret misappropriation may be asserted against us or our customers in connection with their use of our products, and the outcome of any such claims are uncertain. A failure by us to react to changing industry standards, the lack of broadly-accepted industry standards, successful claims of intellectual property infringement or other intellectual property claims against us or our customers, or a failure by us to protect our proprietary technology, could have a material adverse effect on our business, results of operations, and financial condition. In addition, if others infringe on our intellectual property rights, we may not be able to successfully contest such challenges.

RATIONALIZATION AND CONSOLIDATION IN THE TELECOMMUNICATIONS INDUSTRY MAY CAUSE US TO EXPERIENCE A LOSS OF CUSTOMERS.

     The telecommunications industry has experienced the consolidation and rationalization of industry participants and we expect this trend to continue. There have been adverse changes in the public and private equity and debt markets for telecommunications industry participants which have affected their ability to obtain financing or to fund capital expenditures. Some operators have experienced financial difficulty and have, or may, file for bankruptcy protection or be acquired by other operators. Other operators may merge and we and one or more of our competitors may each supply products to the companies that have merged or will merge. This rationalization/consolidation could result in our dependence on a smaller number of customers, purchasing decision delays by the merged companies and/or our playing a lesser role, or no longer playing a role, in the supply of communications products to the merged companies. In addition, telecommunications equipment suppliers may enter into business combinations, or may be acquired by or sell a substantial portion of their assets to other competitors, resulting in accelerated product development, increased financial strength, or a broader base of customers, creating even more powerful or aggressive competitors. We may also see rationalization among equipment/component suppliers. The business failures of operators, competitors or suppliers may cause uncertainty among investors and in the telecommunications market generally.

CHANGES IN REGULATION OF THE INTERNET MAY AFFECT THE MANNER IN WHICH WE CONDUCT OUR BUSINESS AND MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION.

     There are currently few domestic or international laws or regulations that apply directly to access to or commerce on the Internet. We could be materially and adversely affected by regulation of the Internet in any country where we operate in respect of such technologies as voice over the Internet, encryption technology and access charges for Internet service providers. We could also be materially and adversely affected by increased competition as a result of the continuing deregulation of the telecommunications industry. If a jurisdiction in which we operate adopts measures which affect the regulation of the Internet or the deregulation of the telecommunications industry, we could experience both decreased demand for our products and increased costs of selling such products. Changes in laws or regulations governing the Internet and Internet commerce could have a material adverse effect on our business, results of operations, and financial condition.

     Nortel Networks Corporation's stock price has historically been volatile and a major decline in the market price of Nortel Networks Corporation's common shares or our other securities may negatively impact our ability to make future strategic acquisitions, raise capital, issue debt, or retain employees.

     Nortel Networks Corporation's common shares have experienced, and may continue to experience, substantial price volatility, including decreases, particularly as a result of variations between our actual or anticipated financial results and the published expectations of analysts and as a result of announcements by our competitors and us. In addition, the stock markets have experienced extreme price fluctuations that have affected the market price of many technology companies in particular. These price fluctuations have in some cases been unrelated to the operating performance of these companies. A major decline in the capital markets generally, or in the market price of Nortel Networks Corporation's common shares or our other securities, may negatively impact our ability to make future strategic acquisitions, raise capital, issue debt, or retain employees. These factors, as well as general economic and political conditions, may in turn have a material adverse effect on the market price of Nortel Networks Corporation's common shares.

WE HAVE PROVIDED AND MAY CONTINUE TO PROVIDE SIGNIFICANT FINANCING TO OUR CUSTOMERS. THE CURRENT DOWNTURN IN THE ECONOMY INCREASES OUR EXPOSURE TO OUR CUSTOMERS' CREDIT RISK AND THE RISK THAT OUR CUSTOMERS WILL NOT BE ABLE TO FULFILL THEIR PAYMENT OBLIGATIONS.

     The competitive environment in which we operate has required us in the past, and we expect may continue to require us in the future, to provide significant amounts of medium-term and long-term customer financing. Customer financing arrangements may include financing in connection with the sale of our products and services, funding for certain non-product and service costs associated with network installation and integration of our products and services, financing for working capital and equity financing. We may provide customer financing in the future for such customer requirements as turnkey construction of new networks, particularly for 3G wireless operators. If we do, we may be required to directly hold a significantly greater amount of such financings than in the past, when we were able to place a large amount of our customer financing obligations with third-party lenders.

     We expect to continue to hold certain current and future customer financing obligations for longer periods prior to any possible placement with third-party lenders, due to, among other factors, recent economic uncertainty in various countries, adverse capital market conditions, adverse changes in the credit ratings of our customers or ourselves, and reduced demand for telecommunications financing in capital and bank markets. In addition, risks generally associated with customer financing, including the risks associated with new technologies, new network construction, market demand and competition, customer business plan viability and funding risks, may require us to hold certain customer financing obligations over a longer term. We may not be able to place any of our current or future customer financing obligations with third-party lenders on acceptable terms.

     Recently, certain of our customers, including a number of competitive local exchange carriers, have been experiencing financial difficulties, and during the third and fourth quarters of 2001, we noted the amount of customer financing with respect to which customers that have failed to meet their financing obligations had increased. If there is further increase in the failure of our customers to meet their customer financing obligations to us, we could incur losses in excess of our provisions, which could have a material adverse effect on our cash flow and operating results.

NEGATIVE DEVELOPMENTS ASSOCIATED WITH OUR SUPPLY AND OUTSOURCING CONTRACTS, TURNKEY ARRANGEMENTS AND CONTRACT MANUFACTURING AGREEMENTS MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, AND SUPPLY RELATIONSHIPS.

     We have entered into supply contracts with customers to provide products and services, which in some cases involve new technologies currently being developed, or which we have not yet commercially deployed, or which require us to build and operate networks on a turnkey basis. We have also entered into network outsourcing contracts with customers to operate their networks. Some of these supply and network outsourcing contracts contain delivery and installation timetables, performance criteria and other contractual obligations which, if not met, could result in our having to pay substantial penalties or liquidated damages, the termination of the related supply or network outsourcing contract, and/or the reduction of shared revenues under a turnkey arrangement, in certain circumstances. Unexpected developments in these supply and outsourcing contracts could have a material adverse effect on our revenues, cash flows, and relationships with our customers.

     Our ability to meet customer demand is, in part, dependent on us obtaining timely and adequate component parts and products from suppliers, contract manufacturers, and internal manufacturing capacity. As part of the transformation of our supply chain from a vertically integrated manufacturing model to a virtually integrated model, we have outsourced a substantial portion of our manufacturing capacity to contract manufacturers. We work closely with our suppliers and contract manufacturers to address quality issues and to meet increases in customer demand, when needed, and we also manage our internal manufacturing capacity, quality, and inventory levels as required. However, we may encounter shortages of quality components and/or products in the future. In addition, our component suppliers and contract manufacturers have experienced, and may continue to experience, a consolidation in the industry, which may result in fewer sources of components or products and greater exposure to the financial stability of our suppliers. A reduction or interruption in component supply or external manufacturing capacity, a significant increase in the price of one or more components, or excessive inventory levels could materially and negatively affect our gross margins and our operating results and could materially damage customer relationships.

     Further, certain of our supply arrangements with our contract manufacturers were negotiated prior to the current industry and economic downturn and, depending upon the extent and duration of this downturn, the terms of these arrangements may not be achievable. To the extent that we fail to meet any of these arrangements, and if we are unable to successfully renegotiate the applicable arrangement, we may be obligated to indemnify the contract manufacturer for certain direct costs attributable to our failure to so perform. The actual amount of any such indemnification, which could be substantial, would be based on a variety of complex, inter-related factors. The failure to reach a satisfactory resolution of any such matter could have a material adverse effect on our business, results of operations, financial condition, and supply relationships.

OUR BUSINESS MAY SUFFER IF STRATEGIC ALLIANCES WHICH WE HAVE ENTERED INTO ARE NOT SUCCESSFUL.

     We have entered into a number of strategic alliances with suppliers, developers, and members in our industry to facilitate product compatibility, encourage adoption of industry standards, or to offer complementary product or service offerings to meet customer needs. In some cases, the companies with which we have strategic alliances also compete against us in some of our business areas. If a member of a strategic alliance fails to perform its obligations, if the relationship fails to develop as expected, or if the relationship is terminated, we could experience delays in product availability or impairment of our relationships with our customers.

THE ADVERSE RESOLUTION OF LITIGATION AGAINST US COULD NEGATIVELY IMPACT OUR BUSINESS.

     We are currently a defendant in numerous class actions and other lawsuits, including lawsuits initiated on behalf of holders of Nortel Networks Corporation's common shares, which seek damages of material and indeterminate amounts, as well as lawsuits in the normal course of business. We are and may in the future be subject to other litigation arising in the normal course of our business. Litigation may be time consuming, expensive, and distracting from the conduct of our business, and the outcome of litigation is difficult to predict.

The adverse resolution of any specific lawsuit could have a material adverse effect on our business, results of operations, and financial condition.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any related prospectus supplement and the documents that are incorporated by reference may contain forward-looking statements about Nortel Networks Corporation and/or Nortel Networks Limited or which they believe are covered by the United States Private Securities Litigation Reform Act of 1995. Statements in this prospectus, any related prospectus supplement and the documents that are incorporated by reference that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act. In particular, the use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions indicate that forward-looking statements are being made. Forward-looking statements include the information set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Nortel Networks Corporation's and Nortel Networks Limited's Annual Report on Form 10-K and under the same or similar headings in Nortel Networks Corporation's and Nortel Networks Limited's Quarterly Reports on Form 10-Q. Forward-looking statements may also be found in Nortel Networks Corporation's and Nortel Networks Limited's Current Reports on Form 8-K.

     The actual results, performance or achievement by Nortel Networks Corporation or Nortel Networks Limited could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, there can be no assurance that any of the events anticipated by the forward-looking statements will occur, or if they do, what impact they will have on the business, results of operations, and financial condition of each of Nortel Networks Corporation and Nortel Networks Limited.

     In addition, the risk factors included in this prospectus may be amended, superseded or supplemented by risk factor disclosure in any related prospectus supplement and such risk factors may be amended, superseded or supplemented by future risk factor disclosure found under the heading "Forward-looking Statements" or analogous sections in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Nortel Networks Corporation's and Nortel Networks Limited's future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which will be incorporated by reference herein when filed.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges computed under U.S. generally accepted accounting principles, or U.S. GAAP, for Nortel Networks Corporation and Nortel Networks Limited for the periods indicated below. In light of the arrangement, the ratios of earnings to fixed charges for Nortel Networks Corporation for the years ended December 31, 1997, 1998 and 1999, and for the period from January 1, 2000 to April 30, 2000, represent the financial position, results of operations and cash flows of Nortel Networks Corporation as if Nortel Networks Limited and Nortel Networks Corporation had historically been the same entity. As Nortel Networks Corporation has no preferred shares outstanding as of the date of this prospectus, no ratio of earnings to combined fixed charges and preference dividends is presented.

     Earnings for purposes of the ratios consist of consolidated pre-tax earnings or losses from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees, plus:

     - fixed charges;

     - amortization of capitalized interest;

     - distributed income of equity investees; and

     - pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

     less:

     - interest capitalized;

     - in the case of Nortel Networks Limited, preference security dividend requirements of consolidated subsidiaries; and

     - the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

     Fixed charges for this purpose consist of:

     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses related to indebtedness;

     - one-third of rental expenses on operating leases, deemed to be representative of interest expenses; and

     - preference security dividend requirements of consolidated subsidiaries, including of Nortel Networks Limited.

          NORTEL NETWORKS CORPORATION               NORTEL NETWORKS LIMITED
-----------------------------------------------   ----------------------------
                                   THREE MONTHS                   THREE MONTHS
                                      ENDED        YEAR ENDED        ENDED
    YEAR ENDED DECEMBER 31,         MARCH 31,     DECEMBER 31,     MARCH 31,
--------------------------------   ------------   -------------   ------------
1997   1998   1999   2000   2001       2002       2000    2001        2002
----   ----   ----   ----   ----   ------------   -----   -----   ------------
5.7    --(1) 1.9     --(2)  --(3)     --(4)       2.1     --(5)     --(6)

---------------


(1) The earnings of Nortel Networks Corporation calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the year ended December 31, 1998 by $13.4 million.

(2) The earnings of Nortel Networks Corporation calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the year ended December 31, 2000 by $1,694.7 million.

(3) The earnings of Nortel Networks Corporation calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the year ended December 31, 2001 by $27,421.0 million.

(4) The earnings of Nortel Networks Corporation calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the three months ended March 31, 2002 by $1,211.0 million.

(5) The earnings of Nortel Networks Limited calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the year ended December 31, 2001 by $14,516.0 million.

(6) The earnings of Nortel Networks Limited calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the three months ended March 31, 2002 by $1,148.0 million.

                                USE OF PROCEEDS

     Except as otherwise provided in an accompanying prospectus supplement:

     - the net proceeds from the sale of common shares, preferred shares, debt securities, warrants for common shares or preferred shares, warrants for debt securities, share purchase contracts and share purchase or equity units described in this prospectus issued by Nortel Networks Corporation will be used by Nortel Networks Corporation or advanced to, or otherwise invested in, Nortel Networks Corporation's subsidiaries, in each case for general corporate purposes; and

     - the net proceeds from the sale of guaranteed debt securities described in this prospectus issued by Nortel Networks Limited will be used by or advanced to, or otherwise invested in, subsidiaries or affiliates of Nortel Networks Corporation (which may include Nortel Networks Limited) and Nortel Networks Limited (which may include Nortel Networks Corporation) and used for general corporate purposes.

                         LEGAL OWNERSHIP OF SECURITIES

"STREET NAME" AND OTHER INDIRECT HOLDERS

     Investors who hold securities in accounts at banks or brokers as legal holders of those securities generally will not be recognized by the issuer. This is called holding in "street name". Instead, the issuer will recognize only the bank or broker or the financial institution the bank or broker uses to hold the securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities described in this prospectus, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold the securities described in this prospectus in street name, you should check with your own institution to find out:

     - how it handles payments and notices with respect to securities;

     - whether it imposes fees or charges;

     - how it would handle voting, if ever required;

     - how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

     - whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

     - how it would pursue rights under the securities described in this prospectus if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     The obligations of Nortel Networks Corporation and Nortel Networks Limited, as well as the obligations of the relevant trustee, any warrant agent (in the case of Nortel Networks Corporation) and any third parties employed by them, the trustee or any warrant agent (in the case of Nortel Networks Corporation), run only to persons who are registered as holders of securities. As noted above, an issuer does not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold the securities described in this prospectus in that manner or because the securities are issued in the form of global securities as described below. For example, once the issuer makes payment to the registered holder, the issuer has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

GLOBAL SECURITIES

     A global security is a special type of indirectly held security. If the issuer chooses to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. The issuer does this by requiring that the global security be registered in the name of a financial institution it selects and by requiring that the securities included in the global security not be transferred to the name of any other direct holder except in the special situations described below. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether your series of securities will be issued only as global securities.

     As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. You will not be recognized as a holder of securities by the issuer and instead the issuer will deal only with the depositary that holds the global security.

     You should be aware that if securities are issued only in the form of global securities:

     - you cannot have securities registered in your own name;

     - you cannot receive physical certificates for your interest in the securities;

     - you will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities;

     - you may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

     - the depositary's policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. The issuer, the relevant trustee and, in the case of Nortel Networks Corporation, any warrant agent have no responsibility for any aspect of the depositary's actions or inactions or for its records of ownership interests in the global security. The issuer, the relevant trustee and, in the case of Nortel Networks Corporation, any warrant agent also do not supervise the depositary in any way; and

     - the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

     In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in securities transferred to your name, so that you will be a direct holder. We refer you to "Description of Debt Securities -- Global Debt Securities."

     Unless otherwise specified in the prospectus supplement, the special situations for termination of a global security are:

     - when the depositary notifies the issuer that it is unwilling or no longer qualified to continue as depositary and the issuer does not or cannot appoint a successor depositary within 90 days; or

     - when the issuer notifies the relevant trustee that it wishes to terminate the global security.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not the issuer, the relevant trustee or, in the case of Nortel Networks Corporation, any warrant agent) is responsible for deciding the names of the institutions that will be the initial direct holders.

THE TERM "HOLDER" AS USED IN THIS PROSPECTUS AND ELSEWHERE

     In the descriptions of the securities included in this prospectus and any prospectus supplement, references to the "holder" of a given security being entitled to certain rights or payments, or being permitted to take certain actions, means the actual legal holder of the security.

     While you will be the holder if you hold a certificated security registered in your name, more often than not the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to that security.

                          DESCRIPTION OF SHARE CAPITAL

     The authorized capital of Nortel Networks Corporation includes an unlimited number of common shares, an unlimited number of Class A preferred shares and an unlimited number of Class B preferred shares, without nominal or par value, issuable in series. A detailed description of the terms of the common shares and the preferred shares is incorporated by reference into this prospectus from Nortel Networks Corporation's registration statement on Form 8-A dated April 28, 2000, as amended, which you may obtain as described under "Where You Can Find More Information."

NORTEL NETWORKS CORPORATION COMMON SHARES

     At the close of business on April 30, 2002, there were 3,205,785,024 issued and outstanding common shares of Nortel Networks Corporation. The common shares of Nortel Networks Corporation are listed on the New York and Toronto stock exchanges.

     Holders of Nortel Networks Corporation common shares are entitled to one vote per share on all matters voted on at all meetings of shareholders, except meetings at which only holders of other classes or series of shares are entitled to vote.

     Subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares, holders of common shares have the right to receive any dividends declared and payable by Nortel Networks Corporation on the common shares and the right to receive Nortel Networks Corporation's remaining assets upon liquidation, dissolution or winding-up, if any, after payment of all debts and liabilities.

     Holders of Nortel Networks Corporation common shares have no pre-emptive, redemption or conversion rights.

NORTEL NETWORKS CORPORATION SHAREHOLDER RIGHTS PLAN

     Nortel Networks Corporation has adopted a shareholder rights plan, the objectives of which are to provide adequate time for the board of directors and shareholders to assess an unsolicited take-over bid for Nortel Networks Corporation, to provide the board of directors with sufficient time to explore and develop alternatives for maximizing shareholder value if such a bid is made and to provide the shareholders with an equal opportunity to participate in such a bid. The shareholder rights plan encourages a potential acquirer to proceed either by way of a "permitted bid" that satisfies certain minimum standards designed to promote fairness, or with the concurrence of the board of directors. A permitted bid under the shareholder rights plan is a take-over bid (within the meaning of Canadian law) made by way of a take-over bid circular that satisfies all of the following conditions:

     - the bid is made to all holders of its shares that are entitled to vote generally on the election of directors;

     - the bid must remain open for at least 60 days and more than 50% of the outstanding voting shares (other than shares beneficially owned on the date of the bid by the offeror and certain related parties) must be deposited under the bid and not withdrawn before any shares may be taken up and paid for; in addition, if 50% of the voting shares are so deposited and not withdrawn, the offeror must make an announcement to that effect, and must leave the bid open for an additional ten business days; and

     - under the terms of the bid, voting shares may be deposited at any time between the date of the bid and the date voting shares are taken up and paid for, and any voting shares so deposited may be withdrawn until taken up and paid for.

     If the take-over bid fails to satisfy such minimum standards and the shareholder rights plan is not waived by the board of directors, the plan provides that the shareholders, other than the offeror, will be able to purchase additional amounts of the common shares at a 50% discount to current market price. A detailed description of the shareholder rights plan is incorporated by reference into this prospectus from Nortel Networks Corporation's registration statement on Form 8-A dated April 28, 2000, as amended, which you may obtain as described under "Where You Can Find More Information."

NORTEL NETWORKS CORPORATION PREFERRED SHARES

     Nortel Networks Corporation's board of directors may from time to time issue Class A preferred shares and Class B preferred shares in one or more series and determine for any such series, by resolution passed before issuance, its designation, number of shares and respective rights, privileges, restrictions and conditions. The holders of preferred shares do not have the right to receive notice of, attend, or vote at, any meeting of shareholders except to the extent otherwise determined by the board of directors and set forth in the articles of amendment designating any series of preferred shares or as provided in the Canada Business Corporations Act. Nortel Networks Corporation has not issued any preferred shares as of the date of this prospectus.

NORTEL NETWORKS LIMITED PREFERRED SHARES

     As of the date of this prospectus, Nortel Networks Limited has outstanding the following preferred shares:

     - 16,000,000 Cumulative Redeemable Class A Preferred Shares Series 5, or the series 5 shares; and

     - 14,000,000 Non-cumulative Redeemable Class A Preferred Shares Series 7, or the series 7 shares.

     Holders of the series 5 shares are entitled to, if declared, a monthly floating cumulative preferential cash dividend, which will float in relation to the average of the prime commercial lending rates of two designated Canadian chartered banks during the relevant month, as adjusted by the weighted average trading price of the series 5 shares during such month, up to a maximum of 100% of such prime rate. Holders of series 5 shares will have the right to convert their shares into Cumulative Redeemable Class A Preferred Shares Series 6, referred to as the series 6 shares, subject to certain conditions, on December 1, 2006, and on December 1 of every fifth year thereafter. Holders of series 6 shares will have a similar right to convert back into series 5 shares every five years. In certain circumstances, conversions may be automatic and mandatory. The series 5 shares are redeemable at any time, at Nortel Networks Limited's option, at C$25.50 per share together with accrued and unpaid dividends up to, but excluding, the date of redemption. If issued on December 1, 2006, the series 6 shares will be redeemable at Nortel Networks Limited's option at C$25 per share, together with accrued and unpaid dividends up to, but excluding, the date of redemption, on December 1, 2011, and on December 1 of every fifth year thereafter.

     Holders of the series 7 shares will, until November 30, 2002, be entitled to an annual fixed non-cumulative preferential cash dividend of C$1.225 per share (4.9%), payable, if declared, quarterly on the first day of March, June, September and December. From December 1, 2002, holders of the series 7 shares will be entitled to, if declared, a monthly floating non-cumulative preferential cash dividend. Holders of series 7 shares will have the right to convert their shares into Non-cumulative Redeemable Class A Preferred Shares Series 8, referred to as the series 8 shares, subject to certain conditions, on December 1, 2002 and on December 1 of every fifth year thereafter. Holders of the series 8 shares will have a similar right to convert back into series 7 shares every five years. In certain circumstances, conversions may be automatic and mandatory. The series 7 shares are not redeemable prior to December 1, 2002, at which time they will be redeemable at Nortel Networks Limited's option at C$25 per share, together with declared and unpaid dividends to the date of redemption. The series 7 shares will be redeemable after that date at Nortel Networks Limited's option at C$25.50 per share together with declared and unpaid dividends to the date of redemption. The series 8 shares will also be redeemable at Nortel Networks Limited's option at C$25 per share, together with declared and unpaid dividends up to, but excluding, the date of redemption, on December 1, 2007, and on December 1 of every fifth year thereafter.

                         DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms that will apply to any debt securities that may be offered by Nortel Networks Corporation and Nortel Networks Limited pursuant to this prospectus. The specific terms of the offered debt securities, and the extent to which the general terms described in this section apply to debt securities, will be described in the related prospectus supplement at the time of the offer.

GENERAL

     As used in this prospectus, "debt securities" means the senior and subordinated debentures, notes, bonds, guarantees and other evidences of indebtedness that Nortel Networks Corporation issues, or Nortel Networks Limited issues and Nortel Networks Corporation guarantees, and, in each case, the relevant trustee authenticates and delivers under the applicable indenture.

     Nortel Networks Corporation may issue senior debt securities under an indenture between it and Deutsche Bank Trust Company Americas, as trustee. Nortel Networks Limited may issue senior guaranteed debt securities under a separate indenture among it, Nortel Networks Corporation, as guarantor, and Deutsche Bank Trust Company Americas, as trustee. These indentures are referred to in this prospectus as the "senior indentures".

     Nortel Networks Corporation may issue subordinated debt securities under a separate indenture between it and HSBC Bank USA, as trustee. Nortel Networks Limited may issue subordinated guaranteed debt securities under a separate indenture among it, Nortel Networks Corporation, as guarantor, and HSBC Bank USA, as trustee. These indentures are referred to in this prospectus as the "subordinated indentures". The senior indentures and the subordinated indentures are collectively referred to in this prospectus as the "indentures", and each of the trustee under the senior indentures and the trustee under the subordinated indentures are referred to in this prospectus as a "trustee".

     Under applicable Canadian law, a Canadian licensed trust company may be required to be appointed as co-trustee under any or all of the indentures in certain circumstances. It is anticipated that applications will be made to the appropriate Canadian regulatory authorities for exemptive relief from this and other requirements of Canadian law applicable to the indentures. If such relief is not obtained, the applicable legislative requirements will be complied with at the time of the applicable offering.

     The material provisions of the indentures are summarized on the following pages. The forms of the senior indentures and the subordinated indentures are filed as exhibits to the registration statement of which this prospectus forms a part, and you should read the indentures for provisions that may be important to you. If you would like more information on these provisions, see "Where You Can Find More Information" on how to locate the indentures.

     If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

     The following discussion is not complete and is qualified by reference to all the provisions of the indentures, including definitions of terms used in the indentures. The numerical references in parentheses below are to sections of the referenced indentures. For example, defined terms that have been given special meaning in the indentures are used in this section. Whenever particular sections or defined terms of the indentures are referenced in this prospectus or in any related prospectus supplement, those sections or defined terms are incorporated by reference here or in any related prospectus supplement.

     The indentures provide that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series. Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, any series may be reopened for issuances of additional debt securities of that series. (Section 301)

     Under the indentures,

     - Nortel Networks Corporation may issue debt securities directly, or may guarantee debt securities issued by Nortel Networks Limited; and

     - Nortel Networks Limited may only issue debt securities that are fully and unconditionally guaranteed by Nortel Networks Corporation, as more fully described below under "-- Ranking of Guarantee; Relationship to Secured Debt."

     The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the relevant indenture which may be applicable in the case of that issue of debt securities, will be described in the related prospectus supplement. This description will include, where applicable:

     - the designation, aggregate principal amount and denominations of the debt securities;

     - the price, expressed as a percentage of the aggregate principal amount, at which the debt securities will be issued;

     - the date or dates on which, and the place or places where, the principal of the debt securities is payable;

     - the currency or currencies in which the debt securities will be sold and in which payments in respect of the debt securities will be made, whether the holder of any of the debt securities may elect the currency in which payments are to be made and, if so, the manner of such election;

     - the rate or rates or the method of determination of the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any;

     - the date from which interest on the debt securities will accrue, the date or dates on which, and the place or places where, interest will be payable and the date on which payment of interest will commence;

     - if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon the acceleration of maturity of the debt securities;

     - the terms and conditions on which the relevant issuer may, at its option, redeem the debt securities in whole or in part;

     - the terms and conditions on which the relevant issuer may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof;

     - the terms, if any, upon which the debt securities will be defeasable;

     - any special provisions for the payment of additional interest or amounts with respect to the debt securities;

     - any provisions for the conversion or exchange of debt securities;

     - whether the debt securities will be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary;

     - if a temporary global security will be issued with respect to the debt securities, provisions relating to payment of interest prior to the issuance of individual debt securities, and provisions relating to the exchange of interests in the temporary global security for interests in individual debt securities;

     - any additional covenants, including restrictive covenants, for the benefit of holders of the debt securities;

     - any additional events of default provided with respect to the debt securities;

     - in the case of Nortel Networks Corporation, the terms of any warrants offered together with the debt securities;

     - any exchange on which debt securities of a series will be listed or to which application will be made to list the series;

     - material United States and Canadian tax consequences of owning the debt securities; and

     - any other material terms and conditions of the debt securities not inconsistent with the provisions of the indenture. (Section 301)

     If any series of debt securities are sold for, are payable in or are denominated in one or more foreign currencies, currency units or composite currencies, the related prospectus supplement will also describe any restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities that are applicable as a result. (Section 301)

     Debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amounts. The related prospectus supplement will describe any material United States and Canadian federal income tax consequences and other special considerations that may apply to any such original issue discount securities. (Section 101)

     Except as described herein or in any relevant prospectus supplement, the indentures do not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of Nortel Networks Corporation or Nortel Networks Limited in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.

RANKING OF DEBT SECURITIES; RELATIONSHIP TO SECURED DEBT

     Senior debt securities versus other debt. By their terms, the senior debt securities will be direct, unconditional, unsecured and unsubordinated obligations of the relevant issuer and will rank equally and ratably without preference among themselves and at least equally with other senior unsecured obligations of such issuer, except to the extent prescribed by law.

     Subordinated debt securities versus other debt. By their terms, the subordinated debt securities will be direct, unconditional, unsecured and subordinated obligations of the relevant issuer and will be junior in right of payment to the existing and future senior obligations of such issuer. The extent of subordination of a particular series of subordinated debt securities will be as set forth here or in the applicable prospectus supplement as described below under "Provisions Applicable to Subordinated Debt Securities and Subordinated Guarantees -- Subordination of Subordinated Debt Securities and Subordinated Guarantees."

     Relationship of senior and subordinated debt securities to secured debt. The senior and subordinated debt securities of each issuer will be effectively subordinated to any secured debt of such issuer to the extent of the value of the assets securing such debt. In addition, under the terms of the security agreements related to credit agreements to which Nortel Networks Limited and its subsidiary, Nortel Networks Inc., are parties, an aggregate amount up to $3.5 billion of bank commitments under all of Nortel Networks Limited's credit agreements currently benefit from the aforementioned security, which we refer to as the Nortel Networks Security Package. The Nortel Networks Security Package includes pledges of shares and/or guarantees, over substantially all of Nortel Networks Limited's assets and those of most of its United States and Canadian subsidiaries as well as pledges of shares and/or guarantees by certain of Nortel Networks Limited's other subsidiaries. The security will remain in effect until such time as Nortel Networks Limited's United States senior unsecured long-term debt ratings return to Baa2 (with a stable outlook) and BBB (with a stable outlook), as determined by Moody's Investors Services, Inc. and Standard & Poor's Ratings Service, respectively, or until all of Nortel Networks Limited's credit facilities have expired. Under the terms of these security agreements and certain covenants contained in the indentures governing the outstanding public debt of Nortel Networks Corporation, Nortel Networks Limited and their subsidiaries, which are referred to as the Outstanding Nortel Networks Public Debt, the Outstanding Nortel Networks Public Debt is also secured by the Nortel Networks Security Package for so long as the potential or actual borrowings under the credit agreements are secured by the Nortel Networks Security Package. The debt securities to be issued pursuant to this prospectus will not benefit from the Nortel Networks Security Package and lenders under the credit
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agreements and the holders of the Outstanding Nortel Networks Public Debt will have a claim as secured parties with respect to the assets subject to the Nortel Networks Security Package.

RANKING OF NORTEL NETWORKS CORPORATION GUARANTEES; RELATIONSHIP TO SECURED DEBT

     Nortel Networks Corporation guarantees versus other debt. Debt securities and guarantees issued by Nortel Networks Limited will be unconditionally and irrevocably guaranteed by Nortel Networks Corporation. If, for any reason, Nortel Networks Limited does not make any required payment in respect of its debt securities or its guarantees when due, whether on the normal due date, on acceleration, redemption or otherwise, Nortel Networks Corporation will cause the payment to be made to or to the order of the relevant trustee upon any failure by Nortel Network Limited to make the required payment as stipulated. By its terms, the Nortel Networks Corporation senior guarantees of Nortel Networks Limited senior debt securities will be direct, unconditional, unsecured and unsubordinated obligations of Nortel Networks Corporation and will rank equally and ratably without preference among themselves and equally with other senior unsecured and unsubordinated obligations of Nortel Networks Corporation, except to the extent prescribed by law. By its terms, the Nortel Networks Corporation subordinated guarantees of Nortel Networks Limited subordinated debt securities will be direct, unconditional, unsecured and subordinated obligations of Nortel Networks Corporation and will be junior in right of payment to the existing and future senior obligations of Nortel Networks Corporation. The extent of subordination of the Nortel Networks Corporation subordinated guarantees will be as set forth here or in the applicable prospectus supplement as described below under "Provisions Applicable to Subordinated Debt Securities and Subordinated Guarantees -- Subordination of Subordinated Debt Securities and Subordinated Guarantees." The holder of a guaranteed debt security will be entitled to payment under the relevant guarantee of Nortel Networks Corporation without taking any action whatsoever against Nortel Networks Limited. (Section 203)

     Relationship of Nortel Networks Corporation guarantees to secured debt. The senior and subordinated guarantees of Nortel Networks Corporation will be effectively subordinated to any secured debt of Nortel Networks Corporation to the extent of the value of the assets securing such debt. The credit agreements and the Outstanding Nortel Networks Public Debt are secured by the Nortel Networks Security Package for so long as the potential or actual borrowings under the credit agreements are secured by the Nortel Networks Security Package. The guarantees of Nortel Networks Corporation to be issued pursuant to this prospectus will not benefit from the Nortel Networks Security Package and lenders under the credit agreements and the holders of the Outstanding Nortel Networks Public Debt will have a claim as secured parties with respect to the assets subject to the Nortel Networks Security Package. Each applicable prospectus supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding secured debt of the relevant issuer or the guarantor.

FORM, DENOMINATION, REGISTRATION AND TRANSFER

     Debt securities will be issued only in registered form and debt securities of a series may be issued in whole or in part in the form of one or more global securities. (Section 202)

     Unless otherwise specified in the related prospectus supplement, debt securities will be denominated in U.S. dollars in integral multiples of $1,000. The denomination of any series of debt securities denominated in a foreign or composite currency will be specified in the related prospectus supplement. If applicable, one or more global securities in a denomination or aggregate denominations will be issued equal to the aggregate principal amount of the outstanding debt securities of the series to be represented by such global security or securities.

     The relevant trustee usually acts as the issuer's agent for registering debt securities in the names of holders and recording transfers of debt securities, although the issuer may appoint another entity to perform this function. The entity performing this function is called the "security registrar".

     You may transfer or exchange debt securities at the office of the security registrar. You will not be required to pay any service charge for any registration of transfer or exchange of debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. You may
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

have your debt securities, other than a global security, exchanged for more debt securities of smaller permitted denominations or for fewer debt securities of larger permitted denominations. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership. (Sections 302 and 305)

GLOBAL DEBT SECURITIES

     Debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the related prospectus supplement. Global securities will only be issued in registered form and in either temporary or definitive form. Unless a global security is exchanged in whole or in part for debt securities in definitive form, a global security generally may be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee. (Sections 303 and 305)

     A general description of global securities arrangements is set forth above under "Legal Ownership of Securities -- Global Securities." The specific terms of the depositary arrangement with respect to any debt securities of a series issued in global form will be described in the prospectus supplement related to such series. The provisions of the next two paragraphs are expected to apply to all depositary arrangements for debt securities.

     Upon the issuance of a global security, the depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of institutions that have accounts with the depositary. These institutions are called "participants". The participant accounts to be credited will be designated by the underwriters or agents for such debt securities or, if the debt securities are offered and sold directly by the relevant issuer, by such issuer. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that interest will be effected only through, records maintained by the depositary or its nominee, or by participants or persons that hold through participants.

     Upon receipt of any payment in respect of a global security, the depositary or its nominee will immediately credit participants' accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of the depositary or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any, on) debt securities of a particular series will be made in the designated currency against surrender of the debt securities at the corporate trust office of the relevant trustee or the relevant paying agent in New York City. Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the regular record date for such interest. Unless otherwise indicated in the applicable prospectus supplement, payments of interest will be made, at the issuer's option:

     - at the corporate trust office of the relevant trustee or the relevant paying agent in New York City;

     - by a wire transfer; or

     - by a check in the designated currency mailed to each holder at the relevant holder's registered address. (Sections 307 and 1001)

     We may appoint one or more paying agents to effect payments in respect of debt securities. Any paying agent for a series of debt securities will, if not identified in this prospectus, be identified in the applicable prospectus supplement. We intend to appoint Deutsche Bank Trust Company Americas as the paying agent under the subordinated indentures. The appointment of any paying agent may be terminated at any time,

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

except that at least one paying agent will be maintained in New York City for payments with respect to debt securities of any series payable in U.S. dollars. (Sections 101 and 1002)

     All monies paid to a paying agent in respect of any debt security that remain unclaimed at the end of two years after the relevant amounts shall have become due and payable will be repaid to the relevant issuer. Holders of these debt securities will thereafter look only to the relevant issuer for payment of these amounts. (Section 1003)

EVENTS OF DEFAULT

     Each of the following events will constitute an "event of default" under the indenture with respect to the debt securities of a particular series:

     - default in payment of principal of, and premium, if any, on, any debt security of the series when due;

     - default in payment of interest on any debt security of the series when due which continues for 30 days;

     - default in the deposit of any sinking fund payment on any debt security of the series when due which continues for 30 days;

     - default in performing or observing any of the covenants, agreements or other obligations in the indenture for 90 days after written notice by the holders of not less than 25% in principal amount of the outstanding debt securities of the series;

     - certain events of bankruptcy, insolvency or reorganization of the relevant issuer or guarantor (if any); and

     - any other event of default set forth in the applicable prospectus supplement with respect to a particular series of debt securities. (Section 501)

     You should refer to "Provisions Applicable to Senior Debt Securities and Guarantees -- Additional Events of Default" below for additional events of default that apply only to senior debt securities and senior guarantees. An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities. Each issuer is required to file with the relevant trustee an annual officers' certificate as to the absence of specified defaults under the applicable indenture. (Section 1004)

     If an event of default with respect to a series of debt securities occurs and is continuing, either the relevant trustee or the holders of not less than 25% in principal amount of the then-outstanding debt securities of the relevant series may declare the principal of (and premium, if any, on) all debt securities of the series to be due and payable, together with accrued interest. (Section 501) The indenture provides that in certain cases, the holders of a majority in principal amount of the then-outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default and rescind and annul any such declaration and its consequences. (Sections 502 and 503)

     The relevant trustee may require indemnification from the holders of debt securities of a series before proceeding to exercise any right or power under the indenture at the request of those holders. (Sections 601 and 606) The holders of a majority in principal amount of the then-outstanding debt securities of any series may:

     - direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series; and

     - take any other action authorized to be taken under the indenture or under applicable law. However, the relevant trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders. (Section 506)

     No holder will be entitled to pursue any remedy with respect to the indenture unless the relevant trustee fails to act for 60 days after it is given:

     - notice of default by that holder;

     - a request to enforce the indenture by the holders of not less than 25% in aggregate principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class); and

     - an indemnity to the relevant trustee, satisfactory to the relevant trustee, and during this 60-day period the holders of a majority in principal amount of all of the then-outstanding debt securities issued under the indenture (treated as a single class) do not give a direction to the relevant trustee that is inconsistent with the enforcement request. (Section 507) These provisions will not prevent any holder of debt securities from enforcing payment of principal of (and premium, if any) and interest on the debt securities at the relevant due dates. (Section 508)

     If an event of default with respect to a series of debt securities occurs and is continuing, the relevant trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the relevant trustee shall be protected in withholding notice of an event of default if it determines in good faith that withholding notice is in the interests of the holders of the relevant debt securities. (Section 605)

CONVERSION OR EXCHANGE RIGHTS

     The terms upon which debt securities may be convertible into or exchangeable for Nortel Networks Corporation's common shares will be described in the related prospectus supplement. These terms will include provisions as to whether conversion or exchange is mandatory or optional. They may also include provisions adjusting the number of Nortel Networks Corporation's common shares to be issued in respect of such debt securities upon the occurrence of certain events.

MODIFICATION OF THE INDENTURES

     Each indenture provides that the issuer, the guarantor (if any) and the applicable trustee may modify the indenture without the consent of holders to make certain changes which do not adversely affect the interests of the holders, including:

     - the succession of another corporation to the issuer or the guarantor (if any) and the assumption of the debt securities or guarantee (if any) by the successor;

     - to add covenants or other provisions to provide additional rights or benefits to any or all debt securities for the benefit of holders, to surrender any right or power of the issuer or the guarantor (if any) or to make changes that would not adversely affect the legal rights of any holder of the relevant series;

     - to add additional events of default to any or all debt securities;

     - to change or eliminate any restrictions on the payment of principal of (or premium, if any, on) debt securities, provided that such action shall not adversely affect the interests of holders of any debt securities of the relevant series in any material respect;

     - to change or eliminate any provision of the indenture, provided that any such modification shall only become effective when there are no debt securities outstanding which were issued prior to such modification;

     - to establish the form or terms of debt securities of any series and to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     - to evidence and provide for the acceptance of a successor trustee or to facilitate the administration of the trust under more than one trustee;

     - to secure, guarantee or further guarantee the debt securities;

     - to effect or maintain qualification of the indenture under the Trust Indenture Act;

     - to provide for the conversion rights of holders in certain events;

     - to reduce the conversion price, if applicable, of any series of debt securities;

     - to permit or facilitate defeasance or discharge of any or all debt securities, provided that such modification shall not adversely affect the interests of holders of any debt securities in any material respect; or

     - to cure any ambiguity or correct or supplement any defective or inconsistent provisions, provided that any changes will not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

     Each indenture provides that, in general, the relevant issuer, the guarantor (if any) and the relevant trustee may modify the indenture or the rights of the holders of any debt securities so long as the consent of the holders of not less than a majority in principal amount of the then-outstanding debt securities affected by the modification is obtained. Each indenture also provides, however, that no modification may be effected without the consent of each affected holder if that modification would:

     - change the maturity of any debt security, or reduce the principal amount or any premium payable on redemption thereof, or reduce the rate or change the time of payment of interest thereon, or change any place of payment or change the currency in which a debt security is payable or affect the right of any holder to institute suit for the enforcement of payment in accordance with the foregoing;

     - reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for approval of any proposed modification to the relevant indenture or for waivers of certain covenants or defaults under the relevant indenture, or reduce the requirements for quorum or voting; or

     - in the case of guaranteed debt securities, change the terms and conditions of the obligations of the guarantor in respect of payments under the guarantee. (Section 902)

     Each indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1401 or, in the case of the subordinated indenture in respect of Nortel Networks Limited subordinated debt securities,
Section 1701) A meeting may be called at any time by the relevant trustee, or upon the request of the relevant issuer or guarantor (if any), as the case may be, or the holders of at least 10% in principal amount of the outstanding debt securities of the series. (Section 1402 or, in the case of the subordinated indenture in respect of Nortel Networks Limited subordinated debt securities,
Section 1702) Except as described in the preceding paragraph and as otherwise provided in the relevant indenture, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series.

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the relevant indenture will be binding on all holders of debt securities of that series whether or not present or represented at the meeting. The quorum at any meeting of the holders of debt securities of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. (Section 1404 or, in the case of the subordinated indenture in respect of Nortel Networks Limited subordinated debt securities, Section 1704)

DEFEASANCE

     Satisfaction of the following conditions may permit the relevant issuer and the guarantor (if any) to omit to comply with all obligations, covenants and agreements under the relevant indenture with respect to a series of debt securities (also referred to as "defeasance"):

     - the relevant issuer must irrevocably deposit with the trustee as specific security pledged for the due payment and ultimate satisfaction of such issuer's obligations in respect of the debt securities of the series affected, funds in the currency in which the debt securities are payable and/or, subject to specified conditions, obligations of the government that issued the currency in which the debt securities are payable in an amount sufficient to pay (1) the principal of (and premium, if any) and interest on the outstanding debt securities of the particular series on their stated maturity and (2) any mandatory prepayments on the day on which those prepayments are due and payable;

     - the relevant issuer must deliver to the relevant trustee opinions of counsel to the effect that holders of the debt securities affected will not recognize income, gain or loss for United States or Canadian federal income tax purposes as a result of the deposit of funds and defeasance of its obligations and will be subject to United States and Canadian federal income tax as if the deposit and defeasance had not occurred, including non-resident withholding taxes;

     - the deposit of funds must not result in a breach or violation of, or constitute a default under, the relevant indenture or any other material agreement or instrument to which the relevant issuer is a party or by which it is bound;

     - on the date of the deposit of funds, there must not have occurred and be continuing an event of default with respect to the debt securities affected or an event that, with notice or lapse of time, would become an event of default;

     - if the debt securities affected are listed on the New York Stock Exchange, the relevant issuer must deliver to the relevant trustee an opinion of counsel to the effect that the deposit of funds and defeasance of its obligations will not cause the debt securities to be delisted; and

     - the relevant issuer must deliver to the relevant trustee an opinion of counsel stating that all conditions precedent to the defeasance under the indenture have been complied with. (Section 1301)

     Each indenture contains provisions that permit the relevant issuer or, to the extent applicable, any of its subsidiaries, subject to satisfaction of specified conditions, to omit to comply with the particular restrictive covenants applicable with respect to debt securities of any series. This is known as "covenant defeasance". If the relevant issuer satisfies the conditions for defeasance and the deposit of funds does not cause the trustee to have a conflicting interest, within the meaning of the indenture and the Trust Indenture Act of 1939, as amended, then any failure on the part of the relevant issuer or, to the extent applicable, its subsidiaries to comply with the terms of the covenants will not be an event of default under the relevant indenture with respect to the relevant securities. The relevant prospectus supplement will indicate whether there will be "defeasance" of any series of debt securities, and will describe any modifications to the above conditions, additional conditions or related provisions. (Section 1302)

AMALGAMATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     Each issuer and guarantor (if any) has covenanted in the indentures that it will not amalgamate or merge with any other corporation or enter into any reorganization or arrangement or effect any conveyance, transfer or lease of all or substantially all of its and its subsidiaries' assets, taken as a whole (other than such transactions between Nortel Networks Corporation and Nortel Networks Limited, subject to certain conditions), unless specified conditions are satisfied. These conditions are as follows:

     - either (1) it is the surviving corporation or one of the continuing corporations or (2) the successor corporation (or the person that leases or that acquires by conveyance or transfer all or substantially all of it and its subsidiaries' assets, taken as a whole) expressly assumes, by supplemental indenture, its obligations under the indenture; and

     - it or the successor corporation, as the case may be, is not immediately after the transaction in default under the indenture or the debt securities. (Section 801)

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES AND SENIOR GUARANTEES

     Additional covenants. An issuer or guarantor of senior debt securities may be subject to additional covenants, including restrictive covenants. Additional covenants in respect of a particular series of senior debt
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

securities will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series of senior debt securities.

     Additional events of default. Each senior indenture provides that a default by the relevant issuer or the guarantor (if any) in respect of any single obligation in respect of indebtedness for borrowed money that exceeds on its face $100,000,000 in principal amount which results in the acceleration of the due date of that indebtedness, if this acceleration is not rescinded or annulled within 10 days after notice meeting the specific requirements of the indenture has been given, shall also constitute an "event of default". The provisions described under "Events of Default" shall also apply in respect of the foregoing additional event of default.

     Concerning the senior trustee. Deutsche Bank Trust Company Americas is the trustee under the senior indentures as well as the convertible senior indenture dated as of August 15, 2001 in respect of the 4.25% convertible senior notes of Nortel Networks Corporation as fully and unconditionally guaranteed by Nortel Networks Limited. Deutsche Bank Trust Company Americas is also the security registrar and paying agent under the subordinated indentures. An affiliate of the senior trustee maintains normal banking relations, including the maintenance of depository accounts, with Nortel Networks Corporation, Nortel Networks Limited and their subsidiaries and affiliates.

PROVISIONS APPLICABLE TO SUBORDINATED DEBT SECURITIES AND SUBORDINATED
GUARANTEES

     General. The subordinated debt securities will be unsecured obligations of the issuer under each subordinated indenture, and will be subordinate in right of payment to certain other indebtedness as described below under "Subordination of Subordinated Debt Securities and Subordinated Guarantees" or in the applicable prospectus supplement. The subordinated guarantees will be unsecured obligations of the guarantor, and will be subordinate in right of payment to certain other indebtedness as described below under "Subordination of Subordinated Debt Securities and Subordinated Guarantees" or in the applicable prospectus supplement. The subordinated debt securities and subordinated guarantees will also be effectively subordinated to any secured debt of the relevant issuer or guarantor, as the case may be, to the extent of the value of the assets securing such debt. As noted above under "Ranking of Debt Securities; Relationship to Secured Debt -- Relationship of senior and subordinated debt securities to secured debt," the Outstanding Nortel Networks Public Debt and the indebtedness that may be incurred under the referenced credit agreements are secured by the Nortel Networks Security Package. Each applicable prospectus supplement will set forth, as of the most recent practicable date, the aggregate amount of outstanding debt that would rank senior to the subordinated debt securities or subordinated guarantees and the aggregate amount of outstanding secured debt of the relevant issuer or guarantor.

     Subordination of subordinated debt securities and subordinated guarantees. Payments on the subordinated debt securities will, as described below under "Subordination of Subordinated Debt Securities and Subordinated Guarantees" or in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future senior debt of the relevant issuer. Payments under a subordinated guarantee will, as described below under "Subordination of Subordinated Debt Securities and Subordinated Guarantees" or in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future senior debt of the guarantor. As a result, the subordinated debt securities and subordinated guarantees will be effectively subordinated to all senior debt of the relevant issuer and the guarantor and to all debt of subsidiaries of the relevant issuer and guarantor.

     "Senior debt" is defined in the subordinated indentures, with respect to the relevant issuer or the guarantor (if any), as the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the subordinated indentures or thereafter created or incurred, which is for:

     - money borrowed by such entity;

     - securities, notes, debentures, bonds or other similar instruments issued by such entity;

     - capitalized lease obligations of such entity;

     - obligations of such entity evidencing the purchase price for acquisitions by such entity or a subsidiary other than in the ordinary course of business;

     - obligations, contingent or otherwise, of such entity in respect of any letters of credit, bankers' acceptance, security purchase facilities or similar credit transactions;

     - obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

     - money borrowed by or obligations described in the six preceding bulletpoints of others and assumed or guaranteed by such entity;

     - obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such entity;

     - renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bulletpoints or of the instruments creating or evidencing such indebtedness, unless, in each case, by the terms of the instrument creating or evidencing such indebtedness or such renewal, extension, refunding, amendment and modification it is provided that such indebtedness is not senior in right of payment to the subordinated debt securities; and

     - obligations of the type referred to in the nine preceding bulletpoints of others secured by a lien on the property or asset of such entity.

     Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of assets of an issuer or the guarantor (if any) upon its dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities or subordinated guarantee (if any). In addition, in the event that
(1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) or (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities or on the related subordinated guarantee (if any) until all such payments due in respect of such senior debt have been paid in full. (Sections 1502 and 1503)

     By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of the relevant issuer or guarantor (if any) who are not holders of senior debt or a senior guarantee may recover less, ratably, than holders of senior debt or a senior guarantee and may recover more, ratably, than holders of the subordinated debt securities and any subordinated guarantee.

     Deferral of interest payments. The terms upon which payments of interest on subordinated debt securities may be deferred by the relevant issuer will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series of subordinated debt securities. If such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest. (Section
1401)

     Additional covenants. An issuer or guarantor of subordinated debt securities may be subject to additional covenants, including restrictive covenants. Such additional covenants in respect of a particular series of subordinated debt securities will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series of subordinated debt securities.

     Concerning the subordinated trustee, the security registrar and the paying agent. HSBC Bank USA is the trustee under the subordinated indentures. An affiliate of the subordinated trustee maintains normal banking relationships, including maintenance of depository accounts, with Nortel Networks Corporation, Nortel Networks Limited and their subsidiaries and affiliates. Deutsche Bank Trust Company Americas, the trustee under the senior indentures, is the security registrar and the paying agent under the subordinated indentures. You should refer to "Provisions Applicable to Senior Debt Securities and Senior
Guarantees --

                                        32
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Concerning the Senior Trustee" for information concerning Deutsche Bank Trust
Company Americas' relationships with the issuers and the guarantor.

                            DESCRIPTION OF WARRANTS

     This section describes the general terms that will apply to any warrants for the purchase of common shares or preferred shares that may be offered by Nortel Networks Corporation, referred to herein as "equity warrants" or for the purchase of debt securities that may be offered by Nortel Networks Corporation, referred to herein as "debt warrants", in either case pursuant to this prospectus.

     Warrants may be offered separately or together with equity or debt securities, as the case may be. Each series of warrants will be issued under a separate warrant agreement to be entered into between Nortel Networks Corporation and one or more banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent will act solely as the agent of Nortel Networks Corporation and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants offered under this prospectus. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement.

EQUITY WARRANTS

     The particular terms of each issue of equity warrants will be described in the related prospectus supplement. This description will include, where applicable:

     - the designation and aggregate number of equity warrants;

     - the price at which the equity warrants will be offered;

     - the currency or currencies in which the equity warrants will be offered;

     - the designation and terms of the common or preferred shares purchasable upon exercise of the equity warrants;

     - the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

     - the number of common or preferred shares that may be purchased upon exercise of each equity warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each equity warrant;

     - the designation and terms of any securities with which the equity warrants will be offered, if any, and the number of the equity warrants that will be offered with each security;

     - the date or dates, if any, on or after which the equity warrants and the related securities will be transferable separately;

     - whether the warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions;

     - material United States and Canadian tax consequences of owning the warrants; and

     - any other material terms or conditions of the warrants.

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

DEBT WARRANTS

     The particular terms of each issue of debt warrants will be described in the related prospectus supplement. This description will include, where applicable:

     - the designation and aggregate number of debt warrants;

     - the price at which the debt warrants will be offered;

     - the currency or currencies in which the debt warrants will be offered;

     - the aggregate principal amount, currency or currencies, denominations and terms of the series of debt securities that may be purchased upon exercise of the debt warrants;

     - the designation and terms of any securities with which the debt warrants are being offered, if any, and the number of the debt warrants that will be offered with each security;

     - the date or dates, if any, on or after which the debt warrants and the related securities will be transferable separately;

     - the principal amount of debt securities that may be purchased upon exercise of each debt warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each debt warrant;

     - the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

     - the minimum or maximum amount of debt warrants that may be exercised at any one time;

     - whether the warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;

     - material United States and Canadian tax consequences of owning the debt warrants; and

     - any other material terms or conditions of the debt warrants.

                  DESCRIPTION OF SHARE PURCHASE CONTRACTS AND
                         SHARE PURCHASE OR EQUITY UNITS

     Nortel Networks Corporation may issue share purchase contracts, including contracts obligating holders to purchase from Nortel Networks Corporation, and Nortel Networks Corporation to sell to the holders, a specified number of common shares or preferred shares, at a future date or dates, or similar contracts issued on a "prepaid" basis, which in each case are referred to herein as "share purchase contracts". The price per common share or preferred share, as the case may be, and the number of common shares or preferred shares, as the case may be, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts will require either the share purchase price be paid at the time the share purchase contracts are issued or that payment be made at a specified future date. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and debt securities of Nortel Networks Corporation or obligations of third parties (including U.S. treasury securities), which are referred to herein as "share purchase or equity units", and may or may not serve as collateral for a holder's obligations. The share purchase contracts may require holders to secure their obligations thereunder in a specified manner. The share purchase contracts also may require Nortel Networks Corporation to make periodic payments to the holders of the share purchase contracts or vice versa, and such payments may be unsecured or refunded on some basis.

     The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase or equity units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the share purchase contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the share purchase contracts or share purchase or equity units. Material United States and Canadian federal income tax considerations applicable to the holders of the share purchase or equity units and the share purchase contracts will also be discussed in the applicable prospectus supplement.

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

                              PLAN OF DISTRIBUTION

     Nortel Networks Corporation and Nortel Networks Limited may sell the securities described in this prospectus to or through underwriters, agents or dealers or directly to institutional purchasers or to a single purchaser.

     The applicable prospectus supplement will identify or describe:

     - any underwriters, agents or dealers;

     - their compensation;

     - the net proceeds to the relevant issuer;

     - the purchase price of the securities;

     - the initial public offering price of the securities; and

     - any exchange on which the securities are listed or to which application will be made to list the securities.

     Nortel Networks Corporation and Nortel Networks Limited may designate agents to solicit purchases for the period of their appointment to sell securities on a continuing basis. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

     If underwriters are used for a sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to various conditions precedent and the underwriters will be obligated to purchase all the relevant securities offered if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the relevant prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

     One or more firms, referred to as "remarketing firms", may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Nortel Networks Corporation and Nortel Networks Limited, and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities. If required by applicable securities laws, this prospectus and an applicable prospectus supplement may also be delivered in connection with the exercise by a holder of an early settlement option or similar feature of share purchase or similar contracts.

     Underwriters named in a prospectus supplement are deemed to be "underwriters" within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from Nortel Networks Corporation and Nortel Networks Limited and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Nortel Networks Corporation and Nortel Networks Limited may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. Underwriters, agents and dealers may engage in transactions with or perform services for Nortel Networks Corporation and Nortel Networks Limited or their respective subsidiaries and affiliates in the ordinary course of their businesses.

     Unless indicated in the applicable prospectus supplement, the issuers do not expect to apply to list the securities on a securities exchange, except for the common shares of Nortel Networks Corporation, which are listed on the New York Stock Exchange and the Toronto Stock Exchange.

     The securities described in this prospectus will not be offered or sold in or to a resident of Canada in contravention of the securities laws of Canada or any province or territory thereof.

                           VALIDITY OF THE SECURITIES

     The validity of the securities described in this prospectus will be passed upon for Nortel Networks Corporation and Nortel Networks Limited by Nicholas J. DeRoma, Chief Legal Officer of each of these corporations. Nortel Networks Corporation and Nortel Networks Limited have also been represented by Cleary, Gottlieb, Steen & Hamilton, New York, New York with respect to certain matters under United States law. Certain matters under United States law will be passed upon for any underwriters or agents, as the case may be, by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Individually and together with members of his family, Mr. DeRoma owns, has options to purchase and has other interests in Nortel Networks Corporation's common shares.

                                    EXPERTS

     The consolidated financial statements and the related financial statements schedule prepared in accordance with accounting principles generally accepted in the United States of America and audited in accordance with auditing standards generally accepted in the United States of America incorporated in this prospectus by reference from Nortel Networks Corporation's Current Report on Form 8-K dated May 13, 2002 and Nortel Networks Corporation's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such Firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statements schedule prepared in accordance with accounting principles generally accepted in the United States of America and audited in accordance with auditing standards generally accepted in the United States of America incorporated in this prospectus by reference from Nortel Networks Limited's Current Report on Form 8-K dated May 13, 2002 and Nortel Networks Limited's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such Firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements prepared in accordance with Canadian generally accepted accounting principles and audited in accordance with Canadian generally accepted auditing standards incorporated in this prospectus by reference from Nortel Networks Corporation's Current Report on Form 8-K dated May 13, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such Firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements prepared in accordance with Canadian generally accepted accounting principles and audited in accordance with Canadian generally accepted auditing standards incorporated in this prospectus by reference from Nortel Networks Limited's Current Report on Form 8-K dated May 13, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such Firm given upon their authority as experts in accounting and auditing.

     The financial statements of Nortel Networks S.A. incorporated in this prospectus by reference from Nortel Networks Corporation's and Nortel Networks Limited's Current Reports on Form 8-K dated May 13, 2002 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such Firm given upon their authority as experts in accounting and auditing.

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                             (NORTEL NETWORKS LOGO)